     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1998


                                                      REGISTRATION NO. 333-44967
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           OMEGA PROTEIN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  NEVADA                                       0912                                     76-0562134
       (STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)


                        1717 ST. JAMES PLACE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 940-6100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                          JOSEPH L. VON ROSENBERG III
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           OMEGA PROTEIN CORPORATION
                        1717 ST. JAMES PLACE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 940-6100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    GORDON E. FORTH, ESQ.                                              NEIL GOLD, ESQ.
         WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP                             FULBRIGHT & JAWORSKI L.L.P.
                      44 EXCHANGE STREET                                               666 FIFTH AVENUE
                  ROCHESTER, NEW YORK 14614                                        NEW YORK, NEW YORK 10103

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                      PROPOSED               AMOUNT OF
                      TITLE OF EACH CLASS OF SECURITIES                           MAXIMUM AGGREGATE        REGISTRATION
                               TO BE REGISTERED                                   OFFERING PRICE(1)           FEE(2)
Common Stock, par value $.01 per share........................................      $147,200,000              $43,424



(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a).


(2) A registration fee of $32,568 was previously paid at the time of the filing of the Registrant's Form S-1 on January 27, 1997 (SEC File No. 333-44967).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION -- DATED APRIL 1, 1998


PROSPECTUS
--------------------------------------------------------------------------------


                                8,000,000 Shares
                                     [Logo]

                                  Common Stock
--------------------------------------------------------------------------------



Of the 8,000,000 shares of common stock, par value $.01 per share (the 'Common Stock'), offered hereby, 4,000,000 shares are being sold by Omega Protein Corporation (the 'Company'), which, prior to this offering (the 'Offering'), was a wholly-owned subsidiary of Zapata Corporation ('Zapata' or the 'Selling Stockholder') and 4,000,000 shares are being offered by the Selling Stockholder. The Company will not receive any proceeds from the sale of shares of Common Stock being sold by the Selling Stockholder. See 'Principal and Selling Stockholders.'



Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $14 and $16 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been authorized for listing on the New York Stock Exchange ('NYSE') under the symbol 'OME.'



Zapata will own 66.2% of the Common Stock outstanding after the Offering (62.1% if the Underwriters' over-allotment options are exercised in full) and, as a result, will have the ability to control the outcome of all matters submitted to a vote of the Company's stockholders, including the election of directors. See 'Principal and Selling Stockholders.'


SEE 'RISK FACTORS' ON PAGES 6 TO 10 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                     Underwriting                                   Proceeds to
                                Price to             Discounts and           Proceeds to              Selling
                                 Public             Commissions(1)           Company(2)           Stockholder(2)
Per Share...............            $                      $                      $                      $
Total(3)................            $                      $                      $                      $

(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'


(2) Before deducting expenses payable by the Company, estimated to be $500,000, and expenses payable by the Selling Stockholder, estimated to be $500,000.



(3) The Company and the Selling Stockholder have granted the Underwriters 30-day over-allotment options to purchase, in the aggregate, up to 1,200,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the
    Underwriters, the total Price to Public will be $         , the total
    Underwriting Discounts and Commissions will be $           , the total
    Proceeds to Company will be $            and the total Proceeds to Selling
    Stockholder will be $            . See 'Underwriting.'

--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and the Selling Stockholder and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters will be made through the facilities of the Depository Trust Company, New York, New York
on or about                , 1998.

PRUDENTIAL SECURITIES INCORPORATED                      DEUTSCHE MORGAN GRENFELL


April   , 1998

                                   [PHOTO]

                    Menhaden, the Company's raw material.

                                   [PHOTO]

                       One of the Company's 66 steamers.

                                    [MAP]

                       Location of the Company's operations


CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and information under 'Risk Factors.' All references to the Common Stock in this Prospectus reflect the 19,676-for-one stock conversion effected in the Company's January 26, 1998 reincorporation merger effected with Marine Genetics, Inc. Unless otherwise indicated, (i) all information in this Prospectus assumes that the Underwriters' over-allotment options will not be exercised, (ii) all references in this Prospectus to the 'Company' mean Omega Protein Corporation and its consolidated subsidiaries,
(iii) all references to a 'Fiscal' year refer to the 12 month period ended September 30 of such year and (iv) all references to tons with respect to fish catch, fish meal and fish solubles are to short tons and all references to tons with respect to oil are to metric tons.


                                  THE COMPANY

     Omega Protein Corporation is the largest U.S. producer of protein-rich meal and oil derived from marine sources. The Company markets a variety of products derived from menhaden, a fish found in commercial quantities in coastal waters off the U.S. mid-Atlantic and Gulf coasts. These products include regular grade and value-added specialty fish meals, crude and refined fish oils and fish solubles. The Company's fish meal products are used as protein additives by animal feed manufacturers and by commercial livestock and poultry farmers. Fish meal derived from menhaden generally possesses a higher protein content and a superior amino acid profile than other fish meal produced in the U.S. The Company's fish oil is used in hydrogenated form by European commercial food processors in margarine and other shortenings. Due to its content of nutritionally important omega-3 fatty acids, the oil is also used in Europe in non-hydrogenated form as a nutritional supplement in foods such as bread, soup and beverages. In its crude form, the Company's fish oil is used in aquaculture feeds and certain industrial applications. Fish solubles are sold as protein additives for animal feed and as organic fertilizers.

     The Company is the largest U.S. harvester and processor of menhaden. The menhaden catch is processed in one of the Company's five plants (one of which was recently acquired) located in Virginia, Mississippi and Louisiana. The Company's processing operations are vertically integrated and include 66 fishing vessels and 44 spotter aircraft. In Fiscal 1997, the Company processed approximately 507,358 tons of menhaden (representing approximately 54% of the total menhaden harvested in the U.S.) into approximately 124,985 tons of fish meal, 71,562 tons of fish oil and 16,531 tons of fish solubles. During Fiscal 1997, the Company produced approximately 43% of all fish meal and approximately 58% of all fish oil produced in the U.S. See 'Business -- Product Lines' and ' -- Harvesting and Processing.'


     For Fiscal 1997, the Company reported revenues of $117.6 million and operating income of $18.2 million. Between Fiscal 1993 and Fiscal 1997 operating income increased at a compound annual growth rate of 43%. On a pro forma basis adjusted for the sale of the Company's milling business as of October 1, 1996, the Company had revenues of $85.6 million and operating income of $18.0 million in Fiscal 1997. During the first quarter of Fiscal 1998, the Company had revenues of $29.5 million and operating income of $9.1 million. See 'Pro Forma Unaudited Consolidated Statement of Operations Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' In early Fiscal 1998, the Company acquired certain operating assets of American Protein, Inc. and Gulf Protein, Inc., two of the four other remaining menhaden harvesters. The Company anticipates that these acquisitions will enhance its harvesting and processing capabilities. See 'Company History and Recent Transactions.'


     The feeding practices utilized by certain livestock farmers have become increasingly complex, requiring specific combinations of proteins, amino acids and fats to be fed to animals so as to maximize the feed to weight gain ratio and minimize the overall cost to raise an animal from birth to production. For example, the Company's fish meal is sold to, among others, (i) dairy feed manufacturers seeking to increase milk production per cow; (ii) turkey feed and swine feed manufacturers seeking to improve feed efficiency, increase weight gain and shorten time to market; and (iii) pet food manufacturers and aquaculture farmers seeking consistency of texture and taste for their feed. A growing portion of the Company's meal production is dedicated to higher priced specialty meals marketed under its Company-owned brands, Sea-Lac and Special Select. These specialty meals are designed for specific animal feed applications, are more easily digestible and allow for greater protein absorption than most other competing protein feed additives. See
'Business -- Industry Overview.'

     In June 1997, the Food and Drug Administration (the 'FDA') approved the use of refined (non-hydrogenated) menhaden oil for human consumption in the U.S. Menhaden oil is the only non-hydrogenated fish oil approved by the FDA for human consumption. Menhaden oil contains omega-3 fatty acids, which studies have linked to the prevention and treatment of certain diseases, including hypertension, cardiovascular disease, cancer and arthritis. The Company believes that this recent development presents significant domestic market opportunities for its menhaden oil.


     The Company's strategy is to continue to enhance its position as the leading domestic supplier of value-added marine protein products (such as Special Select and Sea-Lac) and oil products, to become the leading domestic supplier of omega-3 rich oil for human consumption and to broaden its international presence. To achieve these objectives, the Company has established the following strategies: (i) focus on the development of value-added products;
(ii) exploit the U.S. market for omega-3 fatty acids; (iii) maintain its status as the largest U.S. source of marine-derived protein products and oils; and (iv) expand its presence in the protein additives industry through future acquisition of other producers of animal-derived protein products in the U.S. and abroad. Although the Company is currently evaluating various acquisition opportunities, as of the date of this Prospectus, the Company has no pending plans, agreements, understandings, negotiations or arrangements with respect to any material acquisitions. See 'Business -- Business Strategy.'


     The Company is a wholly-owned subsidiary of Zapata and is the successor by merger to the businesses previously conducted by Marine Genetics Corporation (formerly known as Zapata Protein, Inc.) and its subsidiaries. See 'Company History and Recent Transactions.' The Company was formed under the laws of the State of Nevada on January 23, 1998. Its executive offices are located at 1717 St. James Place, Suite 550, Houston, Texas 77056, and its telephone number is
(713) 940-6100.

                                  THE OFFERING


Common Stock Offered by the Company..............................................  4,000,000 shares
Common Stock Offered by the Selling Stockholder..................................  4,000,000 shares
Common Stock to be Outstanding after the Offering................................  23,676,000 shares (1)
Use of Proceeds by the Company...................................................  To repay indebtedness to Zapata and to a bank and for general corporate purposes,
                                                                                   including working capital and
                                                                                   acquisitions. See 'Use of Proceeds.'
NYSE Symbol......................................................................  OME


------------
(1) Excludes options to purchase an aggregate of 4,220,000 shares of Common Stock authorized under the Company's 1998 Long-Term Incentive Plan (the '1998 Incentive Plan') and the Company's Non-Management Directors Plan ('Directors Option Plan'), of which options to purchase 1,657,360 shares of Common Stock have been granted at $12.75 per share under the 1998 Incentive Plan and options to purchase 582,400 shares of Common Stock have been granted at $12.75 per share under the Directors Option Plan. See 'Management -- Stock Option Plans.'

                                  RISK FACTORS

     Investors should consider the risk factors involved in connection with an investment in the Common Stock and the impact to investors from various events that could adversely affect the Company's business, including, among others, the Company's dependence on menhaden as its single natural resource, the effect on the prices for the Company's products caused by worldwide supply and demand relationships for competing products, government regulations, restrictions on foreign ownership required for the Company to maintain its fishing licenses in U.S. jurisdictional waters, risk associated with the Company's attempts to exploit the domestic market for omega-3 fatty acids, fluctuation of quarterly results, and control of the Company by Zapata after the Offering. For a more complete discussion of these and other risk factors affecting the Company and its business, see 'Risk Factors.'
                            ------------------------
     Special Select'tm' and Sea-Lac'r' are trademarks of the Company.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)


                                                     YEAR ENDED SEPTEMBER 30,
                               --------------------------------------------------------------------     THREE MONTHS ENDED
                                                                                    1997                   DECEMBER 31,
                                                                         --------------------------   ----------------------
                               1993(1)   1994(2)      1995     1996(1)     ACTUAL      PRO FORMA(3)     1996        1997(4)
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
                                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues.................... $58,565   $ 96,614   $ 94,959   $93,609    $ 117,564      $ 85,599      $25,623(5)   $29,503
  Gross Profit................  8,100      (2,142)     9,837   15,194        23,818        23,644        4,817       10,229
  Operating income (loss).....  4,295      (6,896)     5,904   10,504        18,205        18,031        3,792        9,075
  Interest expense............   (818 )      (687)    (1,102)    (995 )        (592)         (527)        (202)        (379)
  Other (expense) income......   (148 )       114        116     (118 )      (1,328)         (791)          (1)         (13)
  Income (loss) before income
    taxes.....................  3,329      (7,469)     4,918    9,391        16,285        16,713        3,589        8,683
  Net income (loss)........... $2,147    $ (5,220)  $  3,250   $5,928     $  10,425      $ 10,703      $ 2,225      $ 5,312
  Net income (loss) per share
    (basic)...................  $0.11      $(0.27)     $0.17    $0.30         $0.53         $0.54        $0.11        $0.27
  Average common shares
    outstanding............... 19,676      19,676     19,676   19,676        19,676        19,676       19,676       19,676

  Net income (loss) per share
    (diluted).................  $0.11      $(0.27)     $0.17    $0.30         $0.53         $0.54        $0.11        $0.27
  Average common shares and
    common share equivalents
    outstanding............... 19,676      19,676     19,676   19,676        19,676        19,676       19,676       19,676
SELECTED OPERATING DATA:
  Fish catch (tons)(6)........ 500,088    685,377    512,517   458,917      507,358                     70,082      107,535
  Sales (tons)
    Fish meal:
      Regular grade meal...... 77,896     133,515    108,435   61,494        51,995                      8,483       10,429
      Special Select.......... 27,558      30,568     37,084   38,964        47,217                     11,018       14,053
      Sea-Lac.................  5,127       7,576      7,790    9,379        13,917                      3,147        3,501
    Oil:
      Refined.................  5,392       7,249      8,447    8,814         9,747                      2,665        1,923
      Crude................... 36,659      76,302     79,644   52,257        44,007                     12,300       22,329
    Solubles..................  7,656      15,842     16,879   19,988        18,733                      4,479        3,929
  Average selling price per
    ton:
    Fish meal:
      Regular grade meal...... $  350    $    329   $    329   $  383     $     457                    $   436      $   470
      Special Select..........    445         403        405      495           547                        542          589
      Sea-Lac.................    397         367        370      431           509                        501          528
    Oil:
      Refined................. $  470    $    423   $    448   $  510     $     529                    $   502      $   552
      Crude...................    320         300        321      390           424                        410          539
    Solubles..................    173         162        157      163           191                        173          209



                                                                                                          DECEMBER 31, 1997
                                                                                                      --------------------------
                                                                                                       ACTUAL     AS ADJUSTED(7)
                                                                                                      --------    --------------
                                                                                                             (UNAUDITED)

BALANCE SHEET DATA:
    Working capital................................................................................   $ 36,898       $ 62,460
    Total assets...................................................................................    130,620        150,581
    Total debt.....................................................................................     40,938         10,758
    Stockholders' equity...........................................................................     69,666        124,966


------------
(1) In August 1993, the Company acquired a 60% equity interest in Venture Milling Company, which was involved in the milling of animal feeds and protein ingredients for the poultry, hog and dairy industries. In March 1996, the Company acquired the remaining 40% of Venture Milling Company's equity.
(2) Includes a non-recurring charge of $12.3 million related to a write-down of the Company's assets to estimated fair value which was computed in connection with the Company's contemplated sale in Fiscal 1994.
(3) Gives effect to the September 16, 1997 sale by Venture Milling Company of substantially all of its assets as if such sale occurred on October 1, 1996. See 'Company History and Recent Transactions' and 'Pro Forma Unaudited Consolidated Statement of Operations Data.'

(4) In November 1997, the Company acquired certain assets from American Protein, Inc. and Gulf Protein, Inc. See 'Company History and Recent Transactions.' The Company operated the 10 vessels acquired from American Protein, Inc. through the end of the mid-Atlantic coast fishing season. The Company did not operate any of the Gulf Protein, Inc. vessels since the 1997 Gulf Coast fishing season had ended prior to the closing of that transaction.


(5) Includes $7.0 million of revenues from the operations of Venture Milling Company.


(6) Fish catch has been converted to short tons using the conversion ratio recognized for the menhaden species by the U.S. Department of Commerce National Oceanic and Atmospheric Administration, National Marine Fisheries Service ('NMFS'). NMFS uses a conversion of 670 pounds per 1,000 fish. Pounds are converted into short tons by dividing the total pounds of fish catch by 2,000 (the 'NMFS fish catch conversion ratio').


(7) As adjusted to give effect to the sale by the Company of 4,000,000 shares of Common Stock at at an assumed initial public offering price of $15.00 per share, the midpoint of the filing range (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), and the application of the estimated net proceeds therefrom, including the application of a portion of the $55.3 million in the Company's net proceeds to the repayment of $33.3 million of indebtedness to Zapata (of which $5.2 million are current maturities of long-term debt) and the repayment of $2.1 million of bank indebtedness (of which $442,000 are current maturities of long-term debt).

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information presented in this Prospectus, in connection with an investment in shares of Common Stock offered hereby.

     When used in this Prospectus, the words 'may,' 'will,' 'expect,' 'anticipate,' 'continue,' 'estimate,' 'project,' 'intend' and similar expressions are intended to identify forward-looking statements regarding among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the Company's business and growth strategies; (iii) the use of the net proceeds to the Company from the Offering; (iv) trends in the animal feed, protein additives, refined and crude oil and organic fertilizer industries; (v) government regulations; and (vi) the Company's financing plans. Prospective investors are cautioned that any forward-looking statements are not assurances or guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, and under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operation' and elsewhere in this Prospectus.

     DEPENDENCE ON SINGLE NATURAL RESOURCE. The Company's primary raw material is menhaden. The Company's business is dependent on its annual menhaden harvest in ocean waters along the U.S. mid-Atlantic and Gulf coasts. The Company's annual menhaden harvest is subject to fluctuation due to natural conditions such as varying fish population, adverse weather conditions and disease. The Company has no control over these conditions and accordingly, there can be no assurance that the Company will be able to meet its annual raw material requirements in any year. A failure to harvest menhaden in sufficient numbers and in a timely manner would have a material adverse effect on the Company's business, results of operations and financial condition.

     COMPETITION AND PRICE. The marine protein and oil business is subject to significant competition from vegetable and animal protein and oil products, such as soybean meal and oil, palm oil, spray dried blood meal, bone meal and feather meal. The price for fish meal generally bears a relationship to prevailing soybean meal prices, while prices for fish oil used as a replacement for vegetable fats and oils usually bear a relationship to prices for these alternative fats and oils. In addition, to a lesser extent, the Company competes with international marine protein and oil producers located principally in Scandinavia and South America. The prices for the Company's products are significantly influenced by worldwide supply and demand relationships over which the Company has no control and which tend to fluctuate to a significant extent over the course of a year and from year to year. During the past three years, worldwide prices for protein additives and oils have steadily increased, reaching historic highs during Fiscal 1997 and the first quarter of Fiscal 1998. There can be no assurance that the favorable pricing environment of the last three years will continue. See 'Business -- Competition.'

     GOVERNMENT REGULATIONS. Certain states have enacted legislation and regulations that prohibit, limit or restrict menhaden fishing within their jurisdictional waters. In addition, certain states regulate the length of the fishing season. Violations of these laws and regulations can result in substantial penalties, ranging from fines to seizure of catch and vessels. The Company's operations are also subject to federal, state and local laws and regulations relating to the protection of the environment and the health and safety of its employees. Failure by the Company to continue to comply with applicable laws and regulations could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that new laws and regulations, or stricter interpretations of existing laws or regulations, will not materially adversely affect the Company's business or results of operations in the future. See 'Business -- Harvesting and Processing' and ' -- Regulation.'

     RESTRICTION ON FOREIGN OWNERSHIP. Certain federal regulations related to the Company's harvesting activities restrict the total percentage of the Company's capital stock which may be held by non-U.S. citizens to less than 50% of the Company's outstanding capital stock and voting stock. The Company has established procedures that must be followed in the purchase, sale or other transfer of the Company's common stock. The Company's failure at any time to maintain the U.S. citizenship ownership requirements would result in the loss of the Company's ability to harvest menhaden in U.S.

jurisdictional waters. Such a loss would have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Regulation' and 'Description of Capital Stock -- Foreign Ownership Restrictions.'

     RISKS ASSOCIATED WITH NEW BUSINESS VENTURES. In June 1997, the FDA approved the sale of refined (non-hydrogenated) menhaden oil for use in edible products in the U.S. The Company intends to sell refined (non-hydrogenated) menhaden oil to food processors who will incorporate it into their products for human consumption in the U.S. and, therefore, it is subject to risks inherent with a new business venture such as the unproven market for this product and the need to train its sales and marketing staff. There can be no assurance that the Company will be able to profitably sell menhaden oil in the U.S. for human consumption or that it will not incur losses in attempting to do so.

     RISKS ASSOCIATED WITH ACQUISITION STRATEGY. A significant element in the Company's growth strategy is the acquisition of additional businesses to expand the geographic and product markets in which it competes. The Company recently acquired certain assets from two competitors. See 'Company History and Recent Transactions.' There can be no assurance that the Company will be successful in integrating these assets into its operations or be able to sell profitably the increased production it anticipates from utilization of these assets. There also can be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates and their owners, that the Company will be able to profitably manage future businesses it acquires or successfully integrate future businesses it acquires into the Company without substantial costs, delays or other problems. In addition, acquisitions may involve a number of special risks, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; and unanticipated problems or legal liabilities. Some or all of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. There can also be no assurance that any debt or equity financing needed for future acquisitions can be obtained or that, if obtained, such financing will be on terms that are favorable to the Company or sufficient for the Company's needs. If the Company is unable to obtain sufficient financing, it may be unable to fully implement its acquisition strategy.


     SEASONALITY AND FLUCTUATION OF QUARTERLY RESULTS. The Company's menhaden harvesting and processing business is seasonal. The Company generally has higher sales during the harvesting season (which includes the third and fourth quarters of each Fiscal year) due to increased availability, but prices during the harvesting season tend to be lower than during the off-season. As a result, the Company's quarterly operating results have fluctuated in the past and may fluctuate in the future. Fluctuations caused by variations in quarterly operating results may affect the market price of the Common Stock. In addition, from time to time the Company defers sales of inventory based on worldwide prices for competing products which may affect comparable period comparisons. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results.'


     DEPENDENCE ON KEY PERSONNEL. The Company's performance is substantially dependent on the efforts of its executive officers and certain key employees. The Company intends to enter into employment agreements with its key executive officers prior to the consummation of this Offering, but does not carry insurance on the life of any of its executive officers. The loss of the services of the Company's key officers could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management.'

     DEPENDENCE ON LABOR FORCE. The Company's operations are labor intensive. The Company's menhaden harvesting operations depend in large part upon its ability to attract, motivate and retain vessel captains and crew members. From time to time, the Company has experienced shortages of qualified personnel for these positions. There can be no assurance that the Company will be able to attract and retain sufficient numbers of vessel captains and crew members to operate efficiently or that the Company's labor expense will not increase as a result of labor shortages or increased labor expense in this area. Such labor shortages or increased labor expenses could materially adversely affect the Company's business, results of operations and financial condition.


     RISKS RELATED TO INTERNATIONAL SALES AND EXPANSION. Approximately 25.1% of the Company's pro forma Fiscal 1997 revenues were derived from sales outside of the U.S., principally in Europe and

Canada. Presently all of the Company's international sales are denominated in U.S. dollars and are not directly affected by fluctuations in the value of local currencies. The competitive position of the Company's products are affected by the strength of the U.S. dollar relative to the strength of local currencies of the countries in which its products are sold. The Company's international sales, which generally consist of fish oil sales, are also subject to various tariffs and duties. See 'Business -- International Sales.' Further, an element of the Company's strategy is to pursue growth opportunities in international markets, including acquisitions in South America and sales to Asia and Mexico. These activities are or will be exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and international trade, including changes in the law and policies that govern foreign investment and international trade in such countries, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign investment and trade. Changes of tax or other laws, partial or total expropriation, currency exchange rate fluctuations and restrictions on currency repatriation, the disruption of labor, political disturbances, insurrection or war and the effect of requirements of partial local ownership of operations in certain countries could have a material adverse effect on the Company's business, results of operations or financial conditions.



     CONTROL BY ZAPATA. Upon completion of the Offering, Zapata will own approximately 66.2% (approximately 62.1% if the Underwriters' over-allotment options are exercised in full) of the shares of Common Stock outstanding. Accordingly, Zapata will have the ability to elect all the members of the Board of Directors of the Company (the 'Company's Board') and otherwise control the management and affairs of the Company. Malcolm Glazer, through the Glazer Family Limited Partnership, is the beneficial owner of approximately 45% of Zapata's issued and outstanding voting common stock. Malcolm Glazer and his son, Avram Glazer, are members of the Company's Board. The ability of Zapata and through Zapata, the Glazers, to control the Company could have a material adverse effect on the market price for shares of Common Stock. See 'Principal and Selling Stockholders' and 'Shares Eligible For Future Sale.'


     CONFLICTS OF INTEREST. In the future, conflicts of interest may arise between Zapata and the Company in a number of areas relating to their past and present relationships in which Zapata and the Glazers could exercise their control to determine the outcome. Potential conflicts include future acquisitions of businesses or properties, other business opportunities, the election of new or additional directors, the payment of dividends, incurring indebtedness, tax matters, financial commitments, registration rights and issuance of capital stock of the Company. Any officer or director of Zapata who serves as a director of the Company, such as Malcolm Glazer and Avram Glazer, may have conflicts of interest in addressing business opportunities and strategies as to which Zapata's and the Company's interest differ. There can be no assurance that any such conflict of interest will be resolved in favor of the Company.

     The Company and Zapata intend to enter into certain agreements prior to the consummation of the Offering. The agreements, which become effective on the completion of the Offering, define the relationship between the Company and Zapata generally with respect to indemnification and contribution for any losses arising out of this Offering as a result of securities law violations, restrictions on Zapata harvesting menhaden or engaging in the fish meal and oil business following the closing of this Offering, corporate services, taxes, real estate, and registration rights. As a result of Zapata's ownership interest in the Company, the terms of such agreements were not the result of arm's-length negotiations. Reimbursement for ongoing services provided by the Company to Zapata will be at the Company's estimated cost. There can be no assurance that such agreements, or the transactions provided for therein, will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. See 'Management -- Board Committees' and 'Certain Transactions and Arrangements Between the Company and Zapata.'

     LIABILITIES AS A MEMBER OF CONSOLIDATED TAX GROUP. The Company has been and will continue to be through the closing of the Offering, a member of Zapata's consolidated tax group under federal income tax law. Following the consummation of this Offering, the Company will no longer be a member of Zapata's consolidated tax group for federal income tax purposes. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules may apply under state income tax laws. Although Zapata and the Company intend to enter into a Tax Indemnity Agreement prior to the consummation of the Offering, if Zapata or members of its consolidated tax group (other than the Company and its subsidiaries) fail to pay tax liabilities arising prior to the time that the Company is no longer a member of Zapata's consolidated tax group or during the tax period including the date on which the Offering is consummated, the Company could be required to make payments in respect of these tax liabilities and such payments could materially adversely affect the Company's business, results of operations and financial condition. See 'Certain Transactions and Arrangements Between the Company and Zapata -- Tax Indemnity Agreement.'


     POTENTIAL LEGAL LIABILITY. The Company is subject to the Jones Act which permits seamen and their personal representatives and certain close family members to recover damages if the seaman has been injured due to the negligence of the Company or to the negligence of the seaman's fellow employees. Damages are allowed for compensation of past and future loss of income, expenses of medical care, pain and suffering and disability. The Company participates in an insurance program that provides coverage for liability of the Company under the Jones Act up to certain limits. There can be no assurance, however, that the Company's insurance will be adequate to cover all potential claims under the Jones Act. See 'Business -- Insurance.'


     POTENTIAL EFFECT OF ANTITAKEOVER PROVISIONS. Certain provisions of the Company's Articles of Incorporation and By-Laws, as well as the Nevada Corporation Law could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving the Company, even if such events could be viewed as beneficial by the Company's stockholders. The Company's Board is empowered to issue preferred stock in one or more series without stockholder action. Any issuance of this 'blank-check' preferred stock could materially limit the rights of holders of the Common Stock and render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Articles of Incorporation and By-Laws contain a number of provisions which could impede a takeover or change in control of the Company, including, among other things, staggered terms for members of the Company's Board, the requiring of two-thirds vote of stockholders to amend certain provisions of the Articles of Incorporation or the inability after Zapata no longer owns a majority of the Company's Common Stock to take action by written consent or to call special stockholder meetings. Certain provisions of the Nevada Corporation Law to which the Company may become subject at some time in the future could also discourage takeover attempts that have not been approved by the Company's Board. See 'Description of Capital Stock -- Antitakeover Effects of Certain Provisions of the Articles of Incorporation and By-Laws.'



     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, the Company will have 23,676,000 shares of Common Stock outstanding (24,276,000 if the Underwriters' over-allotment options are exercised in full). Of these shares, the 8,000,000 shares offered hereby (9,200,000 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradeable without restriction or requirement of future registration under the Securities Act of 1933, as amended (the 'Securities Act'). All of the remaining outstanding shares of Common Stock will continue to be held by Zapata and are 'restricted securities' as that term is defined by Rule 144 promulgated under the Securities Act. Such shares will be eligible for sale beginning upon expiration of the lock-up agreement described below, subject to the manner of sale, volume, notice and information requirements of Rule 144. The Company, its officers and directors and the Selling Stockholder have agreed that they will not, for a period of 180 days (360 days in the case of the Selling Stockholder) from the date of this Prospectus, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any Common Stock, or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreement does not prevent the Company from (i) granting additional options under the Company's 1998 Incentive Plan or the Directors Option Plan and (ii) issuing stock in connection with an acquisition if the recipient agrees to the same 180 day restriction on resale. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.

     The Company has outstanding options to purchase 2,239,760 shares of Common Stock, all of which vest ratably over a three year period following the grant date of January 26, 1998. Within 365 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering such shares of Common Stock (including the shares subject to outstanding options that have been reserved for issuance under its stock option plans) thus permitting the resale of such shares in the public market without restriction under the Securities Act (provided they are not held by affiliates). Further, the Company has granted certain registration rights to Zapata with respect to shares of Common Stock it will retain after the Offering that will effectively allow Zapata to sell all of its shares of Common Stock approximately one year after the Offering and to participate as a selling stockholder, subject to certain limitations, in future public offerings of Common Stock by the Company. Although no prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time, sale of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See 'Description of Capital Stock,' 'Shares Eligible for Future Sale' and 'Certain Transactions and Arrangements between the Company and Zapata -- Registration Rights Agreement.'



     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of shares of Common Stock in the Offering will experience an immediate and substantial dilution in the net tangible book value of each share of Common Stock of $9.76 per share based upon an assumed initial public offering price of $15.00 per share, the mid-point of the filing range. See 'Dilution.'


     DIVIDEND POLICY. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying dividends on its Common Stock in the foreseeable future. Payment of dividends on Common Stock will be subject to restrictions contained in the Company's credit facilities.


     DISCRETION IN APPLICATION OF PROCEEDS. The Company intends to utilize approximately $19.9 million, representing approximately 36.0% of the Company's estimated net proceeds from the Offering, for general corporate purposes, including working capital. The Company may also allocate funds for potential acquisitions. The Company does not have any current or pending arrangements, understandings, negotiations or agreements with respect to any potential acquisitions and there can be no assurance that any such transaction will be consummated. Accordingly, the Company will have broad discretion as to the application of such proceeds. See 'Use of Proceeds.'


     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained upon completion of the Offering. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholder and the representatives of the Underwriters based upon a number of factors, including market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The initial public offering price may not be indicative of the market price of the Common Stock following completion of the Offering. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, changes in worldwide prices for protein additives or vegetable oils, general trends in the animal feed, protein ingredients, edible oil, and organic fertilizer industries, changes in government legislation and regulation, overall market conditions or other factors. In addition, the stock markets historically have experienced extreme price and volume fluctuations which may affect the market price of the Common Stock in a manner unrelated or disproportionate to the operating performance of the Company. These market fluctuations may adversely affect the market price of the Common Stock. See 'Underwriting.'

                    COMPANY HISTORY AND RECENT TRANSACTIONS

HISTORY

     The Company is the successor by merger to Marine Genetics Corporation (formerly known as Zapata Protein, Inc.), a Delaware corporation, which was formed in March 1994 to act as the holding company for Omega Protein, Inc. (formerly known as Zapata Protein (USA), Inc.), Omega Protein, Inc., which is the operating entity for the Company's current businesses, was formed in Virginia in October 1986, and is the successor to businesses conducted since 1913. The Company has a number of direct and indirect subsidiaries.

     The Company and its predecessors have been a wholly-owned subsidiary of Zapata, a publicly traded company which has shares listed on the New York Stock Exchange, Inc. ('NYSE'), since 1973 when Zapata acquired the Company's operations. In Fiscal 1997, Zapata contributed as capital to the Company $41.9 million of intercompany indebtedness owed to Zapata by the Company. Prior to the consummation of the Offering, the Company and Zapata intend to enter into a Separation Agreement, Tax Indemnity Agreement, Registration Rights Agreement, Administrative Services Agreement and Sublease Agreement for the purpose of defining their continuing relationship. See 'Risk Factors -- Conflicts of Interest' and 'Certain Transactions and Arrangements between the Company and Zapata.'

RECENT TRANSACTIONS

     To concentrate on and enhance its core business, the Company recently sold a marginally profitable business and acquired certain assets to increase the Company's harvesting and production capabilities.

     On September 16, 1997, the Company's wholly-owned subsidiary, Venture Milling Company, a Delaware corporation ('Venture Milling'), sold substantially all of its assets to an unrelated third party (the 'Venture Milling Disposition'). Venture Milling was primarily in the business of blending different animal protein products (i.e., fish meal, blood meal and feather meal) for sale to producers of feed for broilers and other animals with low nutritional requirements. Venture Milling had annual revenues and operating income (loss) of $32.0 million and $174,000, respectively, in Fiscal 1997, $17.5 million and ($122,000), respectively, in Fiscal 1996 and $8.1 million and ($115,000), respectively, in Fiscal 1995. The Venture Milling Disposition resulted in a $531,000 pre-tax loss to the Company in Fiscal 1997 and did not have a material impact on the Company's balance sheet since Venture Milling leased most of the assets employed in its operations.

     On November 3, 1997, the Company acquired for $14.5 million in cash, the fishing and processing assets of American Protein, Inc. ('American Protein'), which operated 10 steamers and a menhaden processing plant in the Chesapeake Bay area (the 'American Protein Acquisition'). American Protein's facilities were located in close proximity to the Company's Reedville, Virginia facility. Shortly after closing this acquisition, the Company closed the American Protein plant and began integrating its assets into the Company's existing operations.

     On November 25, 1997, the Company purchased the fishing and processing assets of Gulf Protein, Inc. ('Gulf Protein'), which included six steamers, five spotter planes and the processing equipment at the Gulf Protein plant located near Morgan City, Louisiana, for $13.6 million in cash and the assumption of $883,000 in long-term liabilities (the 'Gulf Protein Acquisition' and, together with the American Protein Acquisition, the 'Recent Acquisitions'). In connection with the Gulf Protein Acquisition, the Company also entered into a five year lease for the Gulf Protein plant at a $220,000 annual rental rate. The Company is currently upgrading this plant's processing capabilities so that it can manufacture specialty meals. The Company intends to begin operations at the Morgan City, Louisiana plant at the start of the 1998 fishing season.

     The Company financed the cash portion of the purchase price for the Recent Acquisitions through loans from Zapata in the aggregate principal amount of $28.1 million. These loans will be repaid with a portion of the proceeds of the Offering.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby (after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company) are estimated to be approximately $55.3 million ($63.6 million if the Underwriters' over-allotment options are exercised in full), assuming an initial public offering price of $15.00 per share, the mid-point of the filing range.


     The Company intends to use approximately: (i) $33.3 million to repay the Company's indebtedness to Zapata outstanding as of December 31, 1997 and (ii) $2.1 million to repay bank indebtedness outstanding as of December 31, 1997. Of the $33.3 million of intercompany indebtedness to be repaid to Zapata, $28.1 million was incurred to fund the cash portion of the purchase price for the Recent Acquisitions and the balance was primarily incurred to pay the Company's federal income taxes. The Zapata intercompany indebtedness incurred in connection with the Recent Acquisitions bears interest at 8.5% per annum and matures in November 2002. The balance of the intercompany indebtedness does not bear interest. The $2.1 million of bank indebtedness was incurred to fund working capital needs, bears interest at the bank's prime rate or LIBOR plus 175 basis points, at the Company's election, and matures in August 2002. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.' Management of the Company will have broad discretion concerning the allocation and use of the net proceeds of this Offering remaining after the repayment of indebtedness described above. Management intends to apply these remaining net proceeds to general corporate purposes, including working capital and future acquisitions. Although the Company is currently evaluating various acquisition opportunities, the Company has no current or pending plans, agreements, understandings, negotiations or arrangements with respect to any material acquisition. In addition to repaying indebtedness, the Company's primary purposes in conducting this Offering are to obtain additional equity capital, create a public market for the Common Stock, facilitate future access to the public equity markets and provide increased visibility for the Company.


     Pending application of the net proceeds to the Company from the Offering, the Company intends to invest such net proceeds in interest-bearing, short-term, investment grade securities or guaranteed obligations of the U.S. government.

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

                                DIVIDEND POLICY

     Prior to October 1, 1990, the Company from time to time declared and paid cash dividends to Zapata as its only stockholder. Since October 1, 1990, the Company has not declared or paid any dividends with respect to its Common Stock. The Company currently anticipates that all future retained earnings will be retained by the Company to support its growth strategy. Accordingly, the Company does not anticipate paying cash dividends for the foreseeable future. The payment of any cash dividends will be in the discretion of the Company's Board and will depend upon the Company's results of operations, financial condition, cash requirements, future prospects, contractual restrictions contained in the Company's credit facilities and other factors deemed relevant by the Company's Board. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

                                 CAPITALIZATION


     The following table sets forth the Company's current maturities of long-term debt and capitalization at December 31, 1997 and on an as adjusted basis to give effect to the sale by the Company of 4,000,000 shares of Common Stock at an assumed initial public offering price of $15.00 per share, the mid-point of the filing range (after the deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the estimated net proceeds therefrom as described in 'Use of Proceeds.' The table set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements of the Company appearing elsewhere in this Prospectus.



                                                                                              DECEMBER 31, 1997
                                                                                           -----------------------
                                                                                            ACTUAL     AS ADJUSTED
                                                                                           --------    -----------
                                                                                               (IN THOUSANDS)

Current portion of long-term debt.......................................................      1,540         1,098
                                                                                           --------    -----------
          Total short-term debt.........................................................   $  1,540     $   1,098
                                                                                           --------    -----------
                                                                                           --------    -----------
Long-term debt:
     Bank...............................................................................   $ 11,282     $   9,660
     Parent.............................................................................     28,116        --
                                                                                           --------    -----------
          Total long-term debt..........................................................   $ 39,398     $   9,660
Stockholders' equity:
     Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued.........      --           --
     Common stock, $.01 par value; 80,000,000 shares authorized; 19,676,000 shares
      issued and outstanding; 23,676,000 shares issued and outstanding as adjusted(1)...        197           237
     Capital in excess of par value.....................................................     43,731        98,991
     Reinvested earnings from October 1, 1990(2)........................................     25,738        25,738
                                                                                           --------    -----------
          Total stockholders' equity....................................................     69,666       124,966
                                                                                           --------    -----------
               Total capitalization.....................................................   $109,064     $ 134,626
                                                                                           --------    -----------
                                                                                           --------    -----------


------------

(1) Excludes options to purchase an aggregate of 4,220,000 shares of Common Stock authorized under the 1998 Incentive Plan and the Directors Option Plan, of which options to purchase 1,657,360 shares of Common Stock have been granted at $12.75 per share under the 1998 Incentive Plan and options to purchase 582,400 shares of Common Stock have been granted at $12.75 per share under the Directors Option Plan. See 'Management -- Stock Option Plans.'

(2) See Note 1 to Consolidated Financial Statements.

                                    DILUTION


     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the book value of the Common Stock from the initial public offering price. At December 31, 1997 the net tangible book value of the Company was $68.6 million or $3.49 per share. After giving effect to the sale by the Company of the 4,000,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $15.00 per share, the mid-point of the filing range, and after deducting underwriting discounts and commissions and estimated Offering expenses to be paid by the Company), the Company's net tangible book value will be $123.9 million or $5.24 per share. This represents an immediate increase in net tangible book value of $1.75 per share of Common Stock to the existing stockholder and an immediate and substantial dilution of $9.76 per share of Common Stock to new investors purchasing shares of Common Stock in the Offering. The following table illustrates the dilution per share:



Assumed initial public offering price.........................................................    $15.00
     Net tangible book value before the Offering......................................   $3.49

     Increase attributable to new investors...........................................   $1.75
                                                                                         -----
Net tangible book value after the Offering....................................................    $ 5.24
                                                                                                  ------
Dilution to new investors.....................................................................      9.76
                                                                                                  ------
                                                                                                  ------

                      SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents, for the periods and the dates indicated, selected historical consolidated financial data of the Company. The information presented under the caption 'Statement of Operations Data' for Fiscal 1995, 1996 and 1997 and 'Balance Sheet Data' as of September 30, 1996 and 1997 is derived from, and is qualified by reference to, the Company's audited consolidated financial statements included elsewhere in this Prospectus. The selected financial data for the Company presented under the captions 'Statement of Operations Data' for Fiscal 1993 and 1994 and 'Balance Sheet Data' at September 30, 1993, 1994 and 1995 are derived from the Company's audited consolidated financial statements not included in this Prospectus. The financial information set forth below as of December 31, 1997 and for the three month periods ended December 31, 1996 and 1997, is derived from the Company's unaudited consolidated financial statements, which, in the opinion of management include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations.

     The historical financial data may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated independently of Zapata during the periods covered. The pro forma financial data presented below does not purport to represent what the financial performance of the Company actually would have been had the related transaction occurred on the date referred to below or to project the Company's financial performance or position for any future date. The information set forth below should be read in conjunction with 'Pro Forma Unaudited Consolidated Statement of Operations Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                     YEAR ENDED SEPTEMBER 30,
                               --------------------------------------------------------------------     THREE MONTHS ENDED
                                                                                    1997                   DECEMBER 31,
                                                                         --------------------------   ----------------------
                               1993(1)   1994(2)      1995     1996(1)     ACTUAL      PRO FORMA(3)     1996        1997(4)
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)                        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
    Revenues.................. $58,565   $ 96,614   $ 94,959   $93,609    $ 117,564      $ 85,599      $25,623(5)   $29,503
    Costs of sales............ 50,465      98,756     85,122   78,415        93,746        61,955       20,806       19,274
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
        Gross profit (loss)...  8,100      (2,142)     9,837   15,194        23,818        23,644        4,817       10,229
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
    Selling, general and
      administrative..........  3,805       4,754      3,933    4,690         5,613         5,613        1,025        1,154
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
    Operating income (loss)...  4,295      (6,896)     5,904   10,504        18,205        18,031        3,792        9,075
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
    Interest expense..........   (818 )      (687)    (1,102)    (995 )        (592)         (527)        (202)        (379)
    Other (expense) income....   (148 )       114        116     (118 )      (1,328)         (791)          (1)         (13)
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
    Income (loss) before
      income taxes............  3,329      (7,469)     4,918    9,391        16,285        16,713        3,589        8,683
    (Provision) benefit for
      income taxes............ (1,182 )     2,249     (1,668)  (3,463 )      (5,860)       (6,010)      (1,364)      (3,371)
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
    Net income (loss)......... $2,147    $ (5,220)  $  3,250   $5,928     $  10,425      $ 10,703      $ 2,225      $ 5,312
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
                               -------   --------   --------   -------   -----------   ------------   ---------    ---------
    Net income (loss) per
      share (basic)...........  $0.11    $(0.27)     $0.17      $0.30       $0.53         $0.54         $0.11        $0.27
    Average common shares
      outstanding............. 19,676      19,676     19,676   19,676        19,676        19,676       19,676       19,676
    Net income (loss) per
      share (diluted).........  $0.11     $(0.27)    $0.17      $0.30       $0.53         $0.54         $0.11        $0.27
    Average common shares and
      common share equivalents
      outstanding............. 19,676      19,676     19,676   19,676        19,676        19,676       19,676       19,676



                                                    SEPTEMBER 30,                         DECEMBER 31,
                                 ----------------------------------------------------     ------------
                                  1993       1994       1995       1996        1997           1997
                                 -------    -------    -------    -------    --------     ------------
                                                    (IN THOUSANDS)                        (UNAUDITED)
BALANCE SHEET DATA:
    Working capital...........   $30,559    $27,472    $16,398    $20,719    $ 31,396       $ 36,898
    Total assets..............    96,038     89,533     85,012     86,969     100,440        130,620
    Total debt................    69,127     62,898     61,255     50,674      12,328         40,938
    Stockholders' equity(6)...     8,071      2,851      6,101     12,029      64,354         69,666


------------
(1) In August 1993, the Company acquired a 60% equity interest in Venture Milling Company, which was involved in the milling of animal feeds and protein ingredients for the poultry, hog and dairy industries. In March 1996, the Company acquired the remaining 40% of Venture Milling Company's equity.
(2) Includes a non-recurring charge of $12.3 million related to a write-down of the Company's assets to estimated fair value which was computed in connection with the Company's contemplated sale in Fiscal 1994.
(3) Gives effect to the September 16, 1997 sale by Venture Milling Company of substantially all of its assets as if such sale occurred on October 1, 1996. See 'Company History and Recent Transactions' and 'Pro Forma Unaudited Consolidated Statement of Operations Data.'

(4) In November 1997, the Company acquired certain assets from American Protein, Inc. and Gulf Protein, Inc. See 'Company History and Recent Transactions.' The Company operated all 10 fishing vessels acquired from American Protein, Inc. through the end of the mid-Atlantic coast fishing season. The Company did not operate any of the Gulf Protein, Inc. vessels during the three months ended December 31, 1997 since the 1997 Gulf Coast fishing season had ended prior to the closing of that transaction.


(5) Includes $7.0 million of revenues from the operations of Venture Milling.


(6) In Fiscal 1997, Zapata contributed to the Company as capital $41.9 million of existing intercompany debt owed to Zapata by the Company.

         PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS DATA

     The following unaudited pro forma consolidated statement of operations data gives effect to the Venture Milling Disposition which occurred on September 16, 1997 as if such transaction was effected as of October 1, 1996. See 'Company History and Recent Transactions.'

     The unaudited pro forma consolidated financial data set forth below may not be indicative of the results that actually would have been achieved by the Company if the Venture Milling Disposition had been consummated at the beginning of the period presented, nor does it purport to present results of operations of the Company for future periods.

                                                                              YEAR ENDED SEPTEMBER 30, 1997
                                                                          -------------------------------------
                                                                                        VENTURE
                                                                                        MILLING
                                                                           ACTUAL       RESULTS       PRO FORMA
                                                                          --------      --------      ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
     Revenues........................................................     $117,564      $ 31,965       $85,599
     Cost of sales...................................................       93,746        31,791        61,955
                                                                          --------      --------      ---------
          Gross profit...............................................       23,818           174        23,644
     Selling, general and administrative.............................        5,613         --            5,613
                                                                          --------      --------      ---------
     Operating income................................................       18,205           174        18,031
     Interest expense................................................         (592)          (65)         (527)
     Other expense, net..............................................       (1,328)         (537)         (791)
                                                                          --------      --------      ---------
     Income (loss) before income taxes...............................       16,285          (428)       16,713
     (Provision) benefit for income taxes............................       (5,860)          150        (6,010)
                                                                          --------      --------      ---------
     Net income (loss)...............................................     $ 10,425      ($   278)      $10,703
                                                                          --------      --------      ---------
                                                                          --------      --------      ---------
     Net income (loss) per share (basic).............................      $0.53        ($0.01)         $0.54
     Average common shares outstanding...............................       19,676        19,676        19,676

     Net income (loss) per share (diluted)...........................      $0.53        ($0.01)         $0.54
     Average common shares and common share equivalents
       outstanding...................................................       19,676        19,676        19,676

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company owns 66 steamers (51 of which are directly involved in the harvesting operations) and owns 33 and leases 11 aircraft (of which 41 are directly involved in the harvesting operations) that are used to harvest menhaden in ocean waters along the U.S. mid-Atlantic and Gulf coasts. The fish catch is processed into regular grade fish meal, specialty fish meals, fish oils and fish solubles at the Company's five plants (one of which was recently acquired) located in Virginia, Mississippi and Louisiana.

     The following table summarizes the Company's harvesting and production for the indicated periods:

                                                                                   THREE MONTHS ENDED
                                                  YEAR ENDED SEPTEMBER 30,            DECEMBER 31,
                                               -------------------------------     -------------------
                                                1995        1996        1997        1996        1997
                                               -------     -------     -------     -------    --------

Fish catch (tons)(1).......................    512,517     458,917     507,358      70,082     107,535
Production (tons):
     Fish meal
          Regular grade....................     82,097      56,569      63,835       9,056       8,192
          Special Select...................     38,920      46,325      46,409       3,583      13,106
          Sea-Lac..........................      8,346      10,631      14,741       4,108       4,908
     Oil
          Crude............................     64,870      60,257      61,905       6,407      10,492
          Refined..........................      8,745       8,834       9,657       2,630       2,115
     Solubles..............................     21,108      17,139      16,531       3,221       4,474
                                               -------     -------     -------     -------    --------
               Total production............    224,086     199,755     213,078      29,005      43,287
                                               -------     -------     -------     -------    --------
                                               -------     -------     -------     -------    --------

------------

(1) Fish catch has been converted to tons using the NMFS fish catch conversion ratio.

     The Company's harvesting season generally extends from May through December in the mid-Atlantic coast and from April through October in the Gulf coast. During the off season, the Company fills purchase orders from the inventory it has accumulated during the fishing season. Prices for the Company's products tend to be lower during the fishing season when product is more abundant than in the off season. Throughout the entire year, prices are significantly influenced by supply and demand in world markets for competing products, particularly soybean meal for its fish meal products and vegetable oils and fats for its fish oil products when used as an alternative to vegetable oils and fats. In an effort to reduce price volatility and to generate higher, more consistent profit margins, the Company has concentrated on the production and marketing of specialty meal products, which generally have higher margins than the Company's regular grade meal.

     During Fiscal 1997, the Company sold approximately 35.0% of its regular grade fish meal on a forward basis at fixed prices and the balance of its fish meal and other products substantially in the spot markets. The Company recognizes revenues when title to its products is transferred to the customer. The Company's annual revenues are highly dependent on both annual fish catch and inventories carried over from the previous Fiscal year. The Company determines the level of inventory to be carried over based on prevailing market prices for the products and anticipated customer usage and demand during the off season. Thus, production volume does not necessarily correlate with sales volume in the same Fiscal year.

     The following table sets forth the Company's revenues by product, and the approximate percentage of total revenues represented thereby, for the indicated periods:

                                        YEAR ENDED SEPTEMBER 30,                             THREE MONTHS ENDED DECEMBER 31,
               ---------------------------------------------------------------------------  ----------------------------------
                                                                    1997
                     1995              1996        ---------------------------------------        1996              1997
               ----------------  ----------------                     PRO FORMA  PRO FORMA  ----------------  ----------------
               REVENUES PERCENT  REVENUES PERCENT  REVENUES PERCENT  REVENUES(1)  PERCENT   REVENUES PERCENT  REVENUES PERCENT
               -------- -------  -------- -------  -------- -------  ----------- ---------  -------- -------  -------- -------

 Regular
   Grade...... $  35.7    37.6 % $  23.6    25.2 % $  23.7    20.2 % $    23.7      27.7  % $   3.7    14.5 % $   4.9    16.6 %
 Special
   Select.....    15.0    15.8      19.3    20.6      25.8    21.9        25.8      30.1        6.0    23.4       8.3    28.2
 Sea-Lac......     2.9     3.1       4.0     4.3       7.1     6.0         7.1       8.3        1.6     6.3       1.8     6.1
 Crude Oil....    25.6    26.9      20.4    21.8      18.6    15.8        18.6      21.7        5.0    19.5      12.0    40.7
 Refined
   Oil........     3.8     4.0       4.5     4.8       5.2     4.4         5.2       6.1        1.3     5.1       1.1     3.7
 Fish
   Solubles...     2.6     2.7       3.2     3.4       3.6     3.1         3.6       4.2        0.8     3.1       0.8     2.7
 Venture
   Milling....     8.1     8.5      17.5    18.7      32.0    27.2      --         --           7.0    27.3     --       --
 Nets and
   Other......     1.3     1.4       1.1     1.2       1.6     1.4         1.6       1.9        0.2     0.8       0.6     2.0
               -------- -------  -------- -------  -------- -------      -----   ---------  -------- -------  -------- -------
     Total.... $  95.0   100.0 % $  93.6   100.0 % $ 117.6   100.0 % $    85.6     100.0  % $  25.6   100.0 % $  29.5   100.0 %
               -------- -------  -------- -------  -------- -------      -----   ---------  -------- -------  -------- -------
               -------- -------  -------- -------  -------- -------      -----   ---------  -------- -------  -------- -------

------------

(1) The pro forma figures give effect to the Venture Milling Disposition as if such sale had occurred on October 1, 1996.

     Approximately 40% of the Company's cost of sales vary in direct proportion to fish catch. For example, steamer crews and spotter pilots are paid according to the size of the fish catch; fuel required for fish processing also varies with the size of the catch. On a pro forma basis, the Company had variable costs of $24.8 million in Fiscal 1997. In the three month period ended December 31, 1997 ('First Quarter Fiscal 1998'), the Company had $7.7 million of variable costs. Approximately 60% of the Company's cost of sales are fixed and remain relatively constant regardless of production or harvest volume. Fixed costs include depreciation and amortization, rent, insurance and taxes. On a pro forma basis, the Company had fixed costs of approximately $37.2 million in Fiscal 1997. In First Quarter Fiscal 1998, the Company had $11.6 million of fixed costs.


     The Company allocates production costs on the basis of total fish catch and total costs associated with each fishing season. The fish meal and oil inventory is calculated on a standard cost basis each month and adjusted to an actual cost basis quarterly. The cost incurred during the off-season period from January through April for regular maintenance of fishing vessels and plants are deferred to the next fishing season (May through December) and allocated to production as the fish catch is processed. The off-season deferred cost was approximately $2.2 million, $2.5 million and $2.4 million at September 30, 1995, 1996 and 1997, respectively, and $3.4 million at December 31, 1997.


     The Company depreciates its fixed assets on a straight-line basis over the useful life of the respective asset. The Company's depreciation expense was $2.6 million, $3.2 million and $3.7 million for Fiscal 1995, 1996 and 1997, respectively, and $1.4 million for First Quarter Fiscal 1998. The Company expects depreciation expense to increase to approximately $6.0 million in Fiscal 1998 due to the assets acquired in the Recent Acquisitions, the substantial completion of its Moss Point, Mississippi dry dock and vessel construction facility and the completion during Fiscal 1997 and 1998 of certain capital improvement projects.

     The Company's selling, general and administrative expenses primarily consist of employee wages and benefits paid to sales personnel and administrative employees, rent, utilities and fees paid to outside service providers such as lawyers, accountants and research and development consultants.

     The Company's effective tax rate varies from year-to-year due to variability in state income taxes payable and offsetting deductions.

RESULTS OF OPERATIONS

     The following table sets forth as a percentage of revenues, certain items of the Company's operations for each of the indicated periods:


                                                                                                   THREE MONTHS
                                                          YEAR ENDED SEPTEMBER 30,                    ENDED
                                                 ------------------------------------------        DECEMBER 31,
                                                                                  PRO FORMA      ----------------
                                                 1995       1996       1997        1997(1)       1996       1997
                                                 -----      -----      -----      ---------      -----      -----

Revenues......................................   100.0%     100.0%     100.0%       100.0%       100.0%     100.0%
Cost of sales.................................    89.6       83.8       79.7         72.4         81.2       65.3
                                                 -----      -----      -----      ---------      -----      -----
  Gross profit................................    10.4       16.2       20.3         27.6         18.8       34.7
Selling, general and administrative...........     4.1        5.0        4.8          6.6          4.0        3.9
                                                 -----      -----      -----      ---------      -----      -----
Operating income..............................     6.3       11.2       15.5         21.0         14.8       30.8
Interest expense..............................    (1.2)      (1.1)      (0.5)        (0.6)        (0.8)      (1.3)
Other (expense) income........................     0.1       (0.1)      (1.1)        (0.9)        --         --
                                                 -----      -----      -----      ---------      -----      -----
Income before income taxes....................     5.2       10.0       13.9         19.5         14.0       29.5
(Provision) for income taxes..................    (1.8)      (3.7)      (5.0)        (7.0)        (5.3)     (11.4)
                                                 -----      -----      -----      ---------      -----      -----
Net income....................................     3.4        6.3        8.9         12.5          8.7       18.1
                                                 -----      -----      -----      ---------      -----      -----
                                                 -----      -----      -----      ---------      -----      -----


------------

(1) Gives effect to the Venture Milling Disposition as of October 1, 1996.

FIRST QUARTER FISCAL 1998 COMPARED TO FIRST QUARTER FISCAL 1997


     Revenues. Revenues increased $3.9 million or 15.1% in First Quarter Fiscal 1998 from $25.6 million in the three months ended December 31, 1996 ('First Quarter Fiscal 1997') to $29.5 million. This growth resulted primarily from a 23.9% increase in the tons of specialty grade fish meal and a 62.1% increase in the tons of oil sold compared to First Quarter Fiscal 1997 coupled with an overall increase in the average selling price of all of the Company's products. Sales of oil increased due to the Company's decision to defer sale of fish oil produced in Fiscal 1997 to First Quarter Fiscal 1998 in anticipation of higher prices. Adjusted for the Venture Milling Disposition, revenues for First Quarter Fiscal 1997 would have been $18.6 million


     Gross profit. Gross profit increased $5.4 million, or 112.4% from $4.8 million in First Quarter Fiscal 1997 to $10.2 million in First Quarter Fiscal 1998. As a percentage of revenues, the Company's gross profit increased from 18.8% in First Quarter Fiscal 1997 to 34.7% in First Quarter Fiscal 1998. The improvement in gross margin was the result of increasing sales of the Company's higher margin specialty brand products, an overall increase in sales prices for all of the Company's products and the elimination of lower gross margin sales resulting from the Venture Milling Disposition.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 12.6% from $1.0 million in First Quarter Fiscal 1997 to $1.2 million in First Quarter Fiscal 1998 due to increased personnel costs. As a percentage of revenues, selling, general and administrative expenses were approximately 4% in both periods.

     Operating income. As a result of the factors discussed above, the Company's operating income for First Quarter Fiscal 1998 increased to $9.1 million from $3.8 million for the corresponding quarter in the prior Fiscal year. As a percentage of revenues, operating income increased from 14.8% in First Quarter Fiscal 1997 to 30.8% in First Quarter Fiscal 1998.

     Interest expense. Interest expense increased from $202,000 in First Quarter Fiscal 1997 to $379,000 in First Quarter Fiscal 1998. This increase resulted primarily from the increase in interest expense relating to the acquisition loan made to the Company by Zapata.

     Other (expense) income. Other (expense) income remained relatively constant for both First Quarter Fiscal 1997 and First Quarter Fiscal 1998.

     Income taxes. The Company recorded a $3.4 million provision for income tax for First Quarter Fiscal 1998 for a 38.8% effective tax rate in comparison to a $1.4 million provision, representing a

38.0% effective tax rate for the prior year period. The effective tax rates approximate the applicable combined state and federal statutory tax rates for the respective periods.

FISCAL 1997 COMPARED TO FISCAL 1996

     Revenues. Fiscal 1997 revenues increased $24.0 million, or 25.6% from $93.6 million in Fiscal 1996 to $117.6 million in Fiscal 1997. Of this increase, $14.5 million was attributable to increased sales by Venture Milling. The balance of the increase was attributable to a 26.5% increase in the tons of specialty grade fish meal sold and an overall increase in the average selling price of the Company's products. These increases were offset by a 12.0% decline in the tons of fish oil shipped in Fiscal 1997 compared to Fiscal 1996 due to the Company's decision to defer fish oil sales produced in Fiscal 1997 to the following Fiscal year in anticipation of higher prices, coupled with the Company's lower level of oil inventory carried over from the previous Fiscal year. Excluding Venture Milling revenues, the Company had revenues of $76.1 million in Fiscal 1996 and $85.6 million in Fiscal 1997.

     Gross profit. Gross profit increased $8.6 million, or 56.8%, from $15.2 million in Fiscal 1996 to $23.8 million in Fiscal 1997. As a percentage of revenues, the Company's gross profit increased from 16.2% in Fiscal 1996 to 20.3% in Fiscal 1997. This increased percentage was primarily the result of increasing sales of the Company's higher margin specialty brand products. On a pro forma basis, the Company had gross profit and a gross profit margin of $23.6 million and 27.6%, respectively, in Fiscal 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $923,000, or 19.7% from $4.7 million in Fiscal 1996 to $5.6 million in Fiscal 1997. As a percentage of revenues, selling, general and administrative expenses were approximately 5.0% in each of Fiscal 1996 and Fiscal 1997. The dollar increase was primarily due to a one-time contract payment to the Company's former Chief Executive Officer who retired during Fiscal 1997 and to severance expenses incurred in connection with the reduction of the Company's administrative staff during Fiscal 1997. On a pro forma basis, selling, general and administrative expenses were 6.6% of revenues in Fiscal 1997.


     Operating income. As a result of the factors discussed above, the Company's operating income increased to $18.2 million in Fiscal 1997 from $10.5 million in Fiscal 1996. As a percentage of revenues, operating income increased from 11.2% in Fiscal 1996 to 15.5% in Fiscal 1997. On a pro forma basis, operating income was $18.0 million or 21.0% as a percentage of revenues.


     Interest expense. Interest expense declined $403,000 or 40.5% from $995,000 in Fiscal 1996 to $592,000 in Fiscal 1997. This decline resulted from the Company's reduction in its average outstanding borrowings during Fiscal 1997 compared to the 1996 Fiscal year.

     Other (expense) income. Other (expense) income increased to ($1.3 million) in Fiscal 1997 from ($118,000) in Fiscal 1996. Other expense increased primarily due to losses in joint ventures and the sale of Venture Milling's assets.

     Income taxes. The Company recorded a $5.9 million provision for income tax for Fiscal 1997 for a 36.0% effective tax rate in comparison to a $3.5 million provision, representing a 36.8% effective tax rate for Fiscal 1996. The effective tax rates approximate the applicable combined state and federal statutory tax rates for the respective periods.

FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues. Fiscal 1996 revenues decreased $1.4 million, or 1.5% from $95.0 million in Fiscal 1995 to $93.6 million in Fiscal 1996. Revenues excluding Venture Milling decreased $10.8 million in Fiscal 1996. This decrease occurred as a result of a 43.3% decrease in the tons of regular grade fish meal sold and a 34.4% decrease in the tons of crude oil sold due primarily to a lower fish catch. The decline in the tons sold was offset in part by an increase in the average selling price across all of the Company's product lines.

     Gross profit. Gross profit increased $5.4 million, or 54.5%, from $9.8 million in Fiscal 1995 to $15.2 million in Fiscal 1996. As a percentage of revenues, gross profit increased from 10.4% in Fiscal 1995 to 16.2% in Fiscal 1996. This increased percentage was primarily the result of increasing sales of the Company's higher margin specialty brand products coupled with a decrease in vessel crew and spotter pilot compensation resulting from the lower fish catch in Fiscal 1996 compared to the previous Fiscal year.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $757,000, or 19.2%, from $3.9 million in Fiscal 1996 to $4.7 million in Fiscal 1997. As a percentage of revenues, selling, general and administrative expenses increased from 4.1% in Fiscal 1995 to 5.0% in Fiscal 1996. These increases were primarily due to several business development projects initiated and completed during Fiscal 1996 (including pursuit of domestic and international acquisitions, initial research relating to improved fishing vessel designs and the analysis of plant enhancement projects) and the relocation of the Company's Louisiana administrative offices.

     Operating income. As a result of the factors discussed above, the Company's operating income increased to $10.5 million in Fiscal 1996 from $5.9 million in Fiscal 1995. As a percentage of revenues, operating income increased to 11.2% in Fiscal 1996 from 6.2% in Fiscal 1995.

     Other (expense) income. Other expense was $118,000 in Fiscal 1996 in comparison to other income of $116,000 in the prior Fiscal year. This expense was due primarily to losses on retirement of assets.

     Interest expense. Interest expense declined slightly from $1.1 million in Fiscal 1995 to $1.0 million in Fiscal 1996. This decline resulted from the Company's reduction in its average outstanding borrowings during Fiscal 1996 from the previous Fiscal year.


     Income taxes. The Company recorded a $3.5 million provision for income tax for Fiscal 1996 for an effective tax rate of 36.8% in comparison to a $1.7 million provision, representing a 34.0% effective tax rate for Fiscal 1995. The effective tax rates approximate the applicable combined state and federal statutory tax rates for the respective periods.



SEASONAL AND QUARTERLY RESULTS


     The Company's menhaden harvesting and processing business is seasonal in nature. The Company generally has higher sales during the menhaden harvesting season (which includes the third and fourth quarter of each Fiscal year) due to increased product availability, but prices during the fishing season tend to be lower than during the off-season. As a result, the Company's quarterly operating results have fluctuated in the past and may fluctuate in the future. In addition, from time to time the Company defers sales of inventory based on worldwide prices for competing products that affect prices for the Company's products which may affect comparable period comparisons.

     The following table presents certain unaudited operating results for each of the Company's preceding nine quarters. The results of operations for Venture Milling are included through September 16, 1997, the date of its disposition. The Company believes that the following information includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles. The operating results for any interim period are not necessarily indicative of results for any other period.

                                                                    QUARTER ENDED
                         ---------------------------------------------------------------------------------------------------
                         DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                           1995       1996       1996       1996        1996       1997       1997       1997        1997
                         --------   --------   --------   ---------   --------   --------   --------   ---------   ---------
                                                                   (IN THOUSANDS)

Revenues...............  $ 23,466   $ 14,383   $ 20,920    $ 34,840   $ 25,623   $ 22,964   $ 31,025    $ 37,952    $ 29,503
Gross profit...........     4,026      3,070      4,986       3,112      4,817      4,708      8,192       6,101      10,229
Operating income.......     3,063      1,980      3,771       1,690      3,792      3,503      6,451       4,459       9,075
Net income.............     1,725      1,114      2,200         889      2,225      2,185      3,713       2,302       5,312

     The following table sets forth certain unaudited operations data as a percentage of revenues for each of the Company's preceding eight quarters:

                                                                         QUARTER ENDED
                              ---------------------------------------------------------------------------------------------------
                              DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                1995       1996       1996       1996        1996       1997       1997       1997        1997
                              --------   --------   --------   ---------   --------   --------   --------   ---------   ---------

Revenues....................    100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Gross profit................     17.2       21.3       23.8        8.9        18.8       20.5       26.4       16.1        34.7
Operating income............     13.1       13.8       18.0        4.9        14.8       15.3       20.8       11.7        30.8
Net income..................      7.4        7.8       10.5        2.5         8.7        9.5       12.0        6.1        18.0

LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary sources of liquidity and capital resources have been cash flows from operations and borrowings from Zapata, bank credit facilities and term loans from various lenders provided pursuant to the Title XI credit facilities described below. These sources of cash flows have been offset by cash used for capital expenditures (including acquisitions) and payment of long-term debt. During Fiscal 1997, Zapata contributed to the Company as equity $41.9 million of intercompany debt owed to Zapata. As a result, the historical liquidity and capital resources of the Company may not be indicative of the Company's future liquidity and capital resources.



     Operating activities as reflected in the Consolidated Statement of Cash Flows provided $16.2 million, $10.1 million, $2.2 million and $5.7 million of cash in Fiscal 1996, Fiscal 1997, First Quarter Fiscal 1997 and First Quarter Fiscal 1998, respectively, and used $118,000 of cash in Fiscal 1995. The First Quarter Fiscal 1998 increase over First Quarter Fiscal 1997 resulted primarily from the Company's improved operating results during that quarter. The decline in Fiscal 1997 resulted primarily from an increase in inventory balances. The Fiscal 1996 increase was primarily attributable to improvement in the operating results for Fiscal 1996 over Fiscal 1995, increases in amounts due to parent in Fiscal 1996 compared to decreases in Fiscal 1995 and timing of accounts payable and accrued liabilities.



     The Company used $6.9 million, $4.0 million, $10.9 million, $1.7 million and $28.7 million, respectively, for investing activities as reflected in the Consolidated Statement of Cash Flows in Fiscal 1995, 1996 and 1997, the First Quarter Fiscal 1997 and the First Quarter Fiscal 1998, respectively. The Company's investing activities consisted mainly of capital expenditures for equipment purchases and replacements in Fiscal 1995, 1996 and 1997 and First Quarter Fiscal 1997 and cash paid in connection with the Recent Acquisitions in First Quarter Fiscal 1998.



     First Quarter Fiscal 1998's increase in net cash used in investing activities as reflected in the Consolidated Statement of Cash Flows resulted primarily from the American Protein Acquisition and the Gulf Protein Acquisition, which the Company completed on November 3, 1997 and November 25, 1997, respectively. The Company paid $29.0 million for these acquisitions. The higher level of expenditures in Fiscal 1997 reflects the complete refurbishment of two steamers for the Cameron, Louisiana plant, the construction of a significant portion of the Moss Point, Mississippi dry dock facility and enhancement of the Reedville, Virginia plant to increase its production capacity for Special Select. Expenditures in Fiscal 1996 include the refurbishment of a steamer and the refurbishment of docks, dryers and oil tanks at the Reedville, Virginia plant. Excluding the Recent Acquisitions, the Company anticipates making $13.8 million of capital expenditures in Fiscal 1998, a significant portion of which will be used to refurbish vessels, docks and to acquire certain equipment, including a new evaporation unit for the Reedville, Virginia plant. The Company expects to finance such expenditures through internally generated cash flows and, if necessary, through funds available from the credit facility and/or Title XI facilities described below.



     Under a program offered through NMFS pursuant to Title XI of the Marine Act of 1936 ('Title XI'), the Company has the ability to secure loans through lenders with terms generally ranging between 12 and 20 years at interest rates between 6% and 7% per annum which are enhanced with a government guaranty to the lender for up to 80% of the financing. The Company's current Title XI borrowings are secured by liens on 14 steamers and mortgages on the Company's Reedville, Virginia and Abbeville, Louisiana plants. In 1996, Title XI borrowing was modified to permit use of proceeds from borrowings obtained through this program for shoreside construction. The Company is currently authorized to receive up to $23.0 million in loans under this program. To date, the Company has used $15.0 million of these funds and currently has an application pending for $2.6 million of additional Title XI borrowings for qualified Title XI projects.



     Financing activities as reflected in the Consolidated Statement of Cash Flows provided the Company with $8.2 million and $3.5 million of cash in Fiscal 1995 and 1997, respectively, and $1.7 million and $27.7 million of cash in First Quarter Fiscal 1997 and in First Quarter Fiscal 1998, respectively. In Fiscal 1996, the Company used $10.6 million of cash in financing activities. The increase in net cash provided by financing activities during First Quarter Fiscal 1998 resulted from the Company's borrowing $28.1 million from Zapata to fund the combined cash purchase price due for the Recent Acquisitions. These borrowings bear interest at Zapata's fixed borrowing rate of 8.5% per annum and will be repaid with a portion of the net proceeds from this Offering. See 'Use of Proceeds.' Fiscal 1997 provided cash as a result of borrowings under the Title XI financing program and secured equipment financing provided by Hibernia National Bank. The use of cash in Fiscal 1996 is attributable to the Company's repayment of $21.1 million on its prior line of credit, offset by borrowings of $11.1 million under the same line. In Fiscal 1995, cash was provided by additional borrowings.



     On December 30, 1997, SunTrust Bank, South Florida, N.A. issued a commitment letter to the Company which provides for a new two year secured revolving credit facility for the Company (the 'Credit Facility'). The commitment letter states that, under the Credit Facility, the Company may make borrowings in a principal amount not to exceed $20.0 million at any time. Borrowings under this facility may be used for working capital and capital expenditures. Interest will accrue on borrowings that will be outstanding under the Credit Facility at the Company's election, either (i) the bank's prime rate less 75 basis points or (ii) LIBOR plus a margin based on the Company's financial performance. The Credit Facility will be secured by all of the Company's assets not pledged to secure the Company's other borrowings exclusive of the Company's rolling stock, vessels and real estate. The Company and its subsidiaries will be subject to customary secured lending covenants, including limitations on additional liens, additional indebtedness, sale of assets, annual dividends above 50% of the Company's net income for the year, affiliate transactions, certain loans, investments, acquisitions and fundamental corporate changes. The Company and its subsidiaries will also be required to comply with certain financial covenants, including maintenance of a minimum tangible net worth, debt to tangible net worth ratio, funded debt to cash flow ratio and fixed charges ratio. The Company is negotiating the documentation required for the Credit Facility and expects to close the Credit Facility shortly following the consummation of the Offering.



     The Company believes that the net proceeds from the Offering, borrowings under the Credit Facility (or a similar facility) and cash flow from operations will be sufficient to fund anticipated capital expenditures and working capital needs through Fiscal 1999.


YEAR 2000

     The Company has converted most of its computer information systems enabling proper processing of transactions related to the year 2000 and beyond. The cost of conversion was immaterial and has been expensed. The Company continues to evaluate its systems and expects that all of its systems will be compliant prior to the year 2000.

                                    BUSINESS

     Omega Protein Corporation is the largest U.S. producer of protein-rich meal and oil derived from marine sources. The Company markets a variety of products derived from menhaden, a fish found in commercial quantities in coastal waters off the U.S. mid-Atlantic and Gulf coasts. These products include regular grade and value-added specialty fish meals, crude and refined fish oils and fish solubles. The Company's fish meal products are used as protein additives by animal feed manufacturers and by commercial livestock and poultry farmers. Fish meal derived from menhaden generally possesses a higher protein content and a superior amino acid profile than other fish meal produced in the U.S. The Company's fish oil is used in hydrogenated form by European commercial food processors in margarine and other shortenings. Due to its content of nutritionally important omega-3 fatty acids, the oil is also used in Europe in non-hydrogenated form as a nutritional supplement in foods such as bread, soup and beverages. In its crude form, the Company's fish oil is used in aquaculture feeds and certain industrial applications. Fish solubles are sold as protein additives for animal feed and as organic fertilizers.

     The Company is the largest U.S. harvester and processor of menhaden. The menhaden catch is processed in one of the Company's five plants (one of which was recently acquired) located in Virginia, Mississippi and Louisiana. The Company's processing operations are vertically integrated and include 66 fishing vessels and 44 spotter aircraft. In Fiscal 1997, the Company processed approximately 507,358 tons of menhaden (representing approximately 54% of the total menhaden harvested in the U.S.) into approximately 124,985 tons of fish meal, 71,562 tons of fish oil and 16,531 tons of fish solubles. During Fiscal 1997, the Company produced approximately 43% of all fish meal and approximately 58% of all fish oil produced in the U.S.


     For Fiscal 1997, the Company reported revenues of $117.6 million and operating income of $18.2 million. Between Fiscal 1993 and Fiscal 1997, operating income increased at a compound annual growth rate of 43%. On a pro forma basis adjusted for the Venture Milling Disposition as of October 1, 1996, the Company had revenues of $85.6 million and operating income of $18.0 million in Fiscal 1997. During First Quarter Fiscal 1998, the Company had revenues of $29.5 million and operating income of $9.1 million. In early Fiscal 1998, the Company acquired certain operating assets of American Protein and Gulf Protein, two of the four other remaining menhaden harvesters. The Company anticipates that these acquisitions will enhance its harvesting and processing capabilities.


     In June 1997, the FDA approved the use of refined, non-hydrogenated menhaden oil for human consumption in the U.S. Menhaden oil is the only non-hydrogenated fish oil approved by the FDA for human consumption. Menhaden oil contains omega-3 fatty acids, which studies have linked to the prevention and treatment of certain diseases, including hypertension, cardiovascular disease, cancer and arthritis. The Company believes that this recent development presents significant domestic market opportunities for its menhaden oil.

INDUSTRY OVERVIEW

PROTEIN FEED ADDITIVES


     Animal feed generally represents 50% to 70% of the total cost to raise an animal from birth to production. To manage this cost, commercial livestock farmers are demanding more efficient feeds which: (i) increase overall animal weight gain; (ii) reduce the feed to weight gain ratio; (iii) increase the price to performance relationship of certain feeds; (iv) increase animal birth frequency and reduce time to market; and (v) improve animal health generally. Major producers of animal feed, such as the Animal Nutrition Division of Cargill, Inc. and Purina Mills, Inc., are increasingly relying upon protein feed additives to meet farmers' demanding requirements. The Company believes, based on an industry trade publication, that worldwide demand for protein additives has increased from 158 million tons in 1992 to 190 million tons in 1997, with the strongest growth in demand for protein additives coming from developing countries such as China and Brazil due to improving economic conditions in these countries which have led to increased demand for meat and, hence, animal feed and protein additives. Soybean meal has traditionally been the primary protein additive for animal feed and accounted for approximately 56% of total worldwide protein meal production in 1997. The balance of worldwide protein meal production was derived from rapeseed, sunseed, cottonseed, fish and animal by-products.

     Traditionally, the basis for competition among protein suppliers has been price per ton. The Company believes that certain of its protein products derived from menhaden are more desirable than alternative protein additives because fish proteins are generally more easily digested and contain a superior amino acid profile than competing protein additives, which enhance feed performance. For example, the protein content of the Company's regular grade fish meal is consistently in the range of 62% to 64% of total product weight compared to soybean meal which generally has a 48% protein content. Building on this advantage, the Company has been able to price its specialty feeds, Special Select and Sea-Lac, at a premium to most competing products. The Company's fish protein additives are used by, among others: (i) dairy feed producers seeking to promote increased milk production; (ii) turkey and aquaculture feed producers seeking to reduce the feed to weight gain ratios; (iii) swine feed producers seeking quicker weight gain and reduced time to market; and (iv) pet food manufacturers seeking consistent palatability.


     The Company believes, based on an industry trade publication, that total worldwide production of fish meal has increased from 6.8 million tons in 1993 to
7.1 million tons for the twelve months ended September 30, 1997, representing a compound annual growth rate of 0.8% during this period. The largest producers of fish meal are companies located in Chile and Peru, with total production of 1.3 million tons and 2.3 million tons in these countries, respectively. Leading consumers of fish meal are China and Japan. For the twelve months ended September 30, 1997, U.S. production of fish meal totaled 288,135 tons, 72% of which was produced from menhaden with the remainder generally produced mostly from fish remnants generated from the processing of other fish species which generally contain lower levels of protein and amino acids and higher levels of ash. Of the 207,863 tons of protein meal produced from menhaden for the 12 months ended September 30, 1997, the Company produced 124,985 tons or 60%.


EDIBLE AND INDUSTRIAL OILS


     The Company derives oil from menhaden processing. Oils are classified for either edible or industrial use with edible oil being the largest portion of this market. Edible applications include use in hydrogenated form (hydrogenating involves creating a solid product from a liquid through the addition of hydrogen) for margarine and other shortenings, and use in non-hydrogenated form as a nutritional supplement in processed foods, such as breads, soups and beverages. Industrial oil applications include use in leather tanning, lubricants, chemicals, paints and animal feeds. In the animal feed segment, the major application is for aquaculture feeds. The Company believes, based on data available from an United Nations' organization, that worldwide fish oil usage for aquaculture in 1995 was 450,000 tons and that by the year 2000, aquaculture usage will grow to approximately 550,000 tons.


     In June 1997, the FDA approved the use of refined (non-hydrogenated) menhaden oil for human consumption in the U.S. Refined (non-hydrogenated) menhaden oil is the only non-hydrogenated fish oil approved by the FDA for human consumption. Menhaden oil contains omega-3 fatty acids which have been linked by researchers to the prevention of hypertension, cardiovascular diseases, cancer and arthritis. The Company has begun to market refined (non-hydrogenated) menhaden oil as a supplement to various processed and packaged foods which will support the marketing of these food products as healthier alternatives. The use of omega-3 rich oil in products for human consumption is already established in Europe and Asia. The Company believes U.S. markets will be highly receptive to menhaden oil supplements in processed foods due to (i) increased interest in healthier lifestyles, (ii) the publication of research findings supporting the positive health effects of omega-3 fatty acids consumption, and (iii) aging of the population and the tendency of consumers to purchase more healthy foods as they age.

SOLUBLES

     Fish solubles are a by-product of the fish meal production process and are a liquid protein product used as an additive in animal feeds and as an organic fertilizer. The Company has traditionally used fish solubles as an additive to fish meal in order to increase overall protein content. The Company has also been successful in a recent initiative to market solubles as a natural means of soil enhancement. The Company believes that increasing consumer demand for organically raised products may support a growing market for its solubles as a natural replacement for chemical fertilizers. For example, the Company believes, based on trade publications, that retail organic food sales have doubled in the U.S. between 1992 and 1996.

BUSINESS STRATEGY

     The Company's strategy is to continue to enhance its position as the leading domestic supplier of value-added marine protein and oil products, to become the leading domestic supplier of omega-3 rich oil for human consumption and to broaden its product offerings and geographical markets. The principal elements of this strategy include:

     Development of Value-Added Products. The Company intends to focus on further developing higher margin, high performance marine protein and oil products which have a sustainable and differentiated competitive advantage. The Company believes that the development of specialty products will enable it to command premium prices, higher margins and further strengthen brand recognition. To date the Company has successfully developed two value-added fish meal products, Special Select and Sea-Lac, which have generated unit volume growth at a compound annual growth rate of 16.9% since 1993. In comparison, the Company believes, based on data provided by an industry trade publication, that worldwide fish meal production grew at a compound annual growth rate of approximately 0.8% during the same time period. The Company is also leveraging its product development expertise to enter new markets, including refined (non-hydrogenated) fish oils for human consumption and organic fertilizers.

     Exploit Domestic Market for Omega-3 Fatty Acids. Menhaden oil contains omega-3 fatty acids, which studies have linked to the prevention of diseases such as hypertension, cardiovascular disease, cancer and arthritis. In June 1997, the FDA approved the use of refined (non-hydrogenated) menhaden oil for human consumption in the United States. Currently, there are no other non-hydrogenated fish oils approved by the FDA for human consumption. The Company plans to market refined (non-hydrogenated) menhaden oil as a supplement to various processed and packaged foods which will support the marketing of these foods products as healthier alternatives. As a result of its experience in serving international edible fish oil markets and its position as the only domestic producer of refined (non-hydrogenated) menhaden oil, the Company believes that it is well positioned to become the leader in this developing market.

     Maintain Leading Domestic Market Position. The Company is currently the largest menhaden processor in the U.S., operating 51 steamers, with the next two largest menhaden competitors operating a combined total of 12 steamers. During Fiscal 1997, the Company processed approximately 54% of all menhaden processed in U.S. markets. After integrating the assets acquired in the Recent Acquisitions which occurred in early Fiscal 1998, the Company anticipates that it will harvest approximately 80% of all menhaden harvested in U.S. markets in Fiscal 1998. The Company's leading position enables it to secure a steady supply of menhaden fish (subject to natural conditions) as well as serve its large national customers as a reliable first source for marine protein and oil products.

     Continue Strategic Acquisitions. The Recent Acquisitions have increased the size of the Company's processing capabilities and are expected to increase its harvesting capabilities. The Company believes that it can further improve its competitive position by making acquisitions in South America or the U.S. West Coast, which would provide it with year-round harvesting capabilities and a production location from which to significantly increase the Company's presence in the Asian market. The Company also intends to pursue complimentary product acquisitions, such as producers of other valued added animal proteins, which will allow it to enter new niche markets.

PRODUCT LINES

     The Company produces meal, oil and solubles from the menhaden which it harvests. In Fiscal 1997, the Company harvested approximately 507,358 tons of menhaden which were processed into approximately 63,835 tons of regular grade fish meal, 46,409 tons of Special Select, 14,741 tons of Sea-Lac, 61,905 tons of crude fish oil, 9,657 tons of refined fish oil and 16,531 tons of fish solubles.

FISH MEAL

     The Company produces three grades of fish meal: regular grade meal and two specialty meals that are sold under Company-owned brand names, Special Select and Sea-Lac. Fish meal is sold primarily as a high-protein ingredient and supplement in commercial livestock, dairy, poultry, aquaculture and pet feeds to enhance feed performance. The Company's fish meal products are marketed with strict quality and protein content standards, requiring careful monitoring of the freshness of the fish and processing conditions.

     The Company processes its highest quality fish, as measured by freshness, into Special Select and Sea-Lac. These products are marketed to specific niches of the animal feed market. Special Select is an easily digestible protein which facilitates greater protein absorption to meet the nutritional needs of young animals. Special Select was originally introduced for use in piglet feed to promote rapid weaning, thereby permitting sows to reproduce faster. This, in turn, reduces the average number of days to market for piglets. After successfully marketing this product to the pig market, the Company began selling Special Select to new markets, including manufacturers of turkey and aquaculture feed. Sea-Lac is used in the dairy industry as a by-pass protein product which increases a cow's level of milk production. A by-pass protein delivers protein more effectively into the cow's digestive system by escaping bacterial degradation in the rumen.

     Fish meal prices are related to the prices for soybean meal, the most commonly available protein additive. Fish meal generally has a higher level of protein than soybean meal and, therefore, is typically priced at a premium to soybean meal on a per ton basis. Fish meal prices are also influenced by the level of fish caught each season and fluctuate within the fishing season. The storage life of fish meal is approximately one year, and fish meal prices are at their lowest during the peak fishing season when other fish meal processors sell the majority of their production due to lack of storage facilities. Since the Company operates storage facilities, it can stockpile inventory for sale during the offseason giving it the ability to meet the year-round demand for fish meal and achieve higher average selling prices for its products when competing supplies are limited.

     During the last three years, the worldwide demand for protein has increased at a rate faster than the supply of protein, resulting in increased prices. In addition, during the last three years, the Company's specialty brand products have gained greater acceptance in niche markets due to their special performance characteristics.

     On a pro forma basis, the Company's fish meal sales constituted 66.1% of the Company's Fiscal 1997 revenues. The following table summarizes the Company's fish meal sales in tons and the weighted average selling price per ton for the indicated periods:

                                                                                THREE MONTHS ENDED DECEMBER
                                                                                            31,
                                       YEAR ENDED SEPTEMBER 30,                -----------------------------
                           ------------------------------------------------
                                                          AVERAGE SELLING       SALES    AVERAGE SALES PRICE
                                  SALES IN TONS            PRICE PER TON       IN TONS         PER TON
                           ---------------------------   ------------------    -------   -------------------
PRODUCT TYPE                1995      1996      1997     1995   1996   1997     1997            1997
-------------------------  -------   -------   -------   ----   ----   ----    -------   -------------------

Regular Grade............  108,435    61,494    51,995   $329   $383   $457     10,429          $ 470
Special Select...........   37,084    38,964    47,217    405    495    547     14,053            589
Sea-Lac..................    7,790     9,379    13,917    370    431    509      3,501            528
                           -------   -------   -------                         -------
     Total...............  153,309   109,837   113,129                          27,983
                           -------   -------   -------                         -------
                           -------   -------   -------                         -------

OIL

     The Company produces fish oil from menhaden in both a crude and refined form for the European, Japanese and Mexican food industries, the animal feed industry, the aquaculture industry and certain niche industrial applications. Depending on its use, fish oil may be sold in its crude form, partially processed for use in leather tanning, lubricants, chemicals, paints or other industrial products or further processed by refining for use in margarine and other shortenings in hydrogenated form and for use in health foods and health source supplements in non-hydrogenated form. When used in margarine and other shortenings, prices for fish oil are generally influenced by prices for alternative vegetable fats and oils, such as soybean and palm oils.

     Refined (non-hydrogenated) menhaden oil contains omega-3 fatty acids which have been linked by research studies to the prevention of certain diseases. In June, 1997, the FDA approved the use of refined (non-hydrogenated) menhaden oil for human consumption in the United States. Currently, there are no other non-hydrogenated fish oils approved by the FDA for human consumption. The Company plans to market refined (non-hydrogenated) menhaden oil as a supplement to various processed and packaged foods which will support the marketing of these food products as healthier alternatives.

     On a pro forma basis, the Company's fish oil sales constituted 27.8% of the Company's Fiscal 1997 revenues. The following table summarizes the Company's oil sales in tons and the weighted average selling price per ton for the indicated periods:


                                    YEAR ENDED SEPTEMBER 30,                 THREE MONTHS ENDED DECEMBER 31,
                       --------------------------------------------------    -------------------------------
                                                                             SALES
                                                       AVERAGE SELLING         IN      AVERAGE SALES PRICE
                             SALES IN TONS              PRICE PER TON         TONS           PER TON
                       --------------------------    --------------------    ------    -------------------
PRODUCT TYPE            1995      1996      1997     1995    1996    1997     1997            1997
--------------------   ------    ------    ------    ----    ----    ----    ------    -------------------

Crude Oil...........   79,644    52,257    44,007    $321    $390    $424    22,329           $ 539
Refined Oil.........    8,447     8,814     9,747     448     510     529     1,923             552
                       ------    ------    ------                            ------
     Total..........   88,091    61,071    53,754                            24,252
                       ------    ------    ------                            ------
                       ------    ------    ------                            ------

FISH SOLUBLES

     Fish solubles are a liquid protein product used as an additive in fish meal and also marketed as an independent product to animal feed formulators and the fertilizer industry. Solubles are sold to the pet food, livestock feed and aquaculture industries. The Company has experienced recent success introducing a value-added fish soluble product as an organic fertilizer for golf courses and as a natural alternative to chemical fertilizer inputs for various row crop and horticulture products. Fish solubles have begun to gain acceptance in these markets because, unlike other organic products, they are suitable for spray applications.

     In Fiscal 1997, the Company produced approximately 54,572 tons of fish solubles, of which 38,041 tons were used as additives to the Company's products and 16,531 tons were sold to third parties. On a pro forma basis, fish solubles sales represented 4.2% of the Company's Fiscal 1997 revenues.

NETS

     The Company manufactures the nets used in its menhaden harvesting operations. In Fiscal 1997, the Company used approximately 60.0% of the finished nets for its own operations and generated $1.1 million of revenues from sales of nets to third parties.

SALES, MARKETING AND DISTRIBUTION

     The Company markets its products through a staff of nine sales personnel located at its Hammond, Louisiana administrative offices. The Company sells its products to manufacturers and processors who incorporate them into their finished goods. The Company sells to more than 300 customers, including Ralston Purina Company, Purina Mills, Inc., Friskies PetCare Company, the Animal Nutrition Division of Cargill, Inc. and Unilever Raw Materials B.V.


     Approximately 35% of the Company's fish meal sales in Fiscal 1997 were made to customers in Mississippi, North Carolina, Georgia, Iowa, Texas and Arkansas. Total sales to the Company's top ten customers represented approximately 23.8% of the Company's Fiscal 1997 revenues; no single customer accounted for more than 5.4% of the Company's Fiscal 1997 revenues.



     In Fiscal 1997, approximately 35% of the Company's regular grade fish meal was sold on a two to six month forward contract basis. The balance of regular grade fish meal and other products was substantially sold on a spot basis through purchase orders.

     The Company believes that its success in marketing its products is attributable to four key factors:

          Quality. Many of the Company's products are used to ensure and enhance the performance of its customers' end products and, therefore, consistency and high quality are essential. The Company assures the consistent high quality of its products through rigorous testing at its five quality control laboratories where staff personnel constantly sample and analyze the Company's products for protein levels, digestibility, fatty acid content, moisture and impurities.


          Year-Round Availability. While the menhaden fishing season usually extends from April to December, the Company endeavors to meet the demands of its customers by making prompt and reliable delivery of the Company's products on a year-round basis which also allows the Company to benefit from higher off-season prices for its products. This is accomplished through the use of storage facilities located at the Company's processing plants, three strategically located leased regional warehouses in Guntersville, Alabama, St. Louis, Missouri and East Dubuque, Illinois and a leased liquid oil tank depot in Avondale, Louisiana (near New Orleans). Since the Company's customers are principally manufacturers and processors, its products are distributed mainly in bulk from the Company's processing plants or storage facilities directly to the customers' facilities. The Company uses various common carriers to transport its products to the desired locations, including railway, truck, barge and vessel carriers. The Company contracts on an annual basis with liquid and dry meal barge carriers and ocean going vessel carriers. The Company believes that it is the only marine protein and oil producer that provides products in the U.S. throughout the year.


          Technical Sales Force. Because of the specialized nature of many of the niche markets the Company serves, its sales force must have technical knowledge of the Company's products and the applications for which they are used. The Company employs sales personnel with significant industry and technical expertise.

          Customer Driven Research and Development. The Company makes grants to several university agricultural research departments to perform research projects identified by the Company. The Company's research activities are often developed jointly with customers enabling the Company to gain a better understanding of customer's formulating needs and process technology. The Company believes that university research enhances sales of its products and results in stronger customer relationships. The Company maintains a central laboratory in Hammond, Louisiana, to coordinate these research activities.


INTERNATIONAL SALES



     The Company's products are sold both in the U.S. and internationally. International sales consist mainly of fish oil sales to Canada, Japan, Mexico and The Netherlands. Sales outside the U.S. constituted 25.1% of the Company's pro forma revenues after giving effect to the Venture Milling Disposition, and 30.7% and 27.5% of revenues for Fiscal 1995 and 1996, respectively. The Company's sales in these foreign markets are denominated in U.S. dollars and are not directly affected by currency fluctuations. Such sales could be adversely affected by changes in demand resulting from fluctuations in currency exchange rates.



     The countries in which the Company currently sells products presently impose various tariffs and duties, none of which have a significant impact on the Company's foreign sales. These duties are being reduced annually under the North American Free Trade Agreement in the case of Mexico and Canada and under the Uruguay Round Agreement of the General Agreement on Trade and Tariffs in the case of Japan and the Netherlands. In all cases, the Company's products are shipped to its customers F.O.B. shipping point and therefore the customer is responsible for any tariffs, duties or other levies imposed on the Company's products sold into these markets.


HARVESTING AND PROCESSING

     Fishing. The Company owns a fleet of 66 steamers (51 of which are directly involved in the harvesting operations) and owns 33 and leases 11 spotter aircraft (41 of which are directly involved in locating menhaden). The Company's operations in the U.S. Gulf coast are supported by 38 steamers and 32 spotter aircraft and its operations off the mid-Atlantic coast are supported by 13 steamers and 9 spotter aircraft. The Company's fishing area in the Gulf stretches from the south Texas coastline to the panhandle of western Florida, with fishing operations concentrated off the Louisiana and Mississippi coasts. The Company's fishing area in the Atlantic extends from North Carolina to New Jersey. The fishing season runs from mid-April through October in the Gulf coast and May through December in the Atlantic coast.

     The Company's principal raw material is menhaden, a species of fish that inhabit coastal and inland tidal waters in the U.S. Menhaden are undesirable for human consumption due to their small size, boniness and high oil content. Certain state agencies impose resource depletion restrictions on menhaden fishing pursuant to fish management legislation. To date, the Company has not experienced any material adverse impact on its fish catch or operations as a result of these restrictions.


     The following table shows the total tons of menhaden harvested in the Atlantic Ocean and the Gulf coast waters for the following periods as reported by NMFS:


                                                               TWELVE MONTHS ENDED
                                   ---------------------------------------------------------------------------
                                   DEC. 1993    DEC. 1994    DEC. 1995    DEC. 1996    SEPT. 1997    DEC. 1997
                                   ---------    ---------    ---------    ---------    ----------    ---------
                                                                    (IN TONS)

Menhaden(1).....................    947,787     1,126,144     886,056      851,333       943,717      928,465

------------

(1) The number of menhaden caught has been converted to short tons using the NMFS fish catch conversion ratio.

     Menhaden usually school in large, tight clusters and are commonly found in warm, shallow coastal waters. Spotter aircraft locate the schools and direct the steamers accordingly. Steamers range in size from 165 to 180 feet. The steamers transport two 40-foot purse boats, each carrying several fishermen and one end of a 1,500-foot net. The purse boats encircle the school and capture the school in the net. The fish are pumped from the net into refrigerated holds of the steamer. Each steamer has a capacity to hold between 500 to 600 tons of fish and is equipped with a modern refrigeration system that recycles chilled water over the stored fish to maintain their freshness until unloading. The steamers generally make day and over-night fishing voyages though, in some instances, the steamers will fish continuously for up to a week. Upon returning to the plants, the steamers are unloaded quickly to maintain the freshness of the menhaden, which is critical to the digestibility of the meal produced from the fish.

     Processing Plants. The Company operates five on-shore menhaden processing plants. The chart below sets forth certain information concerning the Company's processing facilities at November 30, 1997:

                                                           EMPLOYEES
                                                       -----------------                             TOTAL %
                                                       FISHING     OFF                   SPOTTER     OF 1997
FACILITY                                               SEASON     SEASON    STEAMERS    AIRCRAFT      CATCH
----------------------------------------------------   -------    ------    --------    ---------    --------

Abbeville, LA.......................................     233         76        10            9           26%
Cameron, LA.........................................     297         80        13           11           33
Moss Point, MS......................................     190         51         9            6           15
Reedville, VA.......................................     279        109        13            9           26
Morgan City, LA(1)..................................    --           25         6            6         --
                                                       -------    ------       --           --          ---
     Total..........................................     999        341        51           41          100%
                                                       -------    ------       --           --          ---
                                                       -------    ------       --           --          ---

------------

(1) The Company acquired the Morgan City plant from Gulf Protein in November 1997 and will not operate this facility until the beginning of the 1998 fishing season.

     As of November 30, 1997, these plants had an aggregate capacity to process approximately 950,000 tons of fish annually. The Company's processing plants are located in coastal areas near the Company's fishing fleet. Annual volume processed varies depending upon menhaden catch and demand. Each plant maintains a dedicated dock to unload fish, fish processing equipment and storage capacity. The Reedville, Virginia facility contains an oil refining plant and net making facility. The Company periodically reviews possible application of new processing technologies in order to enhance productivity and reduce costs.

     The Company owns the Reedville, Virginia, Moss Point, Mississippi and Abbeville, Louisiana plants and the real estate on which they are located (except for a small leased parcel comprising a portion of the Abbeville, Louisiana real estate). The Company leases from unaffiliated third parties the real estate on which the Cameron, Louisiana and Morgan City, Louisiana plants are located. The Cameron plant lease provides for a 10 year term ending on June 30, 2002 (with two successive 10 year options) and annual rent of $50,000. The Morgan City plant lease provides for a 5 year term beginning on November 25, 1997 at an annual rent of $220,000. The Company has an option under the Morgan City lease to purchase the plant for $656,000 during the last month of the lease or earlier if all rent through the end of the term is paid.

     Processing. Prior to processing, the fish are evaluated for freshness through visual inspection and measurement of total volatile nitrogen (which increases as fish decay). The highest quality fish are selected for specialty grade meal and the balance are used for regular grade meal. After evaluation, the unloaded fish are transferred into steam cookers. After cooking, the fish are passed through presses to remove substantially all of the oil and water. The remaining solid portions of the fish are dried in rotary drum driers and then ground into fish meal. Fish processed into specialty grade meal are dried at a lower temperature than fish processed into regular grade meal. The lower drying temperature enhances the digestibility level of the specialty grade meals. The liquid side stream of the cooking and pressing operations contains oil, water, dissolved protein and some fish solids. This liquid is passed through a decanter to remove the solids and is then put through a centrifugal oil/water separation process. The separated fish oil may be further refined by winterizing, deodorizing, bleaching and polishing. The separated water and protein mixture is further processed through evaporators to remove the soluble protein, which can be sold as a finished product or added to the solid portions of the fish for processing into fish meal.

     Dry Dock Facilities. In July 1997, the Company commenced construction of a dry dock facility in Moss Point, Mississippi to address the shortage of shoreside maintenance in the U.S. Gulf coast and the increasing costs of these services. The facility was completed in March 1998. The Company is using this facility and other outside facilities to perform routine maintenance to its fishing fleet. The Company will also provide shoreside maintenance services to third party vessels if excess capacity exists. The Company believes this facility will allow it to better control its future vessel maintenance and refurbishment costs.

INSURANCE

     The Company maintains insurance against physical loss and damage to its assets, coverage against liabilities to third parties it may incur in the course of its operations, as well as workers' compensation, United States Longshoremen and Harbor Workers' Act and Jones Act coverages. Assets are insured at replacement cost, market value or assessed earning power. Specifically, the Company's fishing fleet is currently covered by hull and machinery insurance and its owned or leased spotter aircraft are currently covered by aviation insurance. The Company's potential liabilities to employees and third parties are covered by various policies including protection and indemnity and marine oil pollution policies. The Company's limits for liability coverage are statutory or $50.0 million. The $50.0 million limit is comprised of several excess liability policies which are subject to deductibles, underlying limits and exclusions. The Company believes its insurance coverage to be in such form, against such risks, for such amounts and subject to such deductibles as are prudent and normal for its operations.

COMPETITION


     The marine protein and oil business is subject to significant competition from producers of vegetable and other animal protein products and oil products such as Archer-Daniels Midland, Inc. and Cargill, Inc. In addition, but to a lesser extent, the Company competes with international marine protein and oil producers, including Scandinavian herring processors and South American anchovy and sardine processors. Many of these competitors have greater financial resources and more extensive operations than the Company. The Company's products compete mainly on price, and to a lesser extent on quality and performance characteristics, such as protein level and amino acid profile in the case of fish meal.

REGULATION

     The Company's operations are subject to federal, state and local laws and regulations relating to the location and periods in which fishing may be conducted. At the state and local level, certain state and local governmental agencies have either enacted legislation and regulations or have the authority to enact such legislation and regulations to prohibit or limit menhaden fishing within their jurisdictional waters. Delaware, Florida, Maryland and South Carolina have enacted legislation that prohibits the taking of menhaden from their respective tidal waters. New York, Virginia, New Jersey and Mississippi, have enacted legislation or have the authority to enact legislation prohibiting menhaden fishing in certain areas within their respective tidal waters and/or have established minimum distances from the coast line where menhaden fishing is permitted. The laws of certain states regulate, among other things: (i) type and size of menhaden vessels permitted to engage in fishing activities within a state's tidal waters; (ii) length of the fishing seasons; (iii) level of fish catch; (iv) fees, licenses and permits required in connection with menhaden fishing activities; and (v) legal gear and equipment used in fishing. Violations of these laws and regulations can result in substantial penalties ranging from forfeiture of the unlawful menhaden fish catch, revocation of licenses and permits, forfeiture of vessels involved and various other penalties and sanctions. The Company endeavors to comply with all applicable laws and regulations pertaining to menhaden fishing. To date, the Company has not experienced any material impact on its fish catch or operations as a result of these regulations.

     The Company's operations are also subject to federal, state and local laws and regulations relating to safety matters. The Company, through its operation of fishing vessels, is subject to the jurisdiction of the U.S. Coast Guard, the National Transportation Safety Board and the U.S. Customs Service, which set safety standards for vessel operations and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Customs Service is authorized to inspect vessels at will. The Company's shoreside operations are subject to the federal Occupational Safety and Health Act ('OSHA').

     The Company's operations are further subject to federal, state and local laws and regulations relating to the protection of the environment, including the Clean Water Act which imposes strict controls against the discharge of oil and other water pollutants into navigable waters. The Clean Water Act also imposes penalties for any discharge of pollutants in reportable quantities and, along with the Oil Pollution Act of 1990, imposes substantial liability for the costs of oil removal, remediation and damages. The Company's operations also are subject to the federal Clean Air Act, as amended; the federal Resource Conservation and Recovery Act, which regulates treatment, storage and disposal of hazardous wastes; the federal Comprehensive Environmental Response, Compensation and Liability Act, which imposes liability, without regard to fault, on certain classes of persons that contributed to the release of any 'hazardous substance' into the environment. The OSHA hazard communications standard, the Environmental Protection Agency community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require the Company to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. Numerous other environmental laws and regulations, along with similar state laws, also apply to the marine protein and oil operations of the Company, and all such laws and regulations are subject to change.

     The Company has made, and anticipates that it will make in the future, expenditures in the ordinary course of its business to remain in compliance with safety and environmental regulations. Such expenditures have not been material in the past and are not expected to be material in the future. However, there is no assurance that safety and environmental laws and regulations enacted in the future will not adversely affect the Company's operations.

     The Company's harvesting operations are subject to certain federal maritime laws and regulations which require, among other things, that the Company be incorporated under the laws of the U.S. or a state, the Company's chief executive officer be a U.S. citizen, no more of the Company's directors be non-citizens than a minority of the number necessary to constitute a quorum and at least 50% of the Company's outstanding capital stock (including a majority of the Company's voting capital stock) be owned by U.S. citizens. If the Company fails to observe any of these requirements, it will not be eligible to conducts its harvesting activities in U.S. jurisdictional waters. Such a loss of eligibility would have a material adverse affect on the Company.

EMPLOYEES

     At August 30, 1997, the peak of the Company's 1997 fishing season, the Company employed approximately 1,000 persons, of whom approximately 400 were employed on a permanent basis and approximately 600 were employed on a part-time basis through the end of the fishing season. At January 1, 1998, which is during the Company's off season, the Company employed approximately 554 persons, all on a full-time basis. Of these full-time employees, 45 were employed in sales, marketing, administration and finance, and 509 employees were employed in the processing plants and the drydock facility. During the off season, plant employees generally perform maintenance to the Company's facilities. Approximately 290 employees are represented by an affiliate of the United Food and Commercial Workers Union under a collective bargaining agreement which expires April 22, 2000. The Company has not experienced any strike or work stoppage which had a material impact on operations. The Company considers its employee relations to be generally satisfactory.

LEGAL PROCEEDINGS


     The Company is involved in various claims and disputes arising in the normal course of business, including claims made by employees under the Jones Act which generally are covered by the Company's insurance. The Company believes that it has adequate insurance coverage for all existing matters and that the outcome of all pending proceedings, individually and in the aggregate, will not have a material adverse effect upon the Company's business, results of operations, cash flows or financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers and directors are as follows:

                    NAME                        AGE                        POSITION
---------------------------------------------   ---   --------------------------------------------------

Joseph L. von Rosenberg III(1)(2)............
                                                39    Chief Executive Officer, President and Director
Robert W. Stockton...........................
                                                47    Executive Vice President and Chief Financial
                                                      Officer
Kelsey D. Short, Jr..........................
                                                43    Senior Vice President-Marketing and Product
                                                      Development
Clyde R. Gilbert.............................
                                                59    Senior Vice President-Operations
Eric T. Furey................................
                                                35    Vice President, General Counsel and Corporate
                                                      Secretary
Michael E. Wilson............................
                                                46    President, Moss Point Drydock and Fabrication,
                                                      Inc.
Malcolm I. Glazer(1)(2)......................
                                                69    Director
Avram A. Glazer(1)(2)........................
                                                37    Chairman of the Board of Directors and Director

------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     Joseph L. von Rosenberg III is President and Chief Executive Officer of the Company. He has served in these positions since July 1997. Mr. von Rosenberg is also Executive Vice President of Zapata, a position he has held since November 1995. Prior to becoming Executive Vice President of Zapata, Mr. von Rosenberg served as General Counsel of Zapata from August 1994 to July 1997 and Corporate Secretary of Zapata from June 1993 to July 1997. From August 1994 through November 1995, Mr. von Rosenberg also held the position of Vice President of Zapata. Prior to joining Zapata in June 1993, he served as General Counsel and Corporate Secretary of The Simmons Group. Mr. von Rosenberg intends to resign as Executive Vice President of Zapata prior to the consummation of the Offering.

     Robert W. Stockton is Executive Vice President and Chief Financial Officer of the Company. He has served in these positions since July 1997. For the five years prior to joining the Company, Mr. Stockton was Vice President and Chief Financial officer of The Simmons Group and also served as Corporate Controller of Proler International Corp.

     Kelsey D. Short, Jr. is Senior Vice President-Marketing and Product Development of the Company. He has served in this position since November 1993. From 1985 to 1993, Mr. Short held a variety of positions in the Company's marketing department, including Regional Sales Manager, Specialty Meal Manager and Director of Product Development.

     Clyde R. Gilbert is Senior Vice President-Operations of the Company. He has served in this position since July 1997. Prior to assuming this position, Mr. Gilbert served as Vice President -- Finance and Controller of the Company since 1990.

     Eric T. Furey has served as General Counsel and Corporate Secretary of the Company since January 1998. Mr. Furey is also General Counsel and Corporate Secretary of Zapata, a position he has held since July 1997. He was engaged in the private practice of law for more than five years before joining the Company. Mr. Furey intends to resign as General Counsel and Secretary of Zapata prior to the consummation of the Offering.

     Michael E. Wilson is President of the Company's wholly-owned subsidiary, Moss Point Drydock and Fabrication, Inc., a position he has held since June 1997. Since 1996, he has also served as the Company's Coordinator of Marine Engineering & Maintenance. Mr. Wilson joined the Company in 1985 and served in various operating capacities until 1996.

     Malcolm I. Glazer has been a director of the Company since January 1998. He is also a director and Chairman of the Board of Directors of Zapata, positions he has held since July 1993 and July 1994, respectively. From August 1994 to March 1995, Mr. Glazer has served as President and Chief Executive

Officer of Zapata. Mr. Glazer has also been a self-employed private investor for more than five years whose diversified portfolio consists of ownership of the Tampa Bay Buccaneers National Football League franchise and investments in television broadcasting, restaurants, restaurant equipment, food services equipment, health care, banking, real estate and stocks. He is also a director of Specialty Equipment Companies, Inc. Malcolm I. Glazer is the father of Avram
A. Glazer.

     Avram A. Glazer has been a director of the Company since January 1998. He is also a director and President and Chief Executive Officer of Zapata, positions which he has held since July 1993 and March 1995, respectively. For the past five years, he has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer. He also serves as a director of Specialty Equipment Companies, Inc. Avram A. Glazer is the son of Malcolm I. Glazer.

     The Company intends to elect two independent directors to the Company's Board within three months after consummation of the Offering.

BOARD COMMITTEES

     The Company's Board has established an Audit Committee and a Compensation Committee. The Board will establish, promptly following consummation of the Offering, a Conflicts Committee.

     The Audit Committee reviews the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the annual audit and reviews and monitors the performance of non-audit services by the Company's independent public accountants. The Audit Committee also meets with the independent auditors and with appropriate financial personnel of the Company regarding these matters. The Audit Committee recommends to the Company's Board the appointment of the independent auditors. The independent auditors periodically will meet alone with the Audit Committee and will have unrestricted access to the Audit Committee.

     The Compensation Committee administers management incentive compensation plans and makes recommendations to the Company's Board with respect to the compensation of directors and officers of the Company.

     The Conflicts Committee will review all proposed transactions between the Company and Zapata to evaluate the fairness of the transaction to the Company. The Conflicts Committee will consist solely of independent directors.

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company receives $1,000 for each meeting of the Board attended and for each committee meeting attended. Pursuant to the Directors Option Plan adopted by the Company's Board on January 26, 1998, Messrs. Avram Glazer and Malcolm Glazer were automatically granted options to purchase 568,200 and 14,200 shares of the Common Stock, respectively, which options vest ratably over three years commencing on January 26, 1998 and are exercisable at a price of $12.75 per share. Following the Offering, each new non-employee director will upon joining the Board automatically be granted options to purchase 14,200 shares of Common Stock at the fair market value thereof, and which will vest ratably over three years from the date of the grant. See 'Management -- Stock Option Plans.'

EXECUTIVE COMPENSATION

     The following table and accompanying footnotes provide summary information concerning the compensation earned by the Company's current and former Chief Executive Officer and the other executive officers of the Company whose salary and bonus was in excess of $100,000 (the 'Named Officers') for Fiscal 1997:

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION                   ALL OTHER
                                                ---------------------------------------       COMPENSATION
              NAME AND POSITION                 SALARY ($)    BONUS ($)    OTHER ($)(1)         ($)(2)(3)
---------------------------------------------   ----------    ---------    ------------    -------------------

Ronald Lassiter Former Chief Executive
  Officer and President(4)...................      --           73,600        705,633           --

Joseph Oliver Former Executive Vice
  President -- Finance and Development(5)....     105,608       33,120         64,283             3,126

Joseph L. von Rosenberg Chief Executive
  Officer and President(4)...................      --            --            --               --

Kelsey Short Senior Vice President --
  Marketing and Product Development..........      93,700       40,480         --                 3,430

------------

(1) With respect to Mr. Lassiter represents payments made under a consulting agreement and with respect to Mr. Oliver represents a severance payment under his employment agreement.

(2) Pursuant to the Securities and Exchange Commission rules on executive compensation disclosure, 'All Other Compensation' does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) ten percent of the combined salary and bonus for such person in Fiscal 1997.

(3) Represents the Company's contribution pursuant to its profit sharing plan.

(4) Mr. Lassiter retired as Chief Executive Officer and President of the Company effective as of July 1997. Mr. von Rosenberg was elected Chief Executive Officer and President of the Company effective as of July 1997 and in Fiscal 1997 received $50,000 in compensation for this position from Zapata where he continued to serve as Executive Vice President.

(5) Mr. Oliver left the Company's employ in July 1997.

EMPLOYMENT AGREEMENTS

     The Company intends to enter into employment agreements with Messrs. von Rosenberg, Stockton, Short, Gilbert and Furey prior to completion of the Offering. The agreements will require Messrs. von Rosenberg and Furey to resign as officers of Zapata effective upon the closing of the Offering. These agreements will provide for base salaries which are subject to review at least annually, provided that they may not be decreased without the employee's consent. The initial base salaries under the agreements are as follows for the indicated executive: Mr. von Rosenberg -- $230,000; Mr. Stockton -- $155,000; Mr. Short -- $132,500; Mr. Gilbert -- $132,500; and Mr. Furey $120,000. Under
Mr. von Rosenberg's agreement, he will also receive an annual bonus equal to 1.5% of the increase, if any, in the Company's earnings before income taxes, depreciation and amortization over the prior Fiscal year. The agreements will also provide for a severance payment equal to 2.99 times the employee's annual base salary in effect immediately preceding the event of termination of his employment with the Company (i) by the executive for Good Reason (as defined in the employment agreement) (ii) by the Company without Cause (as defined in the employment agreement) or (iii) following any change in control of the Company (as defined in the employment agreement). The agreements will provide for rolling three year terms.

ANNUAL INCENTIVE COMPENSATION PLAN

     The Company intends to establish an Annual Incentive Compensation Plan (the 'Bonus Plan') to provide bonuses to employees of the Company based on the financial performance of the Company. The maximum bonus that will be awarded to any participant will be 150% of that person's annual base salary.

RETIREMENT PLAN

     The Company maintains a defined benefit plan for its employees (the 'Pension Plan'). The table below shows the estimated annual benefits payable on retirement under the Pension Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee (although a participant can select other methods of calculating benefits) to be received under the Company's Pension Plan using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. With certain exceptions, the Internal Revenue Code of 1986, as amended (the 'Code'), restricts to an aggregate amount of $120,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation which may be used to determine benefits to $150,000.

                              RETIREMENT BENEFITS

                                       YEARS OF SERVICE
    COVERED         -------------------------------------------------------
COMPENSATION(1)       15          20          25          30          35
---------------     -------     -------     -------     -------     -------

   $ 125,000        $18,207     $24,277     $30,346     $36,415     $42,484
     150,000         22,332      29,777      37,221      44,665      52,109
     175,000         22,332      29,777      37,221      44,665      52,109
     200,000         22,332      29,777      37,221      44,665      52,109
     225,000         22,332      29,777      37,221      44,665      52,109
     250,000         22,332      29,777      37,221      44,665      52,109
     300,000         22,332      29,777      37,221      44,665      52,109
     400,000         22,332      29,777      37,221      44,665      52,109
     450,000         22,332      29,777      37,221      44,665      52,109
     500,000         22,322      29,777      37,221      44,665      52,109

------------

(1) Represents the highest average annual earnings during five consecutive calendar years of service.

     Compensation of Named Officers covered by the Pension Plan includes salaries and bonuses as shown in the salary and bonus columns of the Summary Compensation Table. As of December 31, 1997, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the Named Officers were as follows: Mr. von Rosenberg, 0, Mr. Lassiter, 0, Mr. Oliver, 9, and Mr. Short, 12.

STOCK OPTION PLANS

1998 LONG-TERM INCENTIVE PLAN

     The 1998 Incentive Plan, approved by the Company's Board and Zapata as the sole stockholder of the Company in January 1998, is intended to retain key executives and other selected employees, reward them for making major contributions to the Company's success and provide them with a proprietary interest in the growth and performance of the Company and its subsidiaries.

     Employees who participate in the 1998 Incentive Plan will be selected by the Company's Board (or a committee designated by the Company's Board (the 'Committee') to make recommendations for grants under the 1998 Incentive Plan) from among those employees who hold positions of responsibility and whose performance, in the judgement of the Committee, has a significant effect on the Company's success.

     The total number of shares of Common Stock that may be issued pursuant to the 1998 Incentive Plan will not exceed 3,600,000. Not more than 600,000 shares of Common Stock are available for awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than fair market value on the date of grant. The number of shares of Common Stock that may be awarded pursuant to the 1998 Incentive Plan is subject to adjustment upon the occurrence of certain events.

     The 1998 Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards and cash awards. Stock options may be incentive stock options that comply with Section 422 of the Code. The allocation of awards under the 1998 Incentive

Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Committee in its sole discretion, subject to the applicable provisions of the 1998 Incentive Plan.

     The exercise price of any stock option may, at the discretion of the Committee, be paid in cash or by surrendering shares of Common Stock or another award under the 1998 Incentive Plan, valued at fair market value on the date of exercise or any combination thereof. Vesting conditions for a stock option will be specified by the Committee and set forth in the applicable option agreement. Vesting conditions may include, without limitation, provision for acceleration in the case of a change in control of the Company or for stock appreciation rights exercisable for cash (in lieu of the option) in the case of such a change in control of the Company.

     Stock appreciation rights are rights to receive, without payment to the Company, cash or shares of Common Stock with a value determined by reference to the difference between the exercise or 'strike' price of the stock appreciation rights and the fair market value or other specified valuation of the Common Stock at the time of exercise. Stock appreciation rights may be granted in tandem with stock options or separately.

     Stock awards may consist of Common Stock or be denominated in units of Common Stock. Stock awards may be subject to conditions established by the Committee, including service, vesting conditions and performance conditions (including without limitation performance conditions based on achievement of specific business objectives, increases in specified indices and attaining specified growth measures or rates). A stock award may provide for voting rights and dividend equivalent rights.

     Cash awards may be subject to conditions specified by the Committee, including service conditions and performance conditions.

     No participant may be granted during any three-year period, awards consisting of stock options or stock appreciation rights exercisable for more than 20% of the shares of Common Stock reserved for issuance under the 1998 Incentive Plan.

     Payment of awards may be made in cash or Common Stock or combinations thereof, as determined by the Committee. An award may provide for the granting or issuance of additional, replacement or alternative awards upon the occurrence of specified events, including the exercise of the original award.

     An award may provide for a tax gross-up payment to a participant if a change in control of the Company results in the participant owing an excise tax or other tax above the rate ordinarily applicable, pursuant to the parachute tax provisions of Section 280G of the Code or otherwise. The gross-up payment would be in an amount such that the net amount received by the participant, after paying the increased tax and any additional taxes on the additional amount, would be equal to that receivable by the participant if the increased tax were not applicable.

     Pursuant to the 1998 Incentive Plan, on January 26, 1998, the Company granted options to purchase shares of Common Stock at an exercise price of $12.75 per share to the following officers for the indicated number of shares:
Mr. von Rosenberg -- 568,200, Mr. Stockton -- 310,000, Mr. Short -- 250,000, Mr.
Gilbert -- 200,000 and Mr. Furey -- 116,160. These options vest ratably over a three year period beginning on January 26, 1998, the date of the grant.

NON-MANAGEMENT DIRECTOR STOCK OPTION PLAN

     The Directors Option Plan, approved by the Company's Board and Zapata as the sole stockholder of the Company in January 1998, is intended to provide incentives to the directors of the Company who are not employees of the Company by providing them with options to purchase shares of Common Stock. Options for up to a maximum of 620,000 shares of Common Stock may be issued under the Directors Option Plan.

     The Directors Option Plan provides that the initial Chairman of the Board be granted an option to purchase up to 568,200 shares of Common Stock and each other initial non-employee director of the Company will be granted options to purchase 14,200 shares of the Common Stock at a price determined by the Company's Board. All options granted under the Directors Option Plan vest ratably over three years after the date of grant. Upon the occurrence of certain events such as stock dividends and stock splits, consolidations or mergers, an optionee's rights with respect to options granted are to be adjusted as provided in the Directors Option Plan. Any non-employee director joining the Company's Board after the Offering will be granted an option to purchase up to 14,200 shares of Common Stock at an exercise price to be determined by the Company's Board.

     Pursuant to the Directors Option Plan, the Company granted options on January 26, 1998 to Messrs. Avram Glazer and Malcolm Glazer, to purchase 568,200 shares and 14,200 shares of Common Stock, respectively, at an exercise price of $12.75 per share. All of these options vest ratably over the three year period following the date of the grant.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (i) all executive officers and directors of the Company as a group, (ii) each of the Named Officers, (iii) each of the Company's directors, (iv) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock and (v) the Selling Stockholder.


                                                        SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                               OWNED                                    OWNED
                                                       PRIOR TO OFFERING(1)     SHARES TO BE    AFTER THE OFFERING(1)
                                                       ---------------------    SOLD IN THE     ---------------------
NAME & ADDRESS                                           SHARES      PERCENT      OFFERING        SHARES      PERCENT
----------------------------------------------------   ----------    -------    ------------    ----------    -------
Zapata Corporation(2) ..............................   19,676,000      100%       4,000,000     15,676,000      66.2%
  1717 St. James Place, Suite 550
  Houston, Texas 77056
Malcolm I. Glazer(2) ...............................   19,676,000      100%       4,000,000     15,676,000      66.2%
  1482 Ocean Boulevard
  Palm Beach, Florida 33480
Joseph L. von Rosenberg III ........................       --         --            --              --          --
Robert W. Stockton .................................       --         --            --              --          --
Kelsey D. Short, Jr. ...............................       --         --            --              --          --
Clyde R. Gilbert ...................................       --         --            --              --          --
Eric T. Furey ......................................       --         --            --              --          --
Avram A. Glazer ....................................       --         --            --              --          --
Ronald Lassiter ....................................       --         --            --              --          --
Joseph Oliver ......................................       --         --            --              --          --
All directors and executive officers as a group        19,676,000      100%       4,000,000     15,676,000      66.2%
  (consists of 8 persons)...........................


------------

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.


(2) Prior to the Offering, all of the outstanding shares of Common Stock have been owned by Zapata. After the Offering, Zapata will own approximately 66.2% of the Common Stock outstanding after the Offering (62.1% if the Underwriters' over-allotment options are exercised in full) of the Common Stock then outstanding. Zapata controls the Company. The Glazer Family Limited Partnership, a Nevada limited partnership ('Glazer Partnership'), owns beneficially and of record approximately 45% of Zapata's outstanding common stock. By virtue of such ownership, the Glazer Partnership may be deemed to control Zapata, and therefore may be deemed to beneficially own the Company's Common Stock owned beneficially by Zapata. The Glazer Partnership's sole partners are (i) MIG, Inc. a Nevada corporation, which is as a general partner and of which Malcolm Glazer is the sole officer, director and shareholder and (ii) the Malcolm Glazer Trust, a Florida trust, which is a limited partner, and of which Malcolm Glazer is the sole trustee and beneficiary during his lifetime.

                     CERTAIN TRANSACTIONS AND ARRANGEMENTS
                         BETWEEN THE COMPANY AND ZAPATA


     Prior to the Offering, Zapata provided the Company with certain administrative services, including treasury and tax services, which were billed at their approximate costs to Zapata. During Fiscal 1995, 1996 and 1997 and First Quarter Fiscal 1998, fees for these services totaled $34,500, $110,000, $30,000 and $7,500, respectively. Prior to the Offering, the Company has provided Zapata with payroll and certain administrative services, which were billed to Zapata at their approximate costs to the Company. During Fiscal 1996 and 1997, these fees totaled $30,000 each year. The costs of these services were directly charged and/or allocated based on the estimated percentage of time that employees spend working on the other party's matters as a percent of total time worked. The Company's management believes this allocation method is reasonable. The 1996 amount of taxation services charged to the Company by Zapata is higher than the 1995 and 1997 amounts primarily due to additional taxation work involving tax strategies to minimize state and federal income tax and to tax work related to setting up a foreign sales corporation as it pertained to the Company.


     Prior to the Offering, Zapata advanced funds to the Company from time to time. During Fiscal 1997, Zapata forgave the repayment of $41.9 million of intercompany indebtedness owed to Zapata by the Company and the Company recorded this amount as contributed capital. After forgiving such indebtedness, Zapata advanced $28.1 million to the Company to meet the cash requirements of the Recent Acquisitions and $5.2 million primarily for payment of the Company's income taxes. As of December 31, 1997, Zapata had no outstanding guarantees of Company indebtedness and the Company owed Zapata approximately $33.3 million of intercompany debt. The intercompany balance attributable to the Recent Acquisitions accrues interest at a rate equal to Zapata's cost of funds, which is currently 8.5%; the balance of the Company's indebtedness to Zapata does not bear any interest. Pursuant to the Separation Agreement described below, the Company will repay $33.3 million of its intercompany indebtedness due Zapata at the time of closing of the Offering with a portion of the net proceeds and the remaining balance of intercompany indebtedness in the ordinary course. See 'Use of Proceeds.'

     Prior to the consummation of the Offering, the Company and Zapata intend to enter into a number of agreements for the purpose of defining their continuing relationship. These agreements will be negotiated in the context of a parent-subsidiary relationship and therefore will not be the result of negotiations between independent parties. It is the intention of the Company and Zapata that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing certain mutually beneficial arrangements. There can be no assurance that each of such agreements, or the transactions provided for therein, will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

     The following is a summary of certain agreements which the Company and Zapata will enter into and which will become effective upon completion of the Offering.


     Separation Agreement. The Separation Agreement provides for the Company and Zapata to enter into a Sublease Agreement, a Registration Rights Agreement, a Tax Indemnity Agreement and an Administrative Services Agreement. The Separation Agreement will require the Company to repay the $33.3 million of intercompany indebtedness owed by the Company to Zapata contemporaneously with the consummation of the Offering. See 'Use of Proceeds.' The Separation Agreement will also prohibit Zapata from engaging in the harvesting of menhaden or the production or marketing of fish meal, fish oil or fish solubles anywhere in the United States for a period of five years from the date of the Separation Agreement. Under the Separation Agreement, Zapata and the Company and its subsidiaries will indemnify each other with respect to any future losses that might arise from the Offering as a result of any untrue statement or alleged untrue statement in any Offering document or the omission or alleged omission to state a material fact in any Offering document (i) in the Company's case except to the extent such statement was based on information provided by Zapata and
(ii) in Zapata's case, only to the extent such loss relates to information supplied by Zapata.


     Sublease Agreement. The Sublease between the Company and a subsidiary of Zapata will provide for the Company to lease its principal corporate offices in Houston, Texas, comprising approximately

3,354 square feet, at an annual rent of approximately $36,204 and for a term that coincides with the remaining term of the primary lease pursuant to which Zapata occupies the space which expires in 2000.

     The Sublease will also provide for the Company to utilize certain shared office equipment for no additional charge.


     Registration Rights Agreement. The Registration Rights Agreement which the Company and Zapata will enter into prior to the consummation of the Offering will provide for the Company to grant certain rights (the 'Registration Rights') to Zapata with respect to the registration under the Securities Act of the shares of Common Stock owned by Zapata at the closing of the Offering (the 'Registrable Securities'). Pursuant to the Registration Rights Agreement, Zapata will be able to require the Company, not more than once in any 365 day period commencing on the first anniversary of the closing of the Offering and on not more than three occasions after Zapata no longer owns a majority of the voting power of the outstanding capital stock of the Company, to file a registration statement under the Securities Act covering the registration of the Registrable Securities, including in connection with an offering by Zapata of its securities that are exchangeable for the Registrable Securities (the 'Demand Registration Rights'). Zapata's Demand Registration Rights are subject to certain limitations, including that any such registration cover a number of Registrable Securities having a fair market value of at least $50.0 million at the time of the request for registration and that the Company may be able to temporarily defer a Demand Registration to the extent it conflicts with another public offering of securities by the Company or would require the Company to disclose certain material non-public information. Zapata will also be able to require the Company to include Registrable Securities owned by Zapata in a registration by the Company of its securities (the 'Piggyback Registration Rights'), subject to certain conditions, including the ability of the underwriters for the offering to limit or exclude Registrable Securities therefrom.


     The Company and Zapata will share equally the out-of-pocket fees and expenses of the Company associated with a demand registration and Zapata will pay its pro rata share of underwriting discounts, commissions and related expenses (the 'Selling Expenses'). The Company will pay all expenses associated with a piggyback registration, except that Zapata will pay its pro rata share of the Selling Expenses. The Registration Rights Agreement contains certain indemnification and contribution provisions (i) by Zapata for the benefit of the Company and related persons, as well as any potential underwriter and (ii) by the Company for the benefit of Zapata and related persons, as well as any potential underwriter. Zapata's Demand Registration Rights will terminate on the date that Zapata owns, on a fully converted or exercised basis with respect to such securities held by Zapata, Registrable Securities representing less than 10% of the then issued and outstanding voting stock of the Company. Zapata's Piggyback Registration Rights will terminate at such time as it is able to sell all of its Registrable Securities pursuant to Rule 144 under the Securities Act within a three month period. Zapata also may transfer its Registration Rights to any transferee from it of Registrable Securities that represent, on a fully converted or exercised basis with respect to the Registrable Securities transferred, at least 20% of the then issued and outstanding voting stock of the Company at the time of transfer; provided, however, that any such transferee will be limited to (i) two demand registrations if the transfer conveys less than a majority but more than 30% and (ii) one demand registration if the transfer conveys 30% or less of the then issued and outstanding voting stock of the Company.


     Tax Indemnity Agreement. Prior to the Offering, the Company has been a member of Zapata's affiliated group and has filed its tax returns on a consolidated basis with such group. After the Offering, the Company will no longer be a member of the Zapata affiliated group. Prior to the consummation of the Offering, the Company and Zapata will enter into a Tax Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for periods before and after the Offering. Pursuant to the Tax Indemnity Agreement, Zapata shall be responsible for paying all federal income taxes relating to taxable periods ending before and including the date on which the Company is no longer a member of Zapata's affiliated group. The Company shall be responsible for all taxes of the Company with respect to taxable periods beginning after the date on which the Company is no longer a member of Zapata's affiliated group. The Company shall be entitled to any refunds (or reductions in tax liability) attributable to any carryback of the Company's post-Offering tax attributes (i.e., net operating losses) realized by the Company after it is no longer a member of Zapata's affiliated group. Any other refunds arising from the reduction in tax liability involving the Zapata affiliated group while the Company was a member of such group, including but not limited to, taxable periods ending before or including such date, (with the exception of any refunds arising from a reduction in tax liability attributable to the Company) shall belong to Zapata.


     Administrative Services Agreements. Zapata and the Company intend to enter into an Administrative Services Agreement pursuant to which the Company will provide Zapata with administrative services upon reasonable request of Zapata. Zapata will pay the Company for these services at the Company's estimated cost of providing these services. This Agreement will continue until Zapata terminates it on 5 days advance written notice or the Company terminates it after Zapata fails to cure a breach of the Agreement for 30 days after the Company has given Zapata written notice of the breach.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Immediately after the Offering, the Company's authorized capital stock will consist of 10,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'), and 80,000,000 shares of Common Stock. Immediately following the Offering, 23,676,000 shares (24,276,000 shares if the Underwriters' over-allotment options are exercised in full) of Common Stock will be outstanding. All of the shares of Common Stock that will be outstanding immediately following the Offering, including the shares of Common Stock sold in the Offering, will be validly issued, fully paid and nonassessable.

COMMON STOCK

     The holders of Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company's Board with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The Company's Articles of Incorporation (the 'Articles') do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Company's Board from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. See 'Dividend Policy.'

PREFERRED STOCK

     The Company's Board has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock by the Company's Board could adversely affect the rights of holders of Common Stock. The potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

FOREIGN OWNERSHIP RESTRICTIONS

     The Articles (i) contain provisions limiting the aggregate percentage ownership by Non-Citizens of each class of the Company's capital stock to 49.99% of the outstanding shares of each such class (the 'Permitted Percentage') to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable federal law (presently less than 50.00%), (ii) require institution of a dual stock certificate system to help determine such ownership, and (iii) permit the Company's Board to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations. These provisions are intended to protect the ability of the Company's vessels to conduct fishing operations in U.S. territorial waters and the U.S. Exclusive Economic Zone. See 'Risk Factors -- Restriction on Foreign Ownership' and 'Business -- Regulation.'

     To provide a method to enable the Company reasonably to determine stock ownership by Non-Citizens, the Articles require the Company to institute (and to implement through the transfer agent for the Common Stock) a dual stock certificate system, pursuant to which certificates representing shares of Common Stock will bear legends that designate such certificates as either 'citizen' or 'non-citizen,' depending on the citizenship of the owner. Accordingly, stock certificates are denominated as 'citizen' (blue) in respect of Common Stock owned by Citizens and as 'non-citizen' (red) in respect of Common Stock owned by Non-Citizens. The Company may also issue non-certificated shares through depositories if the Company determines such depositories have established procedures that allow the Company to monitor the ownership of Common Stock by Non-Citizens.


     For purposes of the dual stock certificate system, a 'Non-Citizen' is defined as any person other than a Citizen, and a 'Citizen' is defined as: (i) any individual who is a citizen of the U.S. by birth, naturalization, or as otherwise authorized by law; and (ii) any corporation, partnership, association, limited liability company, joint venture (if not an association, corporation, partnership or limited liability company) or other business organization which is a citizen of the U.S. as determined by the Company's Board consistent with the applicable regulations and statutes thereto as interpreted by the agencies of the United States government charged with the administration of the Shipping Act, 1916, as amended, or any court of law. The foregoing definition is applicable at all tiers of ownership and in both form and substance at each tier of ownership.


     Shares of Common Stock are transferable to Citizens at any time and are transferable to Non-Citizens if, at the time of such transfer, the transfer would not increase the aggregate ownership by Non-Citizens of the Common Stock above the Permitted Percentage in relation to the total outstanding shares of Common Stock or all voting stock. Non-Citizen certificates may be converted to Citizen certificates upon a showing, satisfactory to the Company, that the holder is a Citizen. Any purported transfer to Non-Citizens of shares or of an interest in shares of the Company represented by a Citizen certificate in excess of the Permitted Percentage will be ineffective as against the Company for all purposes (including for purposes of voting, dividends, and any other distribution, upon liquidation or otherwise). In addition, the shares may not be transferred on the books of the Company, and the Company, whether or not such stock certificate is validly issued, may refuse to recognize the holder thereof as a stockholder of the Company except to the extent necessary to effect any remedy available to the Company. Subject to the foregoing limitations, upon surrender of any stock certificate for transfer, the transferee will receive citizen (blue) certificates or non-citizen (red) certificates, as applicable.

     The Articles establish procedures with respect to the transfer of shares to enforce the limitations referred to above and authorize the Company's Board to implement such procedures. The Company's Board may take other ministerial actions or make interpretations of the Company's foreign ownership policy as it deems necessary in order to implement the policy. Under the Articles, the Company's Board may require that as a condition precedent to each issuance and/or transfer of stock certificates representing shares of Common Stock (including the shares of Common Stock being sold in the Offering), a citizenship certificate will be required from all transferees (and from any recipient upon original issuance) of Common Stock and, with respect to the beneficial owner of the Common Stock being transferred, if the transferee (or the original recipient) is acting as a fiduciary or nominee for such beneficial owner. If implemented, the registration of the transfer (or original issuance) will be denied upon refusal to furnish such citizenship certificate, which will provide information about the purported transferee's or beneficial owner's citizenship. Furthermore, as part of the dual stock certificate system, depositories holding shares of the Company's Common Stock will be required to maintain separate accounts for 'Citizen' and 'Non-Citizen' shares. When the beneficial ownership of such shares is transferred, the depositories' participants will be required to advise such depositories as to which account the transferred shares should be held. In addition, to the extent necessary to enable the Company to determine the number of shares owned by Non-Citizens, the Company may from time to time require record holders and beneficial owners of shares of Common Stock to confirm their citizenship status and may, in the discretion of the Company's Board, temporarily withhold dividends payable to, and deny voting rights to, any such record holder or beneficial owner until confirmation of citizenship is received.

     Should the Company (or its transfer agent for the Common Stock) become aware that the ownership by Non-Citizens of Common Stock at any time exceeds the Permitted Percentage (the 'Excess Shares'), the Company's Board is authorized to withhold dividends and other distributions temporarily on the Excess Shares, pending the transfer of such shares to a Citizen or the reduction in the percentage of shares owned by Non-Citizens to or below the Permitted Percentage, and to deny voting rights with respect to the Excess Shares. If dividends and distributions are to be withheld, they will be set aside for the account of the Excess Shares. At such time as such shares are transferred to a Citizen or the ownership of such shares by Non-Citizens will not result in aggregate ownership by Non-Citizens in excess of the Permitted Percentage, the dividends withheld shall be paid to the then record holders of the related shares. Excess Shares shall, so long as the excess exists, not be deemed to be outstanding for purposes of determining the vote required on any matter brought before the stockholders for a vote. The Articles provide that the Company's Board has the power, in its reasonable discretion and based upon the records maintained by the Company's transfer agent, to determine those shares of Common Stock that constitute the Excess Shares. Such determination will be made by reference to the date or dates on which such shares were purchased by Non-Citizens, starting with the most recent acquisition of shares by a Non-Citizen and including, in reverse chronological order, all other acquisitions of shares by Non-Citizens from and after the acquisition that first caused the Permitted Percentage to be exceeded; provided that Excess Shares resulting from a determination that a record holder or beneficial owner is no longer a Citizen will be deemed to have been acquired as of the date of such determination. To satisfy the Permitted Percentage described above, the Articles authorize the Company's Board, in its discretion, to redeem (upon written notice) Excess Shares in order to reduce the aggregate ownership by Non-Citizens to the Permitted Percentage. As long as the shares of Common Stock offered hereby continue to be listed on the NYSE, the redemption price will be the average of the closing sale price of the shares (as reported by the NYSE) during the 30 trading days next preceding the date of the notice of redemption. The redemption price for Excess Shares will be payable in cash.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS

BOARD OF DIRECTORS

     The Articles provide that except as otherwise fixed by or pursuant to the provisions of a Certificate of Designations setting forth the rights of the holders of any class or series of Preferred Stock, the number of the directors of the Company will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the 'Whole Board') (but shall not be less than three). The directors, other than those who may be elected by the holders of Preferred Stock, will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The terms of the directors elected at the Company's 1998 stockholders' meeting expire at the annual meeting of stockholders to be held in 1999 for one class, the annual meeting of stockholders to be held in 2000 for another class and at the annual meeting of stockholders to be held in 2001 for a third class, with each director to hold office until its successor is duly elected and qualified. Commencing with the 1999 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     The Articles provide that except as otherwise provided for or fixed by or pursuant to a Certificate of Designation setting forth the rights of the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Company's Board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Company's Board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of

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
directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Company's Board will shorten the term of any incumbent director. Subject to the rights of holders of Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Company's Board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Company's Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The Articles and the Company's By-Laws provide that as of the time at which Zapata and its affiliates cease to be the beneficial owner of an aggregate of at least a majority of the then outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Effective as of the date that Zapata no longer has beneficial ownership of at least a majority of the Company's outstanding Common Stock, except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Company's Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or by the Chairman of the Company's Board and, effective as of the date Zapata ceases to have beneficial ownership of a majority of the outstanding Common Stock, any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. In addition, prior to the date on which Zapata no longer holds at least a majority of the Company's outstanding Common Stock, the Company will call a special meeting of stockholders promptly upon request by Zapata, or any of its affiliates, in each case, if such entity is a stockholder of the Company and stockholder actions may be effected by written consent of the holders of the amount of the voting stock required to approve such actions. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Company's Board or the Chairman of the Board.

ADVANCE NOTICE PROCEDURES

     The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the 'Stockholder Notice Procedure'). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not later than the close of business on the 60th calendar day nor earlier than the close of business on the 90th calendar day prior to the first anniversary of the preceding year's annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th calendar day prior to such annual meeting and not later than the close of business on the

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
later of the 60th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company).

     In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     The Stockholder Notice Procedure does not apply to Zapata and its affiliates prior to the date on which Zapata no longer beneficially owns at least a majority of the outstanding Common Stock.

AMENDMENTS

     The Articles provide that the affirmative vote of the holders of at least 66 2/3% of the Company's voting stock, voting together as a single class, is required to amend provisions of the Articles relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Company's directors; the filling of vacancies; and the removal of directors. The Articles further provide that the related By-Laws described above (including the Stockholder Notice Procedure) may be amended only by the Company's Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock, voting together as a single class.

NEVADA ANTITAKEOVER LAWS AND CERTAIN CHARTER PROVISIONS

     Nevada's 'Business Combinations' statute, Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations having at least 200 stockholders which have not opted-out of the statute, prohibits an 'interested stockholder' from entering into a'combination' with the corporation, unless certain conditions are met. A 'combination' includes (a) any merger or consolidation with an 'interested stockholder,' or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an 'interested stockholder,' having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the stockholders, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all stockholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the 'interested stockholder,' (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the 'interested stockholder,' or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an 'interested stockholder.' An 'interested stockholder' is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the statute applies may not engage in a 'combination' within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's articles of incorporation are met and either
(a)(i) the board of directors of the corporation approves, prior to the

'interested stockholder's' date of acquiring shares, or as to which the purchase of shares by the 'interested stockholder' has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the 'interested stockholder' at a meeting called no earlier than three years after the date the 'interested stockholder' became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the 'interested stockholder' will not have become the beneficial owner of additional voting shares of the corporation.

     Nevada law permits a Nevada corporation to 'opt out' of the application of the 'Business Combinations' statute by inserting a provision doing so in its original articles of incorporation. The Company's Articles has such a provision. The Articles can be amended at any time to subject the Company to the effect of the 'Business Combinations' statutes. Under Nevada law, the Articles may be amended pursuant to a resolution adopted by the Company's Board and ratified by a vote of a majority of the voting power of the Company's outstanding voting stock.

     Nevada's 'Control Share Acquisition' statute, Nevada Revised Statute 78.378-78.3793, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become 'Control Shares' which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption. The Company's By-laws provide for such a redemption. The Control Share Acquisition statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the 'fair value' of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

     The Control Share Acquisition statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While the Company does not currently exceed these thresholds, it may do so in the future. The Company presently does not 'do business' in Nevada within the meaning of the Control Share Acquisition Statute and it does not plan to do so. Therefore, the Control Share Acquisition statute does not currently apply to the Company.

     If the Business Combination statute and/or the Control Share Acquisition statute become applicable to the Company in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management more difficult.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     The Company believes that certain provisions of its Articles and By-Laws will be useful to attract and retain qualified persons as directors and officers. The Company's Articles limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to allow the Company's directors the benefit of Nevada Corporation Law which provides that directors of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or
(ii) the willful or grossly negligent payment of unlawful distributions. The Company's Articles and By-Laws generally require the Company to indemnify, its directors and officers to the fullest extent permitted by Nevada law. The Articles and the Company's By-laws also require the Company to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. Prior to the consummation of the Offering, the Company intends to enter into indemnification agreements with its officers and directors which provides for the indemnification and advancement of expenses by the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company intends to obtain, prior to the completion of the Offering, officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. There is no pending litigation or proceeding involving a director, officer, associate or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company will be the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Of the 23,676,000 shares of Common Stock to be outstanding as of the closing of the Offering (24,276,000 shares if the Underwriters' over-allotment options are exercised in full) the 8,000,000 shares of Common Stock sold in the Offering (9,200,000 shares if the Underwriters exercise their over-allotment options in full) will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of the Company (an 'Affiliate'), as that term is defined in Rule 144 promulgated under the Securities Act ('Rule 144'). The remaining 15,676,000 shares of Common Stock outstanding upon the consummation of the Offering will be shares of Common Stock held by Zapata and will be 'restricted securities,' as that term is defined in Rule 144, that may be sold only if registered under the Securities Act or in accordance with an applicable exemption from registration, such as Rule 144.


     In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in 'brokers transactions' or to market makers, within any three month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (236,760 shares immediately after the completion of the Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     As discussed above, the shares of Common Stock which Zapata will continue to hold after the Offering are 'restricted securities' as defined in Rule 144, and may not be sold other than through registration under the Securities Act or pursuant to an exemption from the regulations thereunder, including exceptions provided by Rule 144. Pursuant to lock-up agreements, all of the Company's officers and directors, the Selling Stockholder and the Company have agreed that they will not, for a period of 180 days from the date of this Prospectus (360 days in the case of the Selling Stockholder), directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreement does not prevent the Company from (i) granting additional options under the 1998 Incentive Plan or the Directors Option Plan or
(ii) issuing stock in connection with an acquisition if the recipient agrees to the same 180 day restriction on resale. Prudential Securities Incorporated may in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.


     The Company intends to enter into a Registration Rights Agreement with the Selling Stockholder, pursuant to which it grants the Selling Stockholder Demand Registration Rights and Piggyback Registration Rights. See 'Certain Transactions and Arrangements Between the Company and Zapata -- Registration Rights Agreement.' The Selling Stockholder can exercise such rights any time one year after the closing of the Offering to sell all of the Common Stock it holds or a certain portion thereof until its beneficial ownership interest in the Company falls below a certain level.

     The Company has granted options to certain officers of the Company for the purchase of up to 1,657,360 shares of Common Stock pursuant to the 1998 Incentive Plan and options to the Company's non-management directors for the purchase of 582,400 shares of Common Stock pursuant to the Directors Option Plan, subject to certain restrictions. See 'Management -- Stock Option Plans.' Within 365 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering an aggregate of approximately 4,220,000 shares of Common Stock (including the

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
shares subject to outstanding options) that have been reserved for issuance under its stock options and stock options plans for its officers and directors, thus permitting the resale of such shares in the public market without restriction under the Securities Act. Shares issued pursuant to these options and plans after the effective date of such registration statement generally will be freely tradable without restriction (other than shares issued to affiliates) or further registration under the Securities Act.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sale could occur, may adversely affect prevailing market prices for the Common Stock and could impact the Company's future ability to raise capital through an offering of equity securities.

                                  UNDERWRITING

     The underwriters named below (the 'Underwriters'), for whom Prudential Securities Incorporated and Deutsche Morgan Grenfell Inc. are acting as representatives (the 'Representatives'), have severally agreed, subject to the terms and conditions of the underwriting agreement (the 'Underwriting Agreement') to purchase from the Company and the Selling Stockholder the respective number of shares of Common Stock set forth opposite their respective names below:


                                                                                     NUMBER
UNDERWRITER                                                                         OF SHARES
---------------------------------------------------------------------------------   ---------
Prudential Securities Incorporated...............................................
Deutsche Morgan Grenfell Inc.....................................................

                                                                                    ---------
Total............................................................................   8,000,000
                                                                                    ---------
                                                                                    ---------


     The Company and the Selling Stockholder are obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby, if any are purchased.

     The Underwriters, through the Representatives, have advised the Company and the Selling Stockholder that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of $ per share;
and that such dealers may reallow a concession of $      per share to certain
other dealers. After the Offering, the initial public offering price and the concessions may be changed by the Representatives.


     The Company and the Selling Stockholder have granted the Underwriters over-allotment options, exercisable for 30 days from the date of this Prospectus, to purchase, in the aggregate, up to 1,200,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions as set forth on the cover page of this Prospectus. Such additional shares will be purchased from the Company and the Selling Stockholder on a pro rata basis. The Underwriters may exercise such options solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options to purchase are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriters' name in the preceding table bears to 8,000,000.


     The Company and the Selling Stockholder have agreed to indemnify the several Underwriters and contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Representatives have informed the Company and the Selling Stockholder that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company, its officers and directors and the Selling Stockholder have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or other capital stock of the Company, for a period of 180 days (360 days with respect to the Selling Stockholder) from the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for shares offered pursuant to the Offering and issuances

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

pursuant to options granted to employees or directors or pursuant to the Company's stock option plans or (ii) issuing stock in connection with an acquisition if the recipient agrees to the same 180 day restriction on resale. Prudential Securities Incorporated may in its sole discretion, any time and without notice, release all or any portion of the securities subject to such lock-up agreement.


     Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations between the Company, the Selling Stockholder and the Representatives. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company.


     In connection with the Offering, certain Underwriters (and selling group members if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholder, and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,200,000 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose 'penalty bids' under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to the Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at the level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby by the Company will be passed upon for the Company by Woods, Oviatt, Gilman, Sturman & Clarke, LLP, Rochester, New York and Marshall, Hill, Cassass and deLipkau, Reno, Nevada. Certain legal matters related to the sale of the Common Stock will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.


                                    EXPERTS

     The consolidated balance sheet as of September 30, 1997 and 1996, and the consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1997, included in this Prospectus and in the Registration Statement of which this Prospectus forms a part, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the 'Registration Statement') under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the

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
Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 or accessed through the Commissioner's internet web site at http://www.sec.gov. Additionally, the Company intends to list the Common Stock sold in the Offering on the NYSE and copies of materials filed by the Company with the NYSE can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the '1934 Act'). As a result of the Offering, the Company will become subject to the informational requirements of the 1934 Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                           OMEGA PROTEIN CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Report of Independent Accountants..........................................................................    F-2
Consolidated Balance Sheet, September 30, 1996 and 1997....................................................    F-3
Consolidated Statement of Operations, for the years ended September 30, 1995, 1996 and 1997................    F-4
Consolidated Statement of Stockholder's Equity, for the years ended September 30, 1995, 1996 and 1997......    F-5
Consolidated Statement of Cash Flows, for the years ended September 30, 1995, 1996 and 1997................    F-6
Notes to Consolidated Financial Statements.................................................................    F-7
Condensed Consolidated Balance Sheet, September 30, 1997 and December 31, 1997.............................   F-19
Condensed Consolidated Statement of Operations, for the three months ended December 31, 1996 and 1997......   F-20
Condensed Consolidated Statement of Cash Flows, for the three months ended December 31, 1996 and 1997......   F-21
Notes to Condensed Consolidated Financial Statements.......................................................   F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder and Board of Directors,
  OMEGA PROTEIN CORPORATION:

     We have audited the accompanying consolidated balance sheet of Omega Protein Corporation (formerly Marine Genetics Corporation) as of September 30, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholder's equity for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Protein Corporation as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
December 11, 1997, except for Note 16,
as to which the date is January 26, 1998 and except for Note 17, as to which the date is February 16, 1998

                           OMEGA PROTEIN CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                                                                                 SEPTEMBER 30,
                                                                                              -------------------
                                                                                               1996        1997
                                                                                              -------    --------
                                                                                                (IN THOUSANDS,
                                                                                              EXCEPT FOR SHARES)

                                          ASSETS
Current assets:
     Cash and cash equivalents.............................................................   $ 2,899    $  5,504
     Receivables, net......................................................................    10,521       9,936
     Inventories...........................................................................    29,919      38,448
     Prepaid expenses and other current assets.............................................       800         746
                                                                                              -------    --------
          Total current assets.............................................................    44,139      54,634
                                                                                              -------    --------
Other assets...............................................................................     6,319       4,917
                                                                                              -------    --------
Property and equipment, net................................................................    36,511      40,889
                                                                                              -------    --------
          Total assets.....................................................................   $86,969    $100,440
                                                                                              -------    --------
                                                                                              -------    --------

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
     Current maturities of long-term debt..................................................   $   487    $  1,034
     Accounts payable......................................................................     5,466       1,622
     Accrued liabilities...................................................................    14,741      15,423
     Amounts due to parent -- current......................................................     2,726       5,159
                                                                                              -------    --------
          Total current liabilities........................................................    23,420      23,238
                                                                                              -------    --------
Long-term debt.............................................................................     8,287      11,294
                                                                                              -------    --------
Deferred income taxes......................................................................       437       1,180
                                                                                              -------    --------
Other liabilities..........................................................................       896         374
                                                                                              -------    --------
Amounts due to parent -- noncurrent........................................................    41,900       --
                                                                                              -------    --------
Commitments and contingencies (Note 13)....................................................
Stockholder's equity:
     Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued...........     --          --
     Common stock, $.01 par value authorized; 80,000,000 shares; issued and outstanding:
      19,676,000 shares....................................................................       197         197
     Capital in excess of par value........................................................     1,831      43,731
     Reinvested earnings, from October 1, 1990.............................................    10,001      20,426
                                                                                              -------    --------
          Total stockholder's equity.......................................................    12,029      64,354
                                                                                              -------    --------
               Total liabilities and stockholder's equity..................................   $86,969    $100,440
                                                                                              -------    --------
                                                                                              -------    --------

   The accompanying notes are an integral part of the consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              YEARS ENDED SEPTEMBER 30,
                                                                       ----------------------------------------
                                                                        1995            1996             1997
                                                                       -------         -------         --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues                                                               $94,959         $93,609         $117,564
Cost of sales.......................................................    85,122          78,415           93,746
                                                                       -------         -------         --------
Gross profit........................................................     9,837          15,194           23,818
Selling, general and administrative.................................     3,933           4,690            5,613
                                                                       -------         -------         --------
Operating income....................................................     5,904          10,504           18,205
Interest expense, net...............................................    (1,102)           (995)            (592)
Other income (expense)..............................................       116            (118)          (1,328)
                                                                       -------         -------         --------
Income before income taxes..........................................     4,918           9,391           16,285
Provision for income taxes..........................................     1,668           3,463            5,860
                                                                       -------         -------         --------
Net income..........................................................   $ 3,250         $ 5,928         $ 10,425
                                                                       -------         -------         --------
                                                                       -------         -------         --------
Net income per share (basic)........................................   $  0.17         $  0.30         $   0.53
                                                                       -------         -------         --------
                                                                       -------         -------         --------
Average common shares outstanding...................................    19,676          19,676           19,676
                                                                       -------         -------         --------
                                                                       -------         -------         --------
Net income per share (diluted)......................................   $  0.17         $  0.30         $   0.53
                                                                       -------         -------         --------
                                                                       -------         -------         --------
Average common shares and common share equivalents outstanding......    19,676          19,676           19,676
                                                                       -------         -------         --------
                                                                       -------         -------         --------

   The accompanying notes are an integral part of the consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                                             CAPITAL
                                                                                               IN
                                                                                  COMMON    EXCESS OF    REINVESTED
                                                                                  STOCK     PAR VALUE     EARNINGS
                                                                                  ------    ---------    ----------
                                                                                           (IN THOUSANDS)

Balance at September 30, 1994..................................................    $197      $ 1,831      $    823
Net income.....................................................................    --          --            3,250
                                                                                  ------    ---------    ----------
Balance at September 30, 1995..................................................     197        1,831         4,073
Net income.....................................................................    --          --            5,928
                                                                                  ------    ---------    ----------
Balance at September 30, 1996..................................................     197        1,831        10,001
Net income.....................................................................    --          --           10,425
Capital contribution from parent...............................................    --         41,900        --
                                                                                  ------    ---------    ----------
Balance at September 30, 1997..................................................    $197      $43,731      $ 20,426
                                                                                  ------    ---------    ----------
                                                                                  ------    ---------    ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       YEARS ENDED SEPTEMBER 30,
                                                                                     -----------------------------
                                                                                      1995       1996       1997
                                                                                     -------    -------    -------
                                                                                            (IN THOUSANDS)

Cash flow provided by (used in) operating activities:
     Net income...................................................................   $ 3,250    $ 5,928    $10,425
     Adjustments to reconcile net income to net cash provided by (used in)
      operating activities:
       Loss (gain) on disposal of assets, net.....................................        (5)        42        483
       Depreciation, amortization and write-downs.................................     3,607      4,210      4,868
       Deferred taxes.............................................................       382        389        743
       Changes in assets and liabilities, net of the effect of disposition:
          Receivables.............................................................    (2,279)     3,762       (836)
          Inventories.............................................................    11,439     (3,614)    (9,291)
          Accounts payable and accrued liabilities................................    (5,638)     4,832        604
          Amounts due to parent...................................................   (11,249)     2,726      2,433
          Other, net..............................................................       375     (2,053)       624
                                                                                     -------    -------    -------
               Total adjustments..................................................    (3,368)    10,294       (372)
                                                                                     -------    -------    -------
               Net cash provided by (used in) operating activities................      (118)    16,222     10,053
                                                                                     -------    -------    -------
Cash flow provided by (used in) investing activities:
     Proceeds from sale of assets, net............................................       213        624       (771)
     Increase in note receivable..................................................      (450)     --          (334)
     Capital expenditures.........................................................    (6,652)    (4,673)    (9,825)
                                                                                     -------    -------    -------
               Net cash used in investing activities..............................    (6,889)    (4,049)   (10,930)
                                                                                     -------    -------    -------
Cash flow provided by (used in) financing activities:
     Bank overdraft...............................................................    (1,368)     --         --
     Borrowings...................................................................    10,020     11,100      4,061
     Payments on revolving line of credit.........................................     --       (21,100)     --
     Principal payments of debt obligations.......................................      (414)      (581)      (579)
                                                                                     -------    -------    -------
               Net cash provided by (used in) financing activities................     8,238    (10,581)     3,482
                                                                                     -------    -------    -------
Net increase in cash and cash equivalents.........................................     1,231      1,592      2,605
Cash and cash equivalents at beginning of period..................................        76      1,307      2,899
                                                                                     -------    -------    -------
Cash and cash equivalents at end of period........................................   $ 1,307    $ 2,899    $ 5,504
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------

   The accompanying notes are an integral part of the consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The Company's predecessor, Marine Genetics Corporation, was incorporated in Delaware on February 19, 1976. The Company is a wholly-owned subsidiary of Zapata Corporation (and was formerly known as Zapata Protein, Inc.).

     The consolidated financial statements include the accounts of Omega Protein Corporation and its wholly and majority owned subsidiaries (collectively, the 'Company'). Investments in affiliated companies and joint ventures representing a 20% to 50% voting interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for the results of its operations on a fiscal year basis ending September 30.

BUSINESS DESCRIPTION

     The Company produces and markets a variety of products produced from menhaden (a fish found in commercial quantities), including regular grade and value added specialty fish meals, crude and refined fish oils and fish solubles. The Company's fish meal products are used as nutritional feed additives by animal feed manufacturers and by commercial livestock and poultry farmers. The Company's refined fish oil products are sold to food producers in Europe and its crude fish oil products are used in aquaculture feeds and certain industrial applications. Fish solubles are sold as protein additives for animal feed and as organic fertilizers.

REVENUE RECOGNITION

     The Company recognizes revenue when title to its products is transferred to the customer.

INVENTORIES


     Fish product inventories and materials, parts and supplies are stated at the lower of cost (average cost) or market.



     The Company's fishing season runs from mid-April to the end of October in the Gulf Coast and runs from the beginning of May to the end of December in the Atlantic Coast. Government regulations preclude the Company from fishing during the off seasons. During the off seasons, the Company incurs costs (i.e. plant and vessel related labor, utilities, rent and depreciation) that are directly related to the Company's infrastructure that will be used in the upcoming fishing season. Costs that are incurred subsequent to a fish catch are deferred until the next season and are included within inventory.



     The Company's inventory cost system considers all costs, both variable and fixed, associated with an annual fish catch and its processing. The Company's costing system allocates cost to inventory quantities on a per unit basis as calculated by a formula that considers total estimated inventoriable costs for a fishing season (including off season costs) to total estimated fish catch. The inventory is relieved to cost of sales as the product is sold at average cost. The Company adjusts the costs of sales, off-season costs and inventory balances at the end of each quarter based on revised estimates of off-season costs and fish catch.


INCOME TAXES

     The Company utilizes the liability method to account for income taxes. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing temporary differences between the financial reporting and tax reporting basis of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The Company is included in Zapata Corporation's consolidated U.S. federal income tax return and its income tax effects are reflected on a separate return basis for financial reporting purposes.

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY, EQUIPMENT AND DEPRECIATION

     Depreciation of property and equipment is computed by the straight-line method at rates expected to amortize the cost of property and equipment, net of salvage value, over their estimated useful lives. Estimated useful lives of assets acquired new, determined as of the date of acquisition are as follows:

                                                                                   USEFUL LIVES
                                                                                     (YEARS)
                                                                                   ------------
Fishing vessels and fish processing plants......................................       15 - 20
Furniture and fixtures..........................................................        3 - 10

     Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are included in the statement of operations. The Company periodically evaluates its long-lived assets for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

CONCENTRATIONS OF CREDIT RISK


     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Approximately 35% of the Company's fish meal sales in Fiscal 1997 were made to customers in Mississippi, North Carolina, Georgia, Iowa, Texas and Arkansas. Total sales to the Company's top ten customers represented approximately 23.8% of the Company's Fiscal 1997 revenues; no single customer accounted for more than 5.4% of the Company's Fiscal 1997 revenues. The majority of the Company's fish oil is sold to export markets, including Canada, Japan, Mexico and The Netherlands. The Company's customer base generally remains consistent from year to year and procedures are in effect to monitor the creditworthiness of these customers and generally requires no collateral from its customers. Historically, the Company has not experienced significant losses on trade accounts receivable and has not experienced any losses on cash. The Company does not believe that this concentration of sales and credit risk represents a material risk of loss with respect to its financial position as of September 30, 1997.


     At September 30, 1996 and 1997, the Company had cash deposits concentrated primarily in one major bank. The Company believes that credit risk in such deposits is minimal.

INVESTMENT IN VENTURE MILLING COMPANY

     In August 1993, the Company acquired a 60% equity interest in Venture Milling Company ('Venture'), a Delaware corporation involved in the milling of animal feeds and protein-ingredient products for the poultry, hog and dairy industries. In March 1996, the Company acquired the remaining 40% of Venture's equity. Venture leased and operated a feed mill in Seaford, Delaware. The Company consolidated the financial results of Venture. The Company's net income for the 1995, 1996 and 1997 fiscal years was not materially impacted by activity related to Venture. The Company sold Venture in fiscal 1997 and recognized a loss of $531,000, which is recorded in other expense.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

QUASI-REORGANIZATION

     In connection with the comprehensive restructuring accomplished in fiscal 1991, the Company, in conjunction with Zapata Corporation, implemented, for accounting purposes, a 'quasi-reorganization,' an elective accounting procedure that permits a company that has emerged from previous financial difficulty to restate its accounts and establish a fresh start in an accounting sense. After implementation of the accounting quasi-reorganization, the Company's assets and liabilities were revalued at their estimated fair value and its deficit in reinvested earnings was charged to capital in excess of par value. The Company effected the accounting quasi-reorganization as of October 1, 1990.

RECLASSIFICATIONS

     Reclassifications of prior years information have been made to conform with the current year presentation. These reclassifications had no effect on net income or total assets.

ACCOUNTING FOR STOCK OPTIONS

     In October 1995, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards No. 123, 'Accounting for Stock Based Compensation' ('SFAS 123'), which sets forth accounting and disclosure requirements for stock option and other stock-based compensation plans. The new statement encourages, but does not require, companies to record stock-based compensation expense using the fair-value method, rather than the intrinsic-value method prescribed by Accounting Principles Board ('APB') Opinion No. 25 ('APB 25'). The Company intends to adopt only the disclosure requirements of SFAS 123 and to record stock-based compensation expense using the intrinsic-value approach prescribed by APB 25. Accordingly, the Company will compute compensation cost as the amount by which the fair market price of the Company's common stock exceeds the exercise price on the date of grant. The amount of compensation cost, if any, would be charged to income over the vesting period.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128') which established standards for computing and presenting earnings per share. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods. The Company does not expect that adoption of SFAS 128 will have a significant effect on the Company's earnings per share. Early adoption is not permitted. (See Note 17).

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' ('SFAS 130') which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997.

     In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, 'Disclosure about Segments of an Enterprise and Related Information' ('SFAS 131') which is effective for periods beginning after December 15, 1997. The disclosures will be required beginning in the Company's fiscal 1999 annual report. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

supersedes Statement of Financial Accounting Standards No. 14, 'Financial Reporting for Segments of a Business Enterprise', but retains the requirement to report information about major customers.

2. ACCOUNTS RECEIVABLE

     Accounts receivable as of September 30, 1996 and 1997 are summarized as follows:

                                                                            1996       1997
                                                                           -------    -------
                                                                             (IN THOUSANDS)

Trade...................................................................   $ 9,606    $ 8,821
Insurance...............................................................       811        795
Employee................................................................        64         95
Other...................................................................       201        401
                                                                           -------    -------
                                                                            10,682     10,112
Less allowance for doubtful accounts....................................      (161)      (176)
                                                                           -------    -------
                                                                           $10,521    $ 9,936
                                                                           -------    -------
                                                                           -------    -------

3. INVENTORY

     Inventory as of September 30, 1996 and 1997 is summarized as follows:

                                                                            1996       1997
                                                                           -------    -------
                                                                             (IN THOUSANDS)

Fish meal...............................................................   $15,311    $19,048
Crude fish oil..........................................................     4,711     11,188
Other fish oil..........................................................     1,507      1,558
Fish solubles...........................................................     1,434        983
Off-season costs (see Note 1)...........................................     2,533      2,420
Materials and supplies..................................................     3,508      3,353
Other...................................................................     1,017      --
                                                                           -------    -------
                                                                            30,021     38,550
Less oil inventory reserve..............................................      (102)      (102)
                                                                           -------    -------
                                                                           $29,919    $38,448
                                                                           -------    -------
                                                                           -------    -------

4. OTHER ASSETS

     Other assets as of September 30, 1996 and 1997 are summarized as follows:

                                                                               1996      1997
                                                                              ------    ------
                                                                               (IN THOUSANDS)

Fishing nets...............................................................   $1,201    $1,309
Qualified pension plan.....................................................    2,629     2,588
Title XI loan origination fee..............................................      370       359
Property held for resale...................................................      304       304
Deposits...................................................................      373       116
Investments in unconsolidated affiliates...................................      516       188
Miscellaneous..............................................................      926        53
                                                                              ------    ------
                                                                              $6,319    $4,917
                                                                              ------    ------
                                                                              ------    ------

     Amortization expense for fishing nets amounted to $971,000, $1.0 million and $965,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY AND EQUIPMENT

     Property and equipment as of September 30, 1996 and 1997 are summarized as follows:

                                                                           1996        1997
                                                                         --------    --------
                                                                            (IN THOUSANDS)

Land..................................................................   $  3,861    $  3,967
Plant.................................................................     36,852      38,310
Fishing vessels.......................................................     26,718      30,101
Furniture and fixtures................................................      1,421       1,692
Other.................................................................        447       2,304
                                                                         --------    --------
                                                                           69,299      76,374
Less accumulated depreciation and impairment..........................    (32,788)    (35,485)
                                                                         --------    --------
                                                                         $ 36,511    $ 40,889
                                                                         --------    --------
                                                                         --------    --------

     Depreciation expense for the years ended September 30, 1995, 1996 and 1997 was $2.6 million, $3.2 million and $3.6 million, respectively.

6. LONG-TERM DEBT

     At September 30, 1996 and 1997, the Company's long-term debt consisted of the following:

                                                                                     1996        1997
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)

U.S. government guaranteed obligations collateralized by a first lien on certain fishing vessels and certain plant assets:
     Amounts due in installments through 2011, interest from 6.63% to 7.17%.....   $  7,267    $  8,678
     Amounts due in installments through 2014, interest at Eurodollar rates plus
       .45%; 6.08% and 6.17% at September 30, 1996 and 1997, respectively.......      1,429       1,350
Term note due 2002, interest at prime (8.5% at September 30, 1997)
  collateralized by certain assets of the Company...............................      --          2,175
Other debt at 5.6% and 4% at September 30, 1996 and 1997, respectively..........         78         125
                                                                                   --------    --------
          Total.................................................................      8,774      12,328
               Less current maturities..........................................        487       1,034
                                                                                   --------    --------
Long-term debt..................................................................   $  8,287    $ 11,294
                                                                                   --------    --------
                                                                                   --------    --------

     The fair value of the Company's debt obligations are estimated based on the current rates offered to the Company for the debt of the same remaining maturities. At September 30, 1996 and 1997, the estimated fair value of debt obligations approximated book value.

     In 1995, the Company entered into a loan agreement with Internationale Nederlanden (U.S.) Capital Corporation ('ING Loan Agreement'). The ING Loan Agreement provided the Company with a $15 million revolving credit facility that was due June 30, 1997. The ING Loan Agreement was terminated in fiscal 1997.

ANNUAL MATURITIES

     The annual maturities of long-term debt for the five years ending September 30, 2002 are as follows (in thousands):

 1998       1999       2000       2001       2002
------     ------     ------     ------     ------

$1,034     $1,061     $1,092     $1,136     $1,108

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. CASH FLOW INFORMATION

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Net cash provided by operating activities reflects cash payments of interest and income taxes.

                                                                        1995    1996     1997
                                                                        ----    ----    ------
                                                                            (IN THOUSANDS)
Cash paid during the fiscal year for:
     Interest........................................................   $967    $950    $  560
     Income tax......................................................    116     365     2,851

     During fiscal 1995, the Company exchanged certain other assets held for sale for property and equipment and also exercised an option to purchase certain real estate resulting in the reclassification of a deposit from other assets to property and equipment. These transactions resulted in the reclassification of approximately $2.0 million from other assets to property and equipment.

8. INCOME TAXES

     The Company's provision for income tax expense consisted of the following:

                                                                     1995      1996      1997
                                                                    ------    ------    ------
                                                                          (IN THOUSANDS)
Current:
     State.......................................................   $  241    $  348    $  489
     U.S.........................................................    1,045     2,726     4,628
Deferred:
     State.......................................................     (300)     --        --
     U.S.........................................................      682       389       743
                                                                    ------    ------    ------
                                                                    $1,668    $3,463    $5,860
                                                                    ------    ------    ------
                                                                    ------    ------    ------

     As of September 30, 1997, for federal income tax purposes, the Company has approximately $610,000 of investment tax credit carryforwards expiring in 1999 through 2001, and has approximately $194,000 of alternative minimum tax credit carryforwards. Investment tax credit carryforwards are reflected in the balance sheet as a reduction of deferred taxes using the flow through method.

     The following table reconciles the income tax provisions computed using the U.S. statutory rate of 34% in 1995 and 1996 and 35% in 1997 to the provisions reflected in the financial statements.

                                                                     1995      1996      1997
                                                                    ------    ------    ------
                                                                          (IN THOUSANDS)

Taxes at statutory rate..........................................   $1,672    $3,193    $5,700
Other............................................................       35        40      (158)
State taxes, net of federal benefit..............................      (39)      230       318
                                                                    ------    ------    ------
                                                                    $1,668    $3,463    $5,860
                                                                    ------    ------    ------
                                                                    ------    ------    ------

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Temporary differences and tax credit carryforwards that gave rise to significant portions of deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:

                                                                             1996       1997
                                                                            -------    -------
                                                                              (IN THOUSANDS)

Deferred tax assets:
     Asset write-downs and accruals not yet deductible...................   $ 1,593    $ 1,221
     Investment tax credit carryforwards.................................       632        610
     Alternative minimum tax credit carryforwards........................       194        194
     Equity in loss of unconsolidated affiliates                              --           146
     Other...............................................................       272        367
                                                                            -------    -------
          Total deferred tax assets......................................     2,691      2,538
                                                                            -------    -------
Deferred tax liabilities:
     Property and equipment..............................................    (2,135)    (2,738)
     Pension.............................................................      (893)      (880)
     Other...............................................................      (100)      (100)
                                                                            -------    -------
          Total deferred tax liabilities.................................    (3,128)    (3,718)
                                                                            -------    -------
          Net deferred tax liability.....................................   $  (437)   $(1,180)
                                                                            -------    -------
                                                                            -------    -------

9. ACCRUED LIABILITIES

     Accrued liabilities as of September 30, 1996 and 1997 are summarized as follows:

                                                                            1996       1997
                                                                           -------    -------
                                                                             (IN THOUSANDS)
Salary and benefits.....................................................   $ 6,481    $ 6,454
Insurance...............................................................     4,806      3,618
Trade creditors.........................................................     2,224      2,707
Other...................................................................     1,230      2,644
                                                                           -------    -------
                                                                           $14,741    $15,423
                                                                           -------    -------
                                                                           -------    -------

10. EMPLOYEE'S PROFIT SHARING PLAN

     All qualified employees of the Company are covered under the Zapata Profit-Sharing Plan. The Company contributes matching and profit-sharing contributions to the plan based on employee contributions and compensation. Contributions to the plan totaled $638,000, $456,000 and $488,000 in 1995, 1996 and 1997, respectively.

11. PENSION PLAN

     The Company has a pension plan covering substantially all U.S. employees. Plan benefits are generally based on employees' years of service and compensation level. The plan has adopted an excess benefit formula integrated with covered compensation. Participants are 100% vested in the accrued benefit after five years of service.

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net pension cost (credit) for 1996 and 1997 included the following components:

                                                                             1996       1997
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Service cost-benefits earned during the year.............................   $   554    $   612
Interest cost on projected benefit obligations...........................     1,249      1,327
Actual gain on plan assets...............................................    (1,598)    (1,707)
Amortization of transition asset and other deferrals.....................      (303)      (191)
                                                                            -------    -------
     Net pension cost (credit)...........................................   $   (98)   $    41
                                                                            -------    -------
                                                                            -------    -------

     The Company's funding policy is to make contributions as required by applicable regulations. No contributions to the plan have been required since 1984. The plan's funded status and amounts recognized in the Company's balance sheet at September 30, 1996 and 1997, are presented below:

                                                                                      1996       1997
                                                                                     -------    -------
                                                                                       (IN THOUSANDS)
Fair value of plan assets.........................................................   $19,538    $21,707
                                                                                     -------    -------
Actuarial present value of benefit obligations
     Vested benefits..............................................................    15,865     16,252
     Nonvested benefits...........................................................       440        339
                                                                                     -------    -------
     Accumulated benefit obligation...............................................    16,305     16,591
     Additional benefits based on projected salary increases......................     1,952      1,881
                                                                                     -------    -------
     Projected benefit obligations................................................    18,257     18,472
                                                                                     -------    -------
Excess of plan assets over projected benefit obligations..........................     1,281      3,235
Unrecognized transition asset.....................................................    (2,078)    (1,732)
Unrecognized prior service cost...................................................        86         60
Unrecognized net loss.............................................................     3,340      1,025
                                                                                     -------    -------
Prepaid pension cost..............................................................   $ 2,629    $ 2,588
                                                                                     -------    -------
                                                                                     -------    -------

     The unrecognized transition asset at October 1, 1987, was $5.2 million which is being amortized over 15 years. For 1996 and 1997, the actuarial present value of the projected benefit obligation was based on a 4.75% weighted-average annual increase in salary levels and a 7.5% discount rate. Pension plan assets are invested in cash, common and preferred stocks, short term investments and insurance contracts. The projected long-term rate of return on plan assets was 9.0% in 1996 and 1997. The unrecognized net loss of $1.0 million at September 30, 1997 is expected to be reduced by future returns on plan assets and through decreases in future net pension credits.

12. RELATED-PARTY TRANSACTIONS


     Certain administrative services, including treasury and taxation services, are provided to the Company by Zapata Corporation and billed at their approximate cost. During fiscal 1995, 1996 and 1997, fees for these services totaled $35,000, $110,000 and $30,000, respectively. The Company provides to Zapata Corporation payroll and certain administrative services billed at their approximate cost. During fiscal 1996 and 1997, fees for these services totaled $30,000 in each year. The cost of such services is based on the estimated percentage of time that employees spend working on the other party's matters as a percent of total time worked. The Company's management deems this allocation method to be reasonable. The 1996 amount of taxation services charged to the Company by Zapata is higher than the 1995 and 1997 amounts due primarily to additional work involving tax strategies to minimize state and federal income tax and due to tax work related to setting up a foreign sales corporation as it pertained to the Company.


     The amounts due to parent-current consists primarily of the Company's portion of income taxes.

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At September 30, 1997, the Company held receivables which totaled $334,000 from an entity in which it has an equity interest.

     During 1997, Zapata Corporation forgave the repayment of $41.9 million and the Company recorded the amount as contributed capital.

     Average balances due to Zapata were:

                                                                 1995       1996       1997
                                                                -------    -------    -------
Amounts due to parent........................................   $47,525    $43,263    $24,893

     The following represents the intercompany activity for the three year period ended September 30, 1997:

                                                                                 SEPTEMBER 30,
                                                                         ------------------------------
                                                                          1995        1996       1997
                                                                         -------    --------    -------
                                                                                 (IN THOUSANDS)
Beginning balance.....................................................   $53,149    $ 41,900    $44,626
Income taxes payable to parent........................................     1,668       3,463      5,860
Administrative services provided by parent............................        35         110         30
Administrative services provided by the Company.......................     --            (30)       (30)
Payments to parent....................................................   (12,952)       (817)    (3,427)
Capital contribution from parent......................................     --          --       (41,900)
                                                                         -------    --------    -------
Ending balance........................................................   $41,900    $ 44,626    $ 5,159
                                                                         -------    --------    -------
                                                                         -------    --------    -------

Amounts due to parent -- current......................................   $ --       $  2,726    $ 5,159
Amounts due to parent -- non-current..................................    41,900      41,900      --
                                                                         -------    --------    -------
     Total............................................................   $41,900    $ 44,626    $ 5,159
                                                                         -------    --------    -------
                                                                         -------    --------    -------

13. COMMITMENTS AND CONTINGENCIES

OPERATING LEASE PAYABLE

     Future minimum payments under non-cancelable operating lease obligations aggregate $1.5 million, and for the five years ending September 30, 2002 are (in thousands):

1998       1999       2000       2001       2002
----       ----       ----       ----       ----

$448       $451       $451       $199        $0

     Rental expense for operating leases was $1.4 million, $406,000 and $754,000 in 1995, 1996 and 1997, respectively.

LITIGATION

     The Company is defending various claims and litigation arising from its operations. In the opinion of management, any losses resulting from these matters will not have a material adverse effect on the Company's results of operations, cash flows or financial position.

ENVIRONMENTAL MATTERS

     The Company is subject to various possible claims and lawsuits regarding environmental matters. Management believes that costs, if any, related to these matters will not have a material adverse effect on the results of operations, cash flows or financial position of the Company.

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates within one industry segment, menhaden fishing for the production and sale of fish meal, fish solubles and fish oil. Export sales of fish oil and fish meal were approximately $26.7 million, $20.9 million and $21.5 million in fiscal 1995, 1996 and 1997, respectively. Such sales were made primarily to European markets. In fiscal 1995, sales to one customer were approximately $12.3 million; in 1996 and 1997, no sales to any one customer exceeded 10% of consolidated sales.

     The following table shows the geographical distribution of revenues based on location of customers:

                                                1995                  1996                  1997
                                          ----------------      ----------------      -----------------
                                          REVENUES     %        REVENUES     %        REVENUES      %
                                          -------    -----      -------    -----      --------    -----

U.S....................................   $68,296     72.0%     $72,711     77.7%     $ 96,071     81.7%
Europe.................................    25,019     26.3       14,578     15.6         7,274      6.2
Canada.................................     1,179      1.2        1,896      2.0         6,381      5.4
Mexico.................................        22     --          1,246      1.3         3,223      2.7
Other..................................       443      0.5        3,178      3.4         4,615      4.0
                                          -------    -----      -------    -----      --------    -----
                                          $94,959    100.0%     $93,609    100.0%     $117,564    100.0%
                                          -------    -----      -------    -----      --------    -----
                                          -------    -----      -------    -----      --------    -----

15. SUBSEQUENT EVENTS -- ACQUISITIONS

     On November 3, 1997, the Company acquired the fishing and processing assets of American Protein, Inc. ('American Protein'), which operated ten steamers and a menhaden processing plant in the Chesapeake Bay area, for $14.5 million in cash (the 'American Protein Acquisition'). American Protein's facilities were located in close proximity to the Company's Reedville, Virginia facility. Shortly after completing this transaction, the Company closed the American Protein processing plant and began integrating its assets into the Company's existing operations.

     On November 25, 1997, the Company purchased the fishing and processing assets of Gulf Protein, Inc. ('Gulf Protein'), which included six steamers, five spotter planes and the processing equipment located at the Gulf Protein plant near Morgan City, Louisiana, for $13.6 million in cash and the assumption of $883,000 in liabilities (the 'Gulf Protein Acquisition,' and together with the American Protein Acquisition, the 'Recent Acquisitions'). The Company accounted for this acquisition as a purchase, thus the results of operations began being included in the Company's Statement of Operations beginning November 25, 1997. In connection with the Gulf Protein Acquisition, the Company also entered into a five-year lease for the Gulf Protein plant at a $220,000 annual rental rate. The Company is currently upgrading this plant's processing capabilities so that it can manufacture specialty meals. The Company intends to begin operations at the Morgan City, Louisiana plant at the start of the 1998 fishing season.

     Such acquisitions were financed by a $28.1 million intercompany loan from Zapata. The interest rate on this loan is 8.5% and is repayable in quarterly installments beginning May 1, 1998. The loan matures August 1, 2002.

16. SUBSEQUENT EVENTS -- OTHER

MERGER INTO OMEGA PROTEIN CORPORATION

     On January 26, 1998, Marine Genetics Corporation merged into Omega Protein Corporation, a Nevada corporation and wholly owned by Zapata, with Omega Protein Corporation being the surviving entity. The common control merger was accounted for at historical costs in a manner similar to that in a pooling of interests accounting. In connection with the merger, Marine Genetics Corporation's outstanding common stock was converted into Omega Protein Corporation common stock at the rate of

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

one share for 19,676 shares of Omega Protein Corporation common stock and Omega Protein Corporation's pre-merger outstanding common stock was cancelled and treated as treasury stock. As a result, the Company's capitalization is as follows: authorized capital stock of 80,000,000 shares common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share; and outstanding shares of 19,676,000 shares of common stock.

CONTEMPLATED INITIAL PUBLIC OFFERING


     The Company is currently contemplating an Initial Public Offering of 8,000,000 of its common stock, with 4,000,000 shares being offered by the Company and 4,000,000 shares being offered by Zapata Corporation. Also in connection with the planned Initial Public Offering, the Company will have authorized Preferred Stock of 10,000,000 shares at a $0.01 par value per share. Zapata will own approximately 66.2% (approximately 62.1% if the underwriters' over-allotment options are exercised in full) of the shares of common stock upon completion of the Initial Public Offering.


REVOLVING LINE OF CREDIT

     On December 30, 1997, the Company entered into a commitment letter with a financial institution to enter into a revolving line of credit with a maximum credit limit of $20 million. Interest will be either LIBOR plus a margin of 1.35% to 1.50% or at prime minus 0.75%. The Company will be required to comply with certain covenants upon the closing of this credit facility. The credit facility will be collateralized by all of the Company's assets not pledged to collateralize the Company's other borrowings exclusive of the Company's vessels and real estate.

STOCK OPTION PLANS

1998 Long-Term Incentive Plan

     On January 26, 1998, the 1998 Long-Term Incentive Plan of the Company (the '1998 Incentive Plan') was approved by the Company's Board. The 1998 Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards and cash awards. The Board granted 1,657,360 stock options under the 1998 Incentive Plan at $12.75 per share on January 26, 1998. These options granted vest ratably over three years from the date of grant and expire ten years from the date of grant.

Non-Management Director Stock Option Plan

     On January 26, 1998, the Non-Management Director Stock Option Plan (the 'Directors Plan') was approved by the Board. The Directors Plan provides that the initial Chairman of the Board be granted options to purchase 568,200 shares of the common stock and each other initial non-employee director of the Company will be granted options to purchase 14,200 shares of common stock at a price determined by the Board. The Board granted 582,400 stock options under the Directors Plan at $12.75 per share on January 26, 1998, of which 568,200 were granted to the Chairman of the Board and 14,200 were granted to the other non-management Board member. These options granted generally vest ratably over the three years from the date of grant and expire ten years from the date of grant.

17. IMPLEMENTATION OF SFAS 128

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128') which established standards for computing and presenting earnings per share. The Company adopted the statement on October 1, 1997. Basic earnings per share was computed by dividing income by the weighted average number of common shares outstanding. Diluted

                           OMEGA PROTEIN CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

earnings per share was computed by dividing income by the sum of the weighted average number of common shares outstanding and the effect of unexercised employee stock options.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                       --------------------------------------------------
                                                       DECEMBER 31    MARCH 31    JUNE 30    SEPTEMBER 30
                                                       -----------    --------    -------    ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal 1996
     Revenues.......................................     $23,466      $14,383     $20,920      $ 34,840
     Operating income...............................       3,063        1,980       3,771         1,690
     Net income.....................................       1,725        1,114       2,200           889
     Net income per share...........................     $  0.09      $  0.06     $  0.11      $   0.04
Fiscal 1997
     Revenues.......................................     $25,623      $22,964     $31,025      $ 37,952
     Operating income...............................       3,792        3,503       6,451         4,459
     Net income.....................................       2,225        2,185       3,713         2,302
     Net income per share...........................     $  0.11      $  0.11     $  0.19      $   0.12


19. CERTAIN TRANSACTIONS AND ARRANGEMENTS BETWEEN THE COMPANY AND ZAPATA (UNAUDITED)



     Upon completion of the Company's initial public offering, the Company and Zapata will enter into certain agreements that will include the Separation, Sublease, Registration Rights, Tax Indemnity and Administrative Services Agreements. The Separation Agreement would require the Company to repay $33.3 million of indebtedness and current payables owed by the Company to Zapata contemporaneously with the consummation of the Company's initial public offering and would prohibit Zapata from competing with the Company for a period of five years. The Sublease Agreement would provide for the Company to lease its principal corporate offices in Houston, Texas from Zapata and would provide for the Company to utilize certain shared office equipment for no additional charge. The Registration Rights Agreement would set forth the rights and responsibilities of each party concerning certain registration filings and would provide for the sharing of fees and expenses related to such filings. The Tax Indemnity Agreement would require the Company to be responsible for federal, state and local income taxes from its operations and the Administrative Services Agreement would allow the Company to provide certain administrative services to Zapata at the Company's estimated cost.

                           OMEGA PROTEIN CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                                          1997             1997
                                                                                      -------------    ------------
                                                                                             (IN THOUSANDS,
                                                                                           EXCEPT FOR SHARES)

                                      ASSETS
Current assets:
     Cash and cash equivalents.....................................................     $   5,504        $ 10,258
     Receivables, net..............................................................         9,936           9,387
     Inventories...................................................................        38,448          35,787
     Prepaid expenses and other current assets.....................................           746           1,368
                                                                                      -------------    ------------
          Total current assets.....................................................        54,634          56,800
                                                                                      -------------    ------------
Other assets.......................................................................         4,917           5,574
                                                                                      -------------    ------------
Property and equipment, net........................................................        40,889          68,246
                                                                                      -------------    ------------
          Total assets.............................................................     $ 100,440        $130,620
                                                                                      -------------    ------------
                                                                                      -------------    ------------

                       LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
     Current maturities of long-term debt..........................................     $   1,034        $  1,540
     Accounts payable..............................................................         1,622           1,356
     Accrued liabilities...........................................................        15,423           8,208
     Amounts due to parent -- current..............................................         5,159           8,798
                                                                                      -------------    ------------
          Total current liabilities................................................        23,238          19,902
                                                                                      -------------    ------------
Long-term debt.....................................................................        11,294          11,282
                                                                                      -------------    ------------
Deferred income taxes..............................................................         1,180           1,280
                                                                                      -------------    ------------
Other liabilities..................................................................           374             374
                                                                                      -------------    ------------
Amounts due to parent -- non-current...............................................       --               28,116
                                                                                      -------------    ------------
Commitments and contingencies......................................................       --               --
Stockholder's equity:
     Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued...       --               --
     Common stock, $0.01 par value authorized; 80,000,000 shares; issued and
      outstanding: 19,676,000 shares...............................................           197             197
     Capital in excess of par value................................................        43,731          43,731
     Reinvested earnings, from October 1, 1990.....................................        20,426          25,738
                                                                                      -------------    ------------
          Total stockholder's equity...............................................        64,354          69,666
                                                                                      -------------    ------------
               Total liabilities and stockholder's equity..........................     $ 100,440        $130,620
                                                                                      -------------    ------------
                                                                                      -------------    ------------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                          THREE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                        -----------------------
                                                                                         1996            1997
                                                                                        -------         -------
                                                                                            (IN THOUSANDS,
                                                                                           EXCEPT PER SHARE
                                                                                               AMOUNTS)

Revenues........................................................................        $25,623         $29,503
Cost of sales...................................................................         20,806          19,274
                                                                                        -------         -------
Gross profit....................................................................          4,817          10,229
Selling, general and administrative.............................................          1,025           1,154
                                                                                        -------         -------
Operating income................................................................          3,792           9,075
Interest expense, net...........................................................           (202)           (379)
Other expense, net..............................................................             (1)            (13)
                                                                                        -------         -------
Income before income taxes......................................................          3,589           8,683
Provision for income taxes......................................................          1,364           3,371
                                                                                        -------         -------
Net income......................................................................        $ 2,225         $ 5,312
                                                                                        -------         -------
                                                                                        -------         -------
Net income per share (basic)....................................................        $  0.11         $  0.27
                                                                                        -------         -------
                                                                                        -------         -------
Average common shares outstanding...............................................         19,676          19,676
                                                                                        -------         -------
                                                                                        -------         -------
Net income per share (diluted)..................................................        $  0.11         $  0.27
                                                                                        -------         -------
                                                                                        -------         -------
Average common shares and common share equivalents outstanding..................         19,676          19,676
                                                                                        -------         -------
                                                                                        -------         -------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                            THREE MONTHS ENDED
                                                                                               DECEMBER 31,
                                                                                           ---------------------
                                                                                            1996          1997
                                                                                           -------      --------
                                                                                              (IN THOUSANDS)

Cash flows provided by (used in) operating activities:
     Net income.......................................................................     $ 2,225      $  5,312
     Adjustments to reconcile net income to net cash provided by (used in) operating activities:
       Loss (gain) on disposal of assets, net.........................................       --              (30)
       Depreciation and amortization..................................................       1,155         1,672
       Deferred taxes.................................................................         186           100
       Changes in assets and liabilities, net of the effect of disposition:
          Receivables.................................................................       3,486           549
          Inventories.................................................................         587         2,661
          Prepaid expenses and other current assets...................................        (498)         (622)
          Accounts payable and accrued liabilities....................................      (6,729)       (7,481)
          Amounts due to parent.......................................................       1,462         3,639
          Other, net..................................................................         363           (58)
                                                                                           -------      --------
               Total adjustments......................................................          12           430
                                                                                           -------      --------
               Net cash provided by operating activities..............................       2,237         5,742
                                                                                           -------      --------
Cash flows provided by (used in) investing activities:
     Proceeds from sale of assets, net................................................       --              503
     Capital expenditures.............................................................      (1,698)       (1,102)
     Acquisitions.....................................................................       --          (28,116)
                                                                                           -------      --------
               Net cash used in investing activities..................................      (1,698)      (28,715)
                                                                                           -------      --------
Cash flow provided by (used in) financing activities:
     Long term debt...................................................................       1,849         --
     Borrowings from parent -- non-current............................................       --           28,116
     Principal payments of debt obligations...........................................        (119)         (389)
                                                                                           -------      --------
               Net cash provided by financing activities..............................       1,730        27,727
                                                                                           -------      --------
Net increase in cash and cash equivalents.............................................       2,269         4,754
Cash and cash equivalents at beginning of period......................................       2,899         5,504
                                                                                           -------      --------
Cash and cash equivalents at end of period............................................     $ 5,168      $ 10,258
                                                                                           -------      --------
                                                                                           -------      --------


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                           OMEGA PROTEIN CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL STATEMENTS

     The condensed consolidated financial statements included herein have been prepared by Omega Protein Corporation ('Omega' or the 'Company'), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present such information. All such adjustments are of a normal recurring nature. Although Omega believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in this Registration Statement.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128') which established standards for computing and presenting earnings per share. The Company adopted the statement October 1, 1997. Basic earnings per share was computed by dividing income by the weighted average number of common shares outstanding. Diluted earnings per share was computed by dividing income by the sum of the weighted average number of common shares outstanding and the effect of unexercised employee stock options.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' ('SFAS 130') which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company will adopt the provisions of the statement in fiscal 1999.

     In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, 'Disclosure about Segments of an Enterprise and Related Information' ('SFAS 131') which is effective for periods beginning after December 15, 1997. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. The Company will adopt the provisions of the statement in fiscal 1999.


     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, 'Employers' Disclosures About Pensions and Other Postretirement Benefits' ('SFAS 132') which is effective for fiscal year beginning after December 15, 1997. SFAS 132 significantly changes current financial statement disclosures requirements from those that were required under SFAS 87, 'Employers' Accounting for Pensions,' SFAS 88, 'Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,' and SFAS 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions.' SFAS 132 does not change the existing measurement or recognition provisions of FASB Statement Nos. 87, 88 or 106. It requires that additional information be disclosed regarding changes in benefit obligation and fair values of plan assets, standardizes the disclosure requirements for pensions and other postretirement benefits and presents them in one footnote and eliminates certain disclosures that are no longer considered useful. The Company will adopt the provisions of the statement in fiscal 1999.

                           OMEGA PROTEIN CORPORATION
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. ASSET ACQUISITIONS

     On November 3, 1997, the Company acquired the fishing and processing assets of American Protein, Inc. ('American Protein'), which operated ten steamers and a menhaden processing plant in the Chesapeake Bay area, for $14.5 million in cash (the 'American Protein Acquisition'). American Protein's facilities were located in close proximity to the Company's Reedville, Virginia facility. Shortly after completing this transaction, the Company closed the American Protein processing plant and began integrating its assets into the Company's existing operations.

     On November 25, 1997, the Company purchased the fishing and processing assets of Gulf Protein, Inc. ('Gulf Protein'), which included six steamers, five spotter planes and the processing equipment located at the Gulf Protein plant near Morgan City, Louisiana, for $13.6 million in cash and the assumption of $883,000 in liabilities (the 'Gulf Protein Acquisition,' and together with the American Protein Acquisition, the 'Recent Acquisitions'). The Company accounted for this acquisition as a purchase, thus the results of operations began being included in the Company's Statement of Operations beginning November 25, 1997. In connection with the Gulf Protein Acquisition, the Company also entered into a five-year lease for the Gulf Protein plant at a $220,000 annual rental rate. The Company is currently upgrading this plant's processing capabilities so that it can manufacture specialty meals. The Company intends to begin operations at the Morgan City, Louisiana plant at the start of the 1998 fishing season.

     Such acquisitions were financed by a $28.1 million intercompany loan from Zapata. The interest rate on this loan is 8.5% and is repayable in quarterly installments beginning May 1, 1998. The loan matures August 1, 2002.

3. INVENTORY

     Inventory as of September 30, 1997 and December 31, 1997 is summarized as follows:


                                                                            SEPTEMBER 30,    DECEMBER 31,
                                                                                1997             1997
                                                                            -------------    ------------
                                                                                   (IN THOUSANDS)

Fish meal................................................................      $19,048         $ 18,909
Crude fish oil...........................................................       11,188            6,589
Other fish oil...........................................................        1,558            2,610
Fish solubles............................................................          983            1,282
Off-season costs.........................................................        2,420            3,392
Materials and supply.....................................................        3,353            2,978
Other....................................................................       --                  129
                                                                            -------------    ------------
                                                                                38,550           35,889
Less oil inventory reserve...............................................         (102)            (102)
                                                                            -------------    ------------
                                                                               $38,448         $ 35,787
                                                                            -------------    ------------
                                                                            -------------    ------------


4. LITIGATION

     The Company is defending various claims and litigation arising from operations. In the opinion of management, any losses resulting from these matters will not have a material adverse affect on the Company's results of operations, cash flows or financial position.

5. COMMITMENT LETTER FOR LINE OF CREDIT

     On December 30, 1997, the Company entered into a commitment letter with a financial institution to enter into a revolving line of credit with a maximum credit limit of $20 million. At the Company's election interest will be either LIBOR plus a margin of 1.35 percent to 1.5 percent or at prime minus

                           OMEGA PROTEIN CORPORATION
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

0.75 percent. The Company will be required to comply with certain covenants upon the closing of this credit facility. The credit facility will be collateralized by all of the Company's assets not pledged to collateralize the Company's other borrowings exclusive of the Company's vessels and real estate.

6. SUBSEQUENT EVENTS

MERGER INTO OMEGA PROTEIN CORPORATION

     On January 26, 1998, Marine Genetics Corporation merged into Omega Protein Corporation, a Nevada Corporation and wholly owned by Zapata, with Omega Protein Corporation being the surviving entity. The common control merger was accounted for at historical cost in a manner similar to that in a pooling of interests accounting. In connection with the merger, Marine Genetics Corporation's outstanding common stock was converted into Omega Protein Corporation common stock at the rate of one share for 19,676 shares of Omega Protein Corporation common stock and Omega Protein Corporation's pre-merger outstanding common stock was cancelled and treated as treasury stock. As a result, the Company's capitalization is as follows: authorized capital stock of 80,000,000 shares common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value of $0.01 per share, and outstanding shares of 19,676,000 shares of common stock.

CONTEMPLATED INITIAL PUBLIC OFFERING


     The Company is currently contemplating an Initial Public Offering of 8,000,000 of its common stock, with 4,000,000 shares being offered by the Company and 4,000,000 shares being offered by Zapata Corporation. Also in connection with the planned Initial Public Offering, the Company will have authorized Preferred Stock of 10,000,000 shares at $0.01 par value per share. Zapata will own approximately 66.2% (approximately 62.1% if the underwriters' over-allotment options are exercised in full) of the shares of common stock outstanding upon completion of the Initial Public Offering.


STOCK OPTION PLANS

1998 Long-Term Incentive Plan

     On January 26, 1998, the 1998 Long-Term Incentive Plan of the Company (the '1998 Incentive Plan') was approved by the Company's Board. The 1998 Incentive Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, stock awards and cash awards. The Board granted 1,657,360 stock options under the 1998 Incentive Plan at $12.75 per share on January 26, 1998. These options granted vest ratably over three years from the date of grant and expire ten years from the date of grant.

Non-Management Director Stock Option Plan

     On January 26, 1998, the Non-Management Director Stock Option Plan (the 'Director Plan') was approved by the Board. The Directors Plan provides that the initial Chairman of the Board be granted options to purchase 568,200 shares of the common stock and each other initial non-employee director of the Company will be granted options to purchase 14,200 shares of common stock at a price determined by the Board. The Board granted 582,400 stock options under the Directors Plan at $12.75 per share on January 26, 1998, of which 568,200 were granted to the Chairman of the Board and 14,200 were granted to the other Board member. These options granted generally vest ratably over the three years from the date of grant and expire ten years from the date of grant.

                           OMEGA PROTEIN CORPORATION
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


7. CERTAIN TRANSACTIONS AND ARRANGEMENTS BETWEEN THE COMPANY AND ZAPATA



     Upon completion of the Company's initial public offering, the Company and Zapata will enter into certain agreements that will include the Separation, Sublease, Registration Rights, Tax Indemnity and Administrative Services Agreements. The Separation Agreement would require the Company to repay $33.3 million of indebtedness and current payables owed by the Company to Zapata contemporaneously with the consummation of the Company's initial public offering and would prohibit Zapata from competing with the Company for a period of five years. The Sublease Agreement would provide for the Company to lease its principal corporate offices in Houston, Texas from Zapata and would provide for the Company to utilize certain shared office equipment for no additional charge. The Registration Rights Agreement would set forth the rights and responsibilities of each party concerning certain registration filings and would provide for the sharing of fees and expenses related to such filings. The Tax Indemnity Agreement would require the Company to be responsible for federal, state and local income taxes from its operations and the Administrative Services Agreement would allow the Company to provide certain administrative services to Zapata at the Company's estimated cost.

                                   [PHOTOS]
 The Company's fish meal products are added to feeds to promote cost-effective animal production.

                                   [PHOTOS]
 Menhaden oil, rich in nutritionally important Omega-3 fatty acids, is appoved by the FDA for human consumption and is used as a nutritional supplement in foods.

                                   [PHOTOS]
 Fish solubles are an organic replacement/supplement for chemical fertilizers.

__________________________________            __________________________________

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL                   , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                              PAGE
                                                                                                                              ----

Prospectus Summary.........................................................................................................     3
Risk Factors...............................................................................................................     6
Company History and Recent Transactions....................................................................................    11
Use of Proceeds............................................................................................................    12
Dividend Policy............................................................................................................    12
Capitalization.............................................................................................................    13
Dilution...................................................................................................................    14
Selected Consolidated Financial Data.......................................................................................    15
Pro Forma Unaudited Consolidated Statement of Operations Data..............................................................    16
Management's Discussion and Analysis of Financial Condition and Results of Operations......................................    17
Business...................................................................................................................    24
Management.................................................................................................................    34
Principal and Selling Stockholders.........................................................................................    39
Certain Transactions and Arrangements Between the Company and Zapata.......................................................    40
Description of Capital Stock...............................................................................................    42
Shares Eligible for Future Sale............................................................................................    49
Underwriting...............................................................................................................    51
Legal Matters..............................................................................................................    52
Experts....................................................................................................................    52
Available Information......................................................................................................    52
Index to Financial Statements..............................................................................................   F-1


                                8,000,000 Shares


                                     [Logo]

                                  Common Stock

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                       PRUDENTIAL SECURITIES INCORPORATED
                            DEUTSCHE MORGAN GRENFELL


                                 April   , 1998


__________________________________            __________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are itemized below.


Securities and Exchange Commission registration fee.............................   $   43,424
NASD filing fee.................................................................       15,720
NYSE listing fee................................................................      154,600
Accounting fees and expenses....................................................      150,000
Legal fees and expenses.........................................................      225,000
Printing and engraving expenses.................................................      150,000
Blue Sky fees and expenses (including legal fees)...............................        3,000
Transfer Agent and Registrar fees and expenses..................................        3,500
Miscellaneous...................................................................      254,756
                                                                                   ----------
     Total......................................................................   $1,000,000*
                                                                                   ----------
                                                                                   ----------


------------


* Of this amount, the Company is paying $500,000 and the Selling Stockholder is paying $500,000.


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation and By-Laws limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to allow the Company's officers and directors the benefit of the Nevada Corporation Law which provides that directors of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the willful or grossly negligent payment of unlawful distributions.


     The Nevada Corporation Law and the Company's Articles of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit or proceeding to which such person is named a party by reason of having acted or served in such capacity, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to judgments or settlements obtained against a director, officer, employee or agent of the Company resulting from lawsuits filed by the Company or derivative suits filed on behalf of the Company, such a person cannot be indemnified for such expenses unless and only to the extent that a court determines that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses. Prior to the closing of the Offering, the Company intends to enter into indemnification agreements with its officers and directors which provide for indemnification and advancement of expenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Securities Act') may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the previous three years, the registrant has issued and sold the following securities without registration under the Securities Act (none of which sales were underwritten):

     The Company was formed on January 23, 1998, at which time it issued 1,000 of its shares of Common Stock for a purchase price of $1.00 per share to the Selling Stockholder. Such issuance of shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a transaction by the issuer not involving any public offering.

     On January 26, 1998, the Marine Genetics Corporation merged into the Company. In connection with the Merger, the Company issued 19,676,000 shares of Common Stock to the Selling Stockholder, which was Marine Genetics Corporation's sole stockholder at the time. Such issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof as a transaction by the issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


 1.     -- Form of Underwriting Agreement
 2.1    -- Agreement and Plan of Merger between Marine Genetics, Inc., a Delaware corporation and Omega Protein
           Corporation, a Nevada corporation*
 3.1    -- Articles of Incorporation*
 3.2    -- By-Laws*
 5.1    -- Opinion of Woods, Oviatt, Gilman, Sturman & Clarke, LLP
 5.2    -- Opinion of Marshall, Hill, Cassass and deLipkau
10.1    -- Form of Employment Agreement with Joseph L. von Rosenberg III
10.2    -- Form of Employment Agreement with Robert W. Stockton
10.3    -- Form of Employment Agreement with Kelsey D. Short Jr.
10.4    -- Form of Employment Agreement with Clyde R. Gilbert
10.5    -- Form of Employment Agreement with Eric T. Furey
10.6    -- Form of Separation Agreement with Zapata Corporation
10.7    -- Form of Tax Indemnity Agreement with Zapata Corporation
10.8    -- Form of Registration Rights Agreement with Zapata Corporation
10.9    -- Form of Sublease Agreement with Zapata Corporation
10.10   -- Form of Administrative Services Agreement, Zapata Corporation
10.11   -- Lease Agreement dated April 1985 with General Jackson Partnership
10.12   -- Lease dated July 1, 1992 with Ardoin Limited Partnership
10.13   -- Lease Agreement dated November 25, 1997 with O.W. Burton Jr., individually and as trustee of the Trust of
           Anna Burton
10.14   -- Lease Agreement dated November 16, 1984 with Andre Cessac
10.15   -- Commercial Lease Agreement dated January 1, 1971 with Purvis Theall and Ethlyn Cessac
10.16   -- Lease Agreement dated January 4, 1994 with City of Abbeville, Louisiana
10.17   -- Loan Agreement dated August 29, 1997 with Hibernia National Bank, Lender and Zapata Protein, Inc.,
           Guarantor
10.18   -- Security Agreement dated August 29, 1997 in favor of Hibernia National Bank
10.19   -- Guarantee Agreement dated August 29, 1997 in favor of Hibernia National Bank
10.20   -- United States Guaranteed Promissory Note dated March 31, 1993 in favor of Bear, Stearns Securities
           Corporation
10.21   -- Amendment No. 1 to Promissory Note dated March 31, 1993 to the United States of America pursuant to the provisions of Title XI of the Marine Act of 1936 in favor of Bear, Stearns Securities Corporation
10.22   -- Amendment No. 1 to First Preferred Ship Mortgage dated March 31, 1993 to the United States of America
10.23   -- Supplement No. 5 to First Preferred Fleet Mortgage dated March 31, 1993 in favor of Chemical Bank, as
           Trustee
10.24   -- Amendment No. 1 to Guaranty Deed of Trust dated March 31, 1993 for the benefit of the United States of
           America
10.25   -- Supplement No. 2 to Security Agreement dated March 31, 1993 in favor of the United States of America
10.26   -- Indemnity Agreement Regarding Hazardous Materials dated March 31, 1993 in favor of the United States of
           America
10.27   -- United States Guaranteed Promissory Note dated September 27, 1994 in favor of Sun Bank of Tampa Bay
10.28   -- Promissory Note to the United States of America dated September 27, 1994 pursuant to the provisions of
           Title XI of the Marine Act of 1936 in favor of Sun Bank of Tampa Bay
10.29   -- First Preferred Ship Mortgage dated September 27, 1994 to the United States of America
10.30   -- Collateral Mortgage and Collateral Assignment of Lease dated September 27, 1994 in favor of the United
           States of America
10.31   -- Collateral Mortgage Note dated September 27, 1994 in favor of the United States of America
10.32   -- Collateral Pledge Agreement dated September 27, 1994 in favor of the United States of America
10.33   -- Guaranty Agreement dated September 27, 1994 in favor of the United States of America
10.34   -- Title XI Financial Agreement dated September 27, 1994 with the United States of America
10.35   -- Security Agreement dated September 27, 1994 in favor of the United States of America
10.36   -- United States Guaranteed Promissory Note dated October 30, in favor of Coastal Securities
10.37   -- Promissory Note dated October 30, to the United States of America pursuant to the provisions of Title XI of the Marine Act of 1936 in favor of Coastal Securities

10.38   -- Guaranty Agreement dated October 30, 1996 in favor of the United States of America
10.39   -- Title XI Financial Agreement dated October 30, 1996 with the United States of America
10.40   -- Certification and Indemnification Agreement Regarding Environmental Matters dated October 30, 1996 in favor of the United States of America
10.41   -- Deed of Trust dated October 30, 1996 for the benefit of the United States of America
10.42   -- 1998 Long-Term Incentive Plan
10.43   -- Non-Management Director Stock Options Plan
10.44   -- Asset Purchase Agreement dated as of September 16, 1997, among Zapata Protein, Inc., Venture Milling
           Company and Perdue Farms Incorporated*
10.45   -- Asset Purchase Agreement dated as of November 3, 1997 among Protein (USA) Company, American Proteins, Inc.
           and Chesapeake Bay Fishing Co., L.C.*
10.46   -- Asset Purchase Agreement dated as of November 25, 1997 among Protein Securities Company, and Gulf Protein,
           Inc.*
10.47   -- Form of Indemnification Agreement of Omega Protein Corporation
21.1    -- Schedule of Subsidiaries
23.1    -- Consent of Coopers & Lybrand L.L.P.
23.2    -- Consent of Woods, Oviatt, Gilman, Sturman & Clarke, LLP (Contained in Exhibit 5.1)
23.3    -- Consent of Marshall, Hill, Cassass and deLipkau (contained in Exhibit 5.2).
24      -- Power of Attorney**
27.     -- Financial Data Schedule*


------------

 * Previously filed.


** Previously filed on signature page to registration statement (File No. 333-444967) filed on January 27, 1998.

                            ------------------------
     (b) Financial Statements Schedules.

Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, Michigan, on March 31, 1998.

                                          OMEGA PROTEIN CORPORATION
                                          BY: /S/ JOSEPH L. VON ROSENBERG III
                                              ..................................
                                             Name: Joseph L. von Rosenberg III
                                             Title:  Chief Executive Officer and
                                          President

     In accordance with the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in their capacities and on the date signed.


                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------

     /S/ JOSEPH L. VON ROSENBERG III        Director, Chief Executive Officer and            March 31, 1998
 .........................................    President
      (JOSEPH L. VON ROSENBERG III)

          /S/ ROBERT W. STOCKTON            Executive Vice President, Chief Financial        March 31, 1998
 .........................................    Officer and Principal Accounting Officer
           (ROBERT W. STOCKTON)

                    *                       Director                                         March 31, 1998
 .........................................
             (MALCOLM GLAZER)

                    *                       Chairman of the Board of Directors and           March 31, 1998
 .........................................    Director
              (AVRAM GLAZER)



* By   /s/ JOSEPH L. VON ROSENBERG
                III
      .............................
      JOSEPH L. VON ROSENBERG III
          AS ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder and Board of Directors
OMEGA PROTEIN CORPORATION:

     In connection with our audits of the consolidated financial statements of Omega Protein Corporation (formerly Marine Genetics Corporation) as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, which financial statements are included in this Prospectus and Registration Statement, we have also audited the financial statement schedule listed in Item 16(b) of Part II herein.

     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
December 11, 1997

                                                                     SCHEDULE II

                                 OMEGA PROTEIN
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                    ADDITIONS
                                                             ------------------------
                                               BALANCE AT    CHARGED TO    CHARGED TO                     BALANCE AT
                                               BEGINNING     COSTS AND       OTHER                          END OF
DESCRIPTION                                    OF PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS(A)      PERIOD
--------------------------------------------   ----------    ----------    ----------    -------------    ----------

September 30, 1995:
     Allowance for doubtful accounts........    $163,812        --           --              --            $163,812
     Inventory reserve......................     102,000        --           --              --             102,000

September 30, 1996:
     Allowance for doubtful accounts........     163,812      $  8,759       --            $ (11,690)       160,881
     Inventory reserve......................     102,000        --           --              --             102,000

September 30, 1997:
     Allowance for doubtful accounts........     160,881        50,000       --              (35,164)       175,717
     Inventory reserve......................     102,000        --           --              --             102,000

------------

(A) Allowance for Doubtful Accounts -- uncollectible accounts written off

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                          DESCRIPTION OF EXHIBIT                                          PAGE
------   ----------------------------------------------------------------------------------------------------   -----
  1.     -- Form of Underwriting Agreement
  2.1    -- Agreement and Plan of Merger between Marine Genetics, Inc., a Delaware corporation and Omega
            Protein Corporation, a Nevada corporation*
  3.1    -- Articles of Incorporation*
  3.2    -- By-Laws*
  5.1    -- Opinion of Woods, Oviatt, Gilman, Sturman & Clarke, LLP
  5.2    -- Opinion of Marshall, Hill, Cassass and deLipkau
 10.1    -- Form of Employment Agreement with Joseph L. von Rosenberg III
 10.2    -- Form of Employment Agreement with Robert W. Stockton
 10.3    -- Form of Employment Agreement with Kelsey D. Short Jr.
 10.4    -- Form of Employment Agreement with Clyde R. Gilbert
 10.5    -- Form of Employment Agreement with Eric T. Furey
 10.6    -- Form of Separation Agreement with Zapata Corporation
 10.7    -- Form of Tax Indemnity Agreement with Zapata Corporation
 10.8    -- Form of Registration Rights Agreement with Zapata Corporation
 10.9    -- Form of Sublease Agreement with Zapata Corporation
 10.10   -- Form of Administrative Services Agreement, Zapata Corporation
 10.11   -- Lease Agreement dated April 1985 with General Jackson Partnership
 10.12   -- Lease dated July 1, 1992 with Ardoin Limited Partnership
 10.13   -- Lease Agreement dated November 25, 1997 with O.W. Burton Jr., individually and as trustee of the
            Trust of Anna Burton
 10.14   -- Lease Agreement dated November 16, 1984 with Andre Cessac
 10.15   -- Commercial Lease Agreement dated January 1, 1971 with Purvis Theall and Ethlyn Cessac
 10.16   -- Lease Agreement dated January 4, 1994 with City of Abbeville, Louisiana
 10.17   -- Loan Agreement dated August 29, 1997 with Hibernia National Bank, Lender and Zapata Protein,
            Inc., Guarantor
 10.18   -- Security Agreement dated August 29, 1997 in favor of Hibernia National Bank
 10.19   -- Guarantee Agreement dated August 29, 1997 in favor of Hibernia National Bank
 10.20   -- United States Guaranteed Promissory Note dated March 31, 1993 in favor of Bear, Stearns
            Securities Corporation
 10.21   -- Amendment No. 1 to Promissory Note dated March 31, 1993 to the United States of America pursuant to the provisions of Title XI of the Marine Act of 1936 in favor of Bear, Stearns Securities
            Corporation
 10.22   -- Amendment No. 1 to First Preferred Ship Mortgage dated March 31, 1993 to the United States of
            America
 10.23   -- Supplement No. 5 to First Preferred Fleet Mortgage dated March 31, 1993 in favor of Chemical
            Bank, as Trustee
 10.24   -- Amendment No. 1 to Guaranty Deed of Trust dated March 31, 1993 for the benefit of the United
            States of America
 10.25   -- Supplement No. 2 to Security Agreement dated March 31, 1993 in favor of the United States of
            America
 10.26   -- Indemnity Agreement Regarding Hazardous Materials dated March 31, 1993 in favor of the United
            States of America
 10.27   -- United States Guaranteed Promissory Note dated September 27, 1994 in favor of Sun Bank of Tampa
            Bay
 10.28   -- Promissory Note to the United States of America dated September 27, 1994 pursuant to the provisions of Title XI of the Marine Act of 1936 in favor of Sun Bank of Tampa Bay
 10.29   -- First Preferred Ship Mortgage dated September 27, 1994 to the United States of America
 10.30   -- Collateral Mortgage and Collateral Assignment of Lease dated September 27, 1994 in favor of the
            United States of America
 10.31   -- Collateral Mortgage Note dated September 27, 1994 in favor of the United States of America
 10.32   -- Collateral Pledge Agreement dated September 27, 1994 in favor of the United States of America
 10.33   -- Guaranty Agreement dated September 27, 1994 in favor of the United States of America
 10.34   -- Title XI Financial Agreement dated September 27, 1994 with the United States of America
 10.35   -- Security Agreement dated September 27, 1994 in favor of the United States of America

EXHIBIT
NUMBER                                          DESCRIPTION OF EXHIBIT                                          PAGE
------   ----------------------------------------------------------------------------------------------------   -----
 10.36   -- United States Guaranteed Promissory Note dated October 30, in favor of Coastal Securities
 10.37   -- Promissory Note dated October 30, to the United States of America pursuant to the provisions of
            Title XI of the Marine Act of 1936 in favor of Coastal Securities
 10.38   -- Guaranty Agreement dated October 30, 1996 in favor of the United States of America
 10.39   -- Title XI Financial Agreement dated October 30, 1996 with the United States of America
 10.40   -- Certification and Indemnification Agreement Regarding Environmental Matters dated October 30,
            1996 in favor of the United States of America
 10.41   -- Deed of Trust dated October 30, 1996 for the benefit of the United States of America
 10.42   -- 1998 Long-Term Incentive Plan
 10.43   -- Non-Management Director Stock Options Plan
 10.44   -- Asset Purchase Agreement dated as of September 16, 1997, among Zapata Protein, Inc., Venture
            Milling Company and Perdue Farms Incorporated*
 10.45   -- Asset Purchase Agreement dated as of November 3, 1997 among Protein (USA) Company, American
            Proteins, Inc. and Chesapeake Bay Fishing Co., L.C.*
 10.46   -- Asset Purchase Agreement dated as of November 25, 1997 among Protein Securities Company, and Gulf
            Protein, Inc.*
 10.47   -- Form of Indemnification Agreement of Omega Protein Corporation
 21.1    -- Schedule of Subsidiaries
 23.1    -- Consent of Coopers & Lybrand L.L.P.
 23.2    -- Consent of Woods, Oviatt, Gilman, Sturman & Clarke, LLP (Contained in
            Exhibit 5.1)
 23.3    -- Consent of Marshall, Hill, Cassass and deLipkau (contained in Exhibit 5.2).
 24.     -- Power of Attorney**
 27.     -- Financial Data Schedule*

------------

 * Previously filed.


** Previously filed on signature page to registration statement (File No. 333-444967) filed on January 27, 1998.



                           STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as................................'tm'

The registered trademark symbol shall be expressed as......................'r'





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